Exhibit 10.1

Execution Version

CONFIDENTIAL TREATMENT REQUESTED BY USG CORPORATION—

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND

HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

Deed

USG Boral Building Products

Shareholders agreement

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 herbertsmithfreehills.com DX 361 Sydney

Contents

	Table of contents

1	Introduction		3

	1.1	Objectives of agreement	3
	1.2	Business	3
	1.3	Territory	4
	1.4	Compliance with agreement	4

2	Structure of agreement		5

3	Definitions and interpretation		6

	3.1	Definitions and interpretation	6
	3.2	Agreement components	6
	3.3	Inclusive expressions	6
	3.4	Business Day	6

4	Consistency		6

5	Board and senior management		8

	5.1	Board composition	8
	5.2	Appointment and removal of directors	8
	5.3	No alternate directors	10
	5.4	Chair	10
	5.5	Remuneration and expenses	10
	5.6	Committees	10
	5.7	Executives	11

6	Board and Shareholder decision making		12

	6.1	Board quorum	12
	6.2	Notice of Board meetings	13
	6.3	Frequency and conduct of Board meetings	13
	6.4	Voting entitlements	14
	6.5	Circulating resolutions of directors	15
	6.6	Board resolutions - general	16
	6.7	Shareholder approval matters	16
	6.8	Shareholder meetings	18
	6.9	Voting at Shareholder meetings	19
	6.10	Related party dealings	19
	6.11	Delegation	21
	6.12	Subsidiaries	21
	6.13	De minimis Shareholder	21

7	Deadlock		22

	7.1	Deadlock	22
	7.2	Escalation process	23
	7.3	Sale process	24
	7.4	Appointment of investment bank	24
	7.5	Acceptance of Best Offer	26
	7.6	Support to Sale Agent	27
	7.7	Failure of process	28

Shareholders agreement	Contents 1

Contents

8	Conduct of business		30

	8.1	Strategic Plan and Budget	30
	8.2	Conduct of business	30
	8.3	Tax	31
	8.4	Periodic reports	32
	8.5	Access to information	33
	8.6	Auditor	33
	8.7	Dividends	34
	8.8	Insurance	34
	8.9	Further funding	35
	8.10	Anti-dilution	37
	8.11	Guarantees	38
	8.12	Related party dealings	38

9	Branding and IP		38

	9.1	Branding	38
	9.2	IP Licence Agreements	39
	9.3	Protection of JV IP	39

10	Exclusivity and commitment		39

	10.1	Parties	39
	10.2	Definitions	40
	10.3	Restrictive covenants	41
	10.4	Permitted Activities	43
	10.5	No restriction on USG or Boral conducting businesses outside the Territory	44
	10.7	Acknowledgment	44

11	Disposal - general		46

	11.1	Standstill Period	46
	11.2	Disposals following Standstill Period	46
	11.3	Security Interests over JV Shares	47
	11.4	Intra-group transfers	47
	11.5	No avoidance	48
	11.6	Adherence Deed and registration of transfers	48

12	Pre-emptive provisions		49

	12.1	General	49
	12.2	Notice of Sale	49
	12.3	Offer to purchase Sale Shares	49
	12.4	Recipient does not offer to purchase	50
	12.5	Recipient offers to purchase	51
	12.6	Offer is accepted	51
	12.7	Offer is rejected	51
	12.8	Last Right	52
	12.9	Tag Right	53
	12.10	Time periods	54

13	Events of Default		54

	13.1	Events of Default	54
	13.2	Change of Control	55
	13.3	Insolvency Events	57
	13.4	Notice	57

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Contents

14	Effect of Events of Default		58

	14.1	Call Option	58
	14.2	Assessment of Fair Market Value – initial phase	58
	14.3	Binding determination of Fair Market Value	59
	14.4	Failure of expert process	60
	14.5	Exercise of options	61
	14.6	Time periods	62

15	Completion of transfer of JV Shares between Shareholders		62

	15.1	Definitions	62
	15.2	Contract for sale and purchase	62
	15.3	Transfer	63
	15.4	Transferee Shareholder to assume guarantees	64

16	Termination		64

	16.2	Survival	65

17	Operations of Shareholders		67

	17.1	Definitions	67
	17.2	Restrictions on USG	67

18	Confidentiality and publicity		67

	18.1	Definition	67
	18.2	Confidentiality	68
	18.3	Permitted disclosure	68
	18.4	Disclosure to a prospective purchaser	69
	18.5	USG Confidential Information	69
	18.6	Boral Confidential Information	71
	18.7	Third Party IP	72

19	Stapling		72

	19.1	JVC 1 Shares and JVC 2 Shares are Stapled	72
	19.2	Restrictions on dealings in JVC 1 Shares	72
	19.3	Restrictions on dealings in JVC 2 Shares	73
	19.4	Transfers	73
	19.5	Boral Holders – special provisions	73
	19.6	Administrative matters	73
	19.7	Allocation of subscription amounts	74
	19.8	Saving	74

20	Guarantor provisions		74

	20.1	Boral guarantee	74
	20.2	USG guarantee	76

21	Representations and warranties		77

	21.1	Warranties	77
	21.2	Notification of breach	77

22	Rights and obligations of Boral Holders		78

	22.1	Joint and several parties	78
	22.2	Holdings to be aggregated	78
	22.3	Operation of pre-emptive provisions	78
	22.4	Operation of default provisions	79

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Contents

	22.5	Operation of Deadlock provisions	79
	22.6	Issues of securities	80
	22.7	Operation limited to this agreement	80

23	Notices		80

	23.2	How Notice must be given and when Notice is received	80
	23.3	Notice must not be given by electronic communication	81

24	General		81

	24.1	Costs and expenses	81
	24.2	Entire agreement	81
	24.3	Assignment of rights	82
	24.4	Governing law and jurisdiction	82
	24.5	Service of process	82
	24.6	Waivers	82
	24.7	Variation	82
	24.8	Counterparts	82
	24.9	Further assurances	83
	24.10	Prohibition and enforceability	83
	24.11	Relationship of parties	83
	24.12	Exercise of rights	83
	24.13	Remedies cumulative	83
	24.14	Survival of clauses	83

	Schedules

	Schedule 1

	Definitions and interpretation		85

	Schedule 2

	Director Appointment Forms		100

	Schedule 3

	Board and Shareholder meeting schedule		102

	Schedule 4

	Board Fundamental Matters		103

	Schedule 5

	Major Fundamental Matters		105

	Schedule 6

	Minor Fundamental Matters		107

Shareholders agreement	Contents 4

Contents

Schedule 7

Expert valuation procedures	109

Schedule 8

High Risk Jurisdictions	110

Schedule 9

Committee charters	116

Schedule 10

Third party arrangements	121

Schedule 11

Loan Terms	122

Schedule 12

Adherence Deed	133

Schedule 13

Notice details	141

Signing page	144

Attachment 1	148

Shareholders agreement	Contents 5

Shareholders agreement

Date ▶	28 February 2014

Between the parties

Boral

Boral International Pty Limited

ACN 000 341 239 of Level 3, 40 Mount Street

North Sydney, NSW 2060 Australia

(Boral Holder 1)

Boral Building Materials Pty Limited

ACN 090 736 888 of Level 3, 40 Mount Street

North Sydney, NSW 2060 Australia

(Boral Holder 2)

USG	USG Netherlands Global Holdings B.V. Commercial Register No. 58458670, Muiderstraat 9, 1011PZ Amsterdam (USG)

Companies

USG Boral Building Products Pte Limited

A company incorporated under the laws of Singapore

with registered number 201401466N of 8 Boon Lay Way, #08-14 TradeHub 21, Singapore 609964

(JVC 1)

USG Boral Building Products Pty Limited

(formerly Boral Australian Gypsum Pty Limited)

ACN 004 231 976 of Level 3, 40 Mount Street

North Sydney, NSW 2060 Australia

(JVC 2)

Boral Guarantor	Boral Limited ACN 008 421 761 of Level 3, 40 Mount Street North Sydney, NSW 2060 Australia (Boral Guarantor)

USG Guarantor	USG Corporation of 550 West Adams Street, Chicago Illinois 60661, United States of America (USG Guarantor)

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Recitals

1       Boral and USG wish to establish and operate a joint venture through the Companies to conduct the Business.

2       The parties wish to set out in this agreement the terms that will govern the relationship of Boral and USG as shareholders of the Companies, their relationship to the Companies and the terms on which the joint venture will be managed.

3       Boral Guarantor has agreed to guarantee the obligations of Boral under this agreement and USG Guarantor has agreed to guarantee the obligations of USG under this agreement.

4       The Companies have agreed to be bound by, and to comply with, all of the provisions of this agreement which relate to the Companies.

5       At the date of this Agreement, each of Boral Holder 1 and USG hold 50% of the JVC 1 Shares and each of Boral Holder 2 and USG hold 50% of the JVC 2 Shares, such that Boral’s Shareholding Percentage is 50% and USG’s Shareholding Percentage is 50%.

6       Each JVC 1 Share and each JVC 2 Share on issue at the date of this Agreement is Stapled on the terms set out in this agreement.

This deed witnesses as follows:

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1	Introduction

1.1	Objectives of agreement

This agreement regulates the relationship of the Shareholders and sets out the arrangements between the Shareholders, and where applicable between the Shareholders and the Companies, for the ownership, governance and operation of the Companies (and the broader JV Group) and the conduct of the business and the affairs of the Companies (and the broader JV Group).

1.2	Business

(a)	The Business is to:

(1)	manufacture, distribute and sell the Products, to mine raw gypsum and to purchase and sell natural and synthetic gypsum (in each case in the Territory); and

(2)	undertake such other activities and operations as the Shareholders determine from time to time in accordance with this agreement.

(b)	Specifically, but without limiting clause 1.2(a), it is contemplated that the JV Group will (consistently with this agreement):

(1)	enter into long term contracts for the supply of raw materials and invest in and own associated assets, including gypsum quarries;

(2)	operate existing product manufacturing and distribution facilities and acquire or develop new product manufacturing and distribution facilities;

(3)	develop and implement a brand and trademark strategy;

(4)	create new products, systems and services to develop markets for the JV Group’s products;

(5)	undertake various distribution structures including wholly-owned, franchised or partly-owned structures in partnership with third parties;

(6)	develop product and wall and ceiling system specification skills and construction quality assurance skills;

(7)	implement the technology licensed to the JV Group by the Boral Group and the USG Group; and

(8)	develop the ability to inspect site installation and to accept performance liability for systems constructed in accordance with the JV Group’s specifications.

(c)	The Business will not include the JV Group undertaking installation work except to the extent that the Shareholders pass a Unanimous Resolution that this is necessary to develop a particular market, provided that this does not apply to restrict operations in Australia consistent with the business conducted by JVC 2 and its Subsidiaries prior to the date of this agreement.

(d)	The Business will be conducted in the best interests of the JV Group in accordance with sound commercial profit making principles and with the aim of generating the maximum achievable sustainable profitability.

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(e)	Despite the foregoing, the parties agree that the Business will not include the JV Group doing anything (and the Companies must not do anything) contrary to the undertakings in relation to the JV Group in clause 10.3(c).

1.3	Territory

(a)	The initial Territory for the purposes of this agreement will be the following countries and regions (on the basis that a reference to any country or region listed in this clause 1.3(a) includes any successor jurisdiction or jurisdictions encompassing all or part of the same geographical area): Afghanistan, Australia, Bangladesh, Bahrain, Bhutan, Brunei, Cambodia, China, East Timor, Egypt, Hong Kong, India, Indonesia, Iraq, Israel, Japan, Jordan, Kuwait, Laos, Lebanon, Macau, Malaysia, Maldives, Mongolia, Myanmar, Nepal, New Zealand, Oman, Pakistan, Papua New Guinea, Philippines, the Primorsky Krai region of Russia, Qatar, Saudi Arabia, Singapore, South Korea, Sri Lanka, Taiwan, Thailand, Vietnam, United Arab Emirates and other South West Pacific jurisdictions.

(b)	The Shareholders may amend or supplement the list of countries and regions in clause 1.3(a) by agreement at any time and from time to time by giving written notice to the Companies (signed on behalf of both Shareholders) stating the agreed changes to be made. Any such notice will (despite clause 24.7) be taken to vary clause 1.3(a) accordingly with immediate effect.

(c)	The parties acknowledge that. as at the date of this agreement, the Boral Group and the USG Group each have existing arrangements with third parties relevant to the Territory, all of which are listed in Schedule 10.

(d)	Unless the Shareholders agree otherwise in writing in a particular instance:

(1)	the JV Group may not manufacture, distribute or sell Products (or otherwise export Products) directly, or indirectly through another person, outside the Territory or distribute or sell Products in the Territory with the knowledge or having reason to believe that those Products will be sold outside the Territory;

(2)	damages alone may not be adequate to compensate a Shareholder for any breach by a JV Group Member of clause 1.3(d)(1);

(3)	without limiting the relief that a Shareholder is entitled to seek or any right it may have under this agreement, a Shareholder may seek an injunction if a JV Group Member is in breach of or threatens to breach, or if a Shareholder reasonably believes that a JV Group Member will breach, the provisions of clause 1.3(d)(1); and

(4)	no JV Group Member will make any submission or contention in any proceeding at which a Shareholder seeks an injunction in relation to any breach, or any alleged, threatened or apprehended breach, of clause 1.3(d)(1) to the effect that granting an injunction is not appropriate because the payment of damages alone would be adequate to compensate the Shareholder or Shareholders.

1.4	Compliance with agreement

(a)	Each Shareholder, acknowledging its commitment to the Business, will comply with this agreement and, to the extent within its power, procure that:

(1)	each Company complies with this agreement; and

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(2)	each director the Shareholder appoints to either Board exercises his or her voting rights so as to ensure that each Company complies with this agreement.

(b)	Each Company will comply with this agreement and will procure that each JV Group Member complies with this agreement. To the extent (if any) that any obligation on either Company is invalid as a fetter on that Company’s statutory powers, clause 1.4(a) will apply to require the Shareholders to procure (in the manner contemplated by that clause) the relevant Company does the things it is stated in this agreement to be required to do.

(c)	In the event of any future change to any Legal Requirement which changes or imposes residency or similar requirements in relation to who can be appointed as a director of either Company (for example any change to the requirement referred to in clause 5.1(b)), the parties will agree in good faith how to satisfy those changed requirements, on the principle that the burden of satisfying them should be borne consistently with the principle adopted in clause 5.1(b).

2	Structure of agreement

This agreement regulates the relationship of the Shareholders and sets out the arrangements between the Shareholders for the ownership, governance and operation of the Companies and the conduct of the businesses and affairs of the Companies. This agreement is divided into the following parts:

Part A	Governance	The governance structure of the JV Group including such things as Board composition and decision-making, as well as deadlock provisions.

Part B	Business operations	Key terms for the commercial operation of the Business including planning and reporting, intellectual property issues and exclusivity provisions.

Part C	Shareholder exit and default provisions	Restrictions on Disposal, pre-emptive provisions, and a default regime.

Part D	Miscellaneous	General provisions in relation to the joint venture and the operation of this agreement.

Schedules and Attachment	Various	Further details of processes, procedures and arrangements relating to the JV Group which are described throughout the body of the agreement

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3	Definitions and interpretation

3.1	Definitions and interpretation

(a)	In this agreement, capitalised expressions have the meanings set out in Schedule 1. This agreement must be interpreted in accordance with Schedule 1.

(b)	This document is intended to take effect as a deed and a reference to ‘this agreement’ is a reference to ‘this deed’.

3.2	Agreement components

This agreement includes any schedule and any attachment which is not itself an agreement.

3.3	Inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

3.4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done by the following Business Day.

4	Consistency

(a)	If there is an inconsistency between this agreement and either or both of the Constitutions, the parties intend that this agreement prevails to the extent of the inconsistency.

(b)	On receipt of a request in writing from another party, each party must take all necessary steps (including each Shareholder exercising its voting rights as a Shareholder) to amend any provision or provisions of a Constitution that is inconsistent with this agreement so as to remove the inconsistency and ensure that the terms of this agreement prevail.

Shareholders agreement	page 6

Part A – Governance

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5	Board and senior management

5.1	Board composition

(a)	Each Shareholder:

(1)	has the right to appoint one director to the JVC 1 Board for every 12.5% of the Shareholder’s Shareholding Percentage at any one time; and

(2)	has the right to appoint one director to the JVC 2 Board for every 12.5% of the Shareholder’s Shareholding Percentage at any one time.

(b)	The Shareholders acknowledge that Singapore law requires at least one director of JVC 1 to be ordinarily resident in Singapore (and subject to this clause 5.1(b) the Shareholders agree that both will appoint such directors, so that the burden of satisfying the relevant legal requirement is shared). Subject to clause 5.5(d), each Major Shareholder must ensure that it appoints an additional director to the JVC 1 Board (in addition to those it is entitled to appoint under clause 5.1(a)) who satisfies the applicable residency requirement (such additional director being the Shareholder’s Singapore Nominee). During any period in which a Shareholder is a Minor Shareholder, such Shareholder may but is not obliged to appoint a Singapore Nominee in addition to the directors it is entitled to appoint under clause 5.1(a).

(c)	For the avoidance of doubt a Shareholder will not be entitled to appoint a director to either Board (including any Singapore Nominee) at any time during which that Shareholder’s Shareholding Percentage is less than 12.5%.

(d)	A director may (other than to the extent prohibited by applicable law from time to time), have an interest arising from any duty he or she may owe (whether at law or otherwise) to, or any economic interest from or in, the Shareholder who appointed him or her as a director, or any Affiliate or Parent of that Shareholder (as applicable).

(e)	To the extent permitted by applicable law a director:

(1)	who has an interest in a matter and who declares that interest to the relevant Board may vote in respect of that matter if it comes before the relevant Board and be counted as part of the quorum;

(2)	may enter into contracts with, or otherwise have dealings with, any member of the JV Group; and

(3)	may hold offices in any member of the JV Group.

(f)	To the extent permitted by applicable law, a director may consider, and act in, the interests of the Shareholder that appointed the director (or, without limiting the foregoing, in the interests of the other Company) in performing his or her duties or exercising any power, right or discretion as a director of either of the Companies.

5.2	Appointment and removal of directors

(a)

A Shareholder entitled to make an appointment pursuant to clause 5.1(a) or obliged to make an appointment under clause 5.1(b) may appoint a director by written notice to the relevant Company in the form set out in Part 1 of Schedule 2 specifying the identity of the person to be

Shareholders agreement	page 8

appointed as a director. A Shareholder who appoints an individual as a director of JVC 1 must also concurrently appoint the same individual as a director of JVC 2, except in the case of a Singapore Nominee (who will only be appointed as a director of JVC 1).

(b)	Subject to the Constitutions and any applicable laws, the appointment takes effect on the later of:

(1)	receipt of such notice by the relevant Company; and

(2)	receipt by each of JVC 1 and JVC 2 (or in the case of a Singapore Nominee, JVC 1 only) of a consent to act as a director of the relevant Company (in the form set out in Part 2 of Schedule 2, as amended from time to time to the extent necessary to conform with any applicable Legal Requirements in relation to any such consent, and in the case of JVC 1 in the form of Singapore Form 45 or such other applicable form from time to time) signed by the appointee director, provided always that (except in the case of a Singapore Nominee) an individual’s appointment as a director of one of the Companies will not take effect unless and until he or she is effectively appointed as a director of the other Company.

(c)	A Shareholder may at any time remove a director that the Shareholder has appointed to either Board (including a Singapore Nominee, provided that if a Major Shareholder removes its Singapore Nominee that Major Shareholder must immediately appoint another Singapore Nominee in accordance with clause 5.1(b)) by written notice to the relevant Company specifying the identity of the director to be removed. A Shareholder who removes an individual as a director of JVC 1 must also concurrently remove the same individual as a director of JVC 2, except in the case of a Singapore Nominee (who will only be removed as a director of JVC 1). For the avoidance of doubt a notice of removal may be accompanied by notice of appointment of a replacement director in accordance with clause 5.2(a) (and may be given subject to the replacement appointment taking effect).

(d)	A director appointed by a Shareholder may only be replaced or removed by that Shareholder, except that if the number of directors on either Board appointed by a Shareholder exceeds the number of directors which that Shareholder is entitled to appoint at any given time under clause 5.1 for more than 2 consecutive Business Days the other Shareholder may on the next Business Day following that period remove the excess director or directors with immediate effect by written notice to the relevant Company, which selects the director or directors to be removed (provided that the other Shareholder’s Singapore Nominee may not be removed in this way).

(e)	Any removal of a director or directors pursuant to clause 5.2(d) is without limitation to a Shareholder’s right to appoint, remove or replace any individual as a director in accordance with clause 5.1 and 5.2.

(f)	If at any time a Shareholder transfers all of its JV Shares to the other Shareholder or to a third party in accordance with this agreement, then without limiting any other term of this agreement, that Shareholder must procure that its appointed directors resign or are removed immediately.

(g)	A Shareholder who is entitled to make an appointment, removal or replacement of a director pursuant to this clause may, to the extent such action requires the approval of a Company’s members under applicable law, at any time convene a general meeting of the Companies (or either of them as the case may be) to approve that appointment, removal or replacement by ordinary resolution and each other Shareholder must vote in favour of that resolution at that meeting.

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5.3	No alternate directors

Directors may not appoint alternate directors.

5.4	Chair

(a)	Subject to clause 5.4(b):

(1)	USG has the right to appoint the Chair of each Board for the period until 31 December 2015; and

(2)	the right to appoint one of its nominee directors as Chair of each Board will thereafter alternate between the Shareholders every 2 years,

(but so that the same person will act as Chair of both Boards).

(b)	During any period that a Shareholder’s Shareholding Percentage is more than 50%, that Shareholder will have the sole right to appoint the Chair of both Boards.

(c)	The initial Chair will be Jennifer Scanlon or such other USG Director who is notified by USG to Boral prior to entry into this agreement (who will be taken to have been duly appointed in accordance with this clause 5.4).

(d)	The Shareholder having the right to appoint the Chair at any given time under this clause 5.4 must appoint, and may replace, the Chair by written notice to the Companies specifying the director to be appointed as Chair (or, as applicable, replace the current Chair). Subject to the Constitutions and any applicable laws, the appointment or, as applicable, replacement of the Chair takes effect immediately on receipt of the relevant notice by the Companies.

(e)	The Chair will not have a casting vote at meetings of either Board (or in respect of circulating resolutions of the directors).

(f)	If the Chair is absent from a meeting of either Board, or is unwilling act, the directors at the meeting appointed by the same Shareholder who appointed the Chair may nominate any director present to act as Chair of the meeting.

5.5	Remuneration and expenses

(a)	The Companies must reimburse each director’s reasonable costs associated with travelling to and attending Board meetings.

(b)	Clause 8.8(a) will apply in relation to insurance cover for directors.

(c)	Subject to clause 5.5(d), directors will not be entitled to any fees from the JV Group for serving as a director.

(d)	Where a Shareholder’s Singapore Nominee is a ‘professional’ director appointed via a third party corporate services provider (or similar) in circumstances where the relevant services provider requires a direct relationship with JVC 1, the Shareholders must ensure that JVC 1:

(1)	promptly upon request by the nominating Shareholder executes any standard form engagement terms and associated indemnity with the services provider or the Singapore Nominee (or both) (subject to such terms being consistent with market practice in Singapore for such engagements); and

(2)	pays the services provider or the Singapore Nominee (or both, as the case may be) such fees and other amounts required under the relevant engagement in accordance with the terms of that engagement (provided that if required by the Board of JVC 1 the nominating Shareholder must reimburse JVC 1 in respect of all such fees and other amounts).

5.6	Committees

(a)	The parties agree that the JV Group will establish a Finance Committee and a Technical Committee to provide additional oversight and assistance to management of the JV Group. The initial charters for these committees will be as set out in Schedule 9.

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(b)	The Finance Committee will comprise up to eight members, with each Shareholder having the right to appoint and remove four members, and so that the members appointed will collectively have expertise in the areas of accounting, treasury, financial analysis and tax. The appointment proportions will be adjusted equitably (on the same principle as applies to appointment of directors under clause 5.1(a)) if the parties’ Shareholding Percentages cease to be 50/50.

(c)	The Technical Committee will be comprise up to six members (plus an ex officio chair as contemplated by the charter for the Technical Committee), with each Shareholder having the right to appoint and remove three members and so that the members appointed will collectively have expertise and responsibility in the technology areas of manufacturing, engineering, research, product development, and intellectual property. The appointment proportions will be adjusted equitably (on the same principle as applies to appointment of directors under clause 5.1(a)) if the parties’ Shareholding Percentages cease to be 50/50.

(d)	The members appointed to the Finance Committee or the Technical Committee may, but need not be, directors of the Companies. However the members appointed to the Finance Committee must not be employees of the JV Group.

(e)	The Boards may by Super Resolution of both Boards disband the Finance Committee or the Technical Committee at any time after the third anniversary of the date of this agreement if it considers that performance of either of those committee’s functions is no longer required by the JV Group.

(f)	Each Board may establish (and disband) other committees from time to time as it sees fit.

5.7	Executives

(a)	The Companies must appoint:

(1)	Frederic de Rougemont as the initial chief executive officer of the JV Group;

(2)	Paul Monzella as the initial chief financial officer of the JV Group;

in each case on the appointment terms agreed between the Shareholders before the date of this agreement.

(b)	The Shareholders agree that the chief executive officer will report to and serve under the direction of both Boards, and be responsible for:

(1)	the day to day management of the Business and affairs of the JV Group in accordance with this agreement, the Strategic Plan, the Budget and policies approved by both Boards; and

(2)	the selection and appointment of all other officers and employees of the JV Group as necessary for the proper administration of the Business (other than the chief financial officer, the Senior Vice President-Technology, the Vice President -Product Adjacencies and the members of the Finance Committee or the Technical Committee),

subject always (where relevant) to clause 6.6 and clause 6.7 and to limits of authority approved by both Boards from time to time.

(c)	The Shareholders agree that the chief financial officer will report to and serve under the direction of the chief executive officer, and be responsible for managing the financial affairs of the JV Group on a day to day basis in accordance with this agreement, the Strategic Plan, the Budget and policies approved by both Boards, subject always (where relevant) to clause 6.6 and clause 6.7 and to limits of authority approved by both Boards from time to time.

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(d)	At any time (and from time to time) after expiry of the 18 month period commencing on the date of this agreement either Shareholder may serve written notice on the Companies and the other Shareholder stating that it requires the chief executive officer or the chief financial officer to be dismissed (a Dismissal Notice). A Dismissal Notice must state the desired date for the dismissal to take effect, which must not be less than 3 months after the date of the Dismissal Notice unless both Shareholders agree in writing to an earlier date.

(e)	On receipt of a Dismissal Notice, the parties must ensure that the services of the chief executive officer or the chief financial officer (as applicable) are terminated from the date specified in the Dismissal Notice provided that nothing in this clause is intended to require the Companies to act in breach of the employment contract of the relevant executive or applicable Legal Requirements (including as to required contractual notice periods).

(f)	Where the Chief Executive Officer or Chief Financial Officer is removed under this clause 5.7, or his or her employment is otherwise terminated, both Shareholders may nominate a replacement candidate or candidates for consideration by the Boards. For the avoidance of doubt any new appointment requires approval by both Boards as a Board Fundamental Matter in accordance with clause 6.6.

(g)	The Companies must also appoint:

(1)	Joseph Holmes as the initial Senior Vice President-Technology of the JV Group; and

(2)	William Hogan as the initial Vice President -Product Adjacencies of the JV Group,

in each case on the appointment terms agreed between the Shareholders before the date of this agreement. Any replacement appointments to either role must be of individuals with the requisite skills and experience for their respective roles nominated by USG and approved by both Boards. At any time after the fourth anniversary of this agreement, the Boards may by Super Resolution of both Boards dispense with the Senior Vice President-Technology and the Vice President -Product Adjacencies roles if the Boards consider they are no longer required by the JV Group.

6	Board and Shareholder decision making

6.1	Board quorum

(a)	No matter or business may be transacted at a meeting of directors of either Company unless a quorum of directors is present at the time the matter or business is dealt with (including, for the avoidance of doubt, at the time the relevant Board votes on any resolution proposed in respect to that matter or business).

(b)	Subject to clause 6.10, the quorum for a meeting of either Board is at least one director appointed by each Major Shareholder (who is not a Singapore Nominee) present in person or by any telephonic or electronic means permitted by the Constitutions.

(c)

If a quorum is not present at a Board meeting within 2 hours of the time appointed for that Board meeting, the relevant meeting must be adjourned for a period of at least 24 hours (First Adjourned Board Meeting), with notice to be

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given immediately (and in any event at least 24 hours before the scheduled time) to all directors of the time and place for the First Adjourned Board Meeting.

(d)	If a quorum is not present at the First Adjourned Board Meeting, the First Adjourned Board Meeting must be adjourned until the next Business Day following a period of at least 10 days (Second Adjourned Board Meeting). At least 10 days’ notice must be given to all directors of the time and place for the Second Adjourned Board Meeting.

(e)	If a quorum is not present at the Second Adjourned Board Meeting, without limiting a party’s rights under any other provision of this agreement, the Board will reconvene at the next scheduled Board meeting or as otherwise agreed.

(f)	For the avoidance of doubt, in no circumstances may the Board pass a Super Resolution unless a quorum meeting the requirements in clause 6.1(b) (as modified where applicable by clause 6.10) is present.

6.2	Notice of Board meetings

(a)	Subject to clause 6.2(b), unless all the directors agree otherwise:

(1)	directors must receive at least 21 days’ notice in writing of a meeting of either Board that specifies the date, time and place of meeting, the agenda specifying in reasonable detail the matters to be discussed at the meeting and the resolutions to be considered (attaching all documents to be tabled at that meeting); and

(2)	a Board cannot pass a resolution or transact any business unless the subject of that resolution or that business was specifically described in the notice of meeting or unless approved by Super Resolution of the relevant Board.

(b)	Where a matter is urgent, a meeting of a Board may be convened on less than 21 days’ notice if:

(1)	a majority of directors including at least one director (who is not a Singapore Nominee) appointed by each Major Shareholder and one director (who is not a Singapore Nominee) appointed by each Minor Shareholder (if any) have agreed to the shorter notice; and

(2)	the requirements of clause 6.2(a) are otherwise satisfied,

provided that this does not apply to notice of an adjourned meeting under clause 6.1(c) or clause 6.1(d).

(c)	Subject to applicable law, notices of Board meetings (or accompanying documents, or both) need not be sent to a Singapore Nominee where the relevant director has indicated to JVC 1 in writing that he or she does not require such material.

6.3	Frequency and conduct of Board meetings

(a)	Unless all Shareholders who have appointed one or more directors to either Board agree in writing in any given case, JVC 1 Board meetings and JVC 2 Board meetings must be convened so that they take place concurrently at the same time and the same place. Singapore Nominees are permitted to attend JVC 2 Board meetings to the extent they are held concurrently with JVC 1 Board meetings.

(b)	The Boards must meet at least six times in each Financial Year in accordance with:

(1)	for the first 12 months after the date of this agreement, the meeting schedule in Schedule 3; and

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(2)	for each year thereafter in accordance with a schedule approved by the Boards 3 months prior to the end of the previous year.

(c)	Additional Board meetings must be scheduled if:

(1)	agreed by a majority of both Boards; or

(2)	requested by either Shareholder by notice in writing to the Companies.

(d)	A matter may at any time be referred for consideration of the relevant Board by any director (provided that, for the avoidance of doubt, all Board Fundamental Matters must be referred for consideration by both Boards at the same time), in which event the directors must ensure that it is included in the agenda for the next scheduled Board meeting (provided the referral has been made at least 7 days before the notices and agendas in respect of that meeting are scheduled for despatch to the directors).

(e)	A meeting of either Board may be convened at any time by any director by giving notice in accordance with clause 6.2 (provided always that clause 6.3(a) is complied with).

(f)	Meetings will be held in such locations as approved by both Boards. Subject to any applicable Legal Requirements directors may participate in Board meetings in person or via telephone, videoconference or similar telephonic or electronic means.

(g)	Board meetings will be conducted in English and minutes of the meetings will be kept in English (in addition to any other language required by applicable law from time to time).

(h)	Within 21 days after each meeting, the chair must give each director a copy of the meeting’s minutes (provided that, subject to applicable law, minutes need not be given to a Singapore Nominee where the relevant director has indicated to JVC 1 in writing that he or she does not require such minutes).

(i)	Subject to clause 6.1(c) or clause 6.1(d) or otherwise as expressly permitted in this agreement (or required by applicable law), a meeting of either Board at which a quorum is present in accordance with this agreement cannot be adjourned unless approved by Super Resolution.

6.4	Voting entitlements

(a)	For the purposes of this clause 6.4 and clauses 6.5 and 6.6:

(1)	a Boral Director is an Eligible Boral Director for the purposes of any resolution unless this agreement (including for the avoidance of doubt clause 6.10) or any applicable law does not permit the director to vote on the resolution; and

(2)	a USG Director is an Eligible USG Director for the purposes of any Board resolution unless this agreement (including for the avoidance of doubt clause 6.10) or any applicable law does not permit the director to vote on the resolution.

(b)	At any meeting of the JVC 1 Board, each Boral Director appointed to the JVC 1 Board who is present and is an Eligible Boral Director for the purposes of a resolution before the JVC 1 Board can exercise in relation to that resolution a number of votes equal to:

(1)	the maximum number of Boral Directors which Boral is entitled to appoint to the JVC 1 Board at the relevant time under clause 5.1 including the Singapore Nominee (whether or not that number of Boral Directors is in fact in office);

(2)	divided by the number of Boral Directors actually present who are Eligible Boral Directors for the purposes of the relevant resolution.

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(c)	At any meeting of the JVC 1 Board, each USG Director who is present and is an Eligible USG Director for the purposes of a resolution before the JVC 1 Board can exercise in relation to that resolution a number of votes equal to:

(1)	the maximum number of USG Directors which USG is entitled to appoint to the JVC 1 Board at the relevant time under clause 5.1(a) including the Singapore Nominee (whether or not that number of USG Directors is in fact in office);

(2)	divided by the number of USG Directors actually present who are Eligible USG Directors for the purposes of the relevant resolution.

(d)	At any meeting of the JVC 2 Board, each Boral Director appointed to the JVC 2 Board who is present and is an Eligible Boral Director for the purposes of a resolution before the JVC 2 Board can exercise in relation to that resolution a number of votes equal to:

(1)	the maximum number of Boral Directors which Boral is entitled to appoint to the JVC 2 Board at the relevant time under clause 5.1 (whether or not that number of Boral Directors is in fact in office);

(2)	divided by the number of Boral Directors actually present who are Eligible Boral Directors for the purposes of the relevant resolution.

(e)	At any meeting of the JVC 2 Board, each USG Director who is present and is an Eligible USG Director for the purposes of a resolution before the JVC 2 Board can exercise in relation to that resolution a number of votes equal to:

(1)	the maximum number of USG Directors which USG is entitled to appoint to the JVC 2 Board at the relevant time under clause 5.1(a) (whether or not that number of USG Directors is in fact in office);

(2)	divided by the number of USG Directors actually present who are Eligible USG Directors for the purposes of the relevant resolution.

(f)	Fractional votes must be counted.

(g)	The preceding provisions of this clause 6.4 do not apply to circulating resolutions of a Board under clause 6.5.

6.5	Circulating resolutions of directors

(a)	A Board will validly pass a resolution (that is not a Super Resolution) as a circulating resolution if:

(1)	a notice containing the resolution is sent to each director of the relevant Company (provided that, subject to applicable law, the notice need not be sent to a Singapore Nominee where the relevant director has indicated to JVC 1 in writing that he or she does not require to be sent such notices); and

(2)	the notice states that a response is required within a specified period, which unless the directors otherwise consent may not be less than 21 days after the notice is received (or deemed received under the Constitutions); and

(3)	a simple majority of directors of the relevant Company, excluding any directors who are not Eligible Boral Directors or Eligible USG Directors for the purposes of the resolution, signify their assent to the resolution (or, where a greater majority is required under any law to which either of the Companies is subject, such greater majority signify their assent to the resolution), provided that if:

(A)	Boral has a Shareholding Percentage of at least 50% at the relevant time and there is more than one Eligible Boral Director in respect of the resolution, such majority must include at least one Eligible Boral Director who is not a Singapore Nominee; and

(B)	USG has a Shareholding Percentage of at least 50% at the relevant time and there is more than one Eligible USG Director in respect of the resolution, such majority must include at least one Eligible USG Director who is not a Singapore Nominee.

and a single notice can for these purposes constitute a circulating resolution of both Boards if assented to by the requisite number of directors of both Companies.

(b)	A Board will validly pass a Super Resolution as a circulating resolution if:

(1)	a notice containing the resolution is sent to each director of the relevant Company; and

(2)	the notice states that a response is required within a specified period, which unless the directors otherwise consent may not be less than 21 days after the notice is received (or deemed received under the Constitutions); and

(A)	if both Shareholders are Major Shareholders at the relevant time:

•	each director of the relevant Company (if any) who is an Eligible Boral Director for the purposes of the relevant resolution and who is not a Singapore Nominee; and

•	each director of the relevant Company (if any) who is an Eligible USG Director for the purposes of the relevant resolution and who is not a Singapore Nominee,

  signifies his or her assent to the resolution; or

(B)	if only one Shareholder is a Major Shareholder at the relevant time, a simple majority of directors of the relevant Company who:

•	are Eligible Boral Directors or Eligible USG Directors for the purposes of this relevant resolution; and

•	are not Singapore Nominees,

  signify their assent to the resolution,

and a single notice can for these purposes constitute a circulating resolution of both Boards if assented to by the requisite number of directors of both Companies.

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(c)	A director who does not signify his or her assent to the relevant resolution by the date specified in the notice is taken to have voted against it.

(d)	If the required number of the directors assent to the resolution, the resolution is passed on the last day and at the last time at which the document was assented to by a director so that the requisite majority was satisfied.

6.6	Board resolutions - general

(a)	Despite any contrary provision in this agreement, a decision in relation to any of the Board Fundamental Matters may be made only by Super Resolution of both Boards (provided that this applies subject to any applicable legal requirements, so that if a decision in relation to any Board Fundamental Matter requires any higher majority to be obtained (or any additional requirement to be met, including a requirement for shareholder approval) to be valid under any applicable law that requirement must be satisfied in addition to a Super Resolution of both Boards).

(b)	A Super Resolution of a Board will be passed where the resolution is proposed at a duly convened meeting of the relevant Board and:

(1)	if both Shareholders are Major Shareholders at the relevant time:

(A)	each director present (if any) who is an Eligible Boral Director for the purposes of the relevant resolution and who is not a Singapore Nominee; and

(B)	each director present (if any) who is an Eligible USG Director for the purposes of the relevant resolution and who is not a Singapore Nominee,

votes in favour of the resolution; or

(2)	if only one Shareholder is a Major Shareholder at the relevant time, a simple majority of votes that may be cast on the resolution (applying clause 6.4) are cast in favour of the resolution, provided that (unless none of the directors appointed by the Major Shareholder is an Eligible Boral Director or an Eligible USG Director for the purposes of the relevant resolution) the majority must include a vote in favour by at least one director appointed by the Major Shareholder who is not a Singapore Nominee.

(c)	Except for:

(1)	Board Fundamental Matters;

(2)	where otherwise provided expressly in this agreement; and

(3)	matters where a greater majority is required under any law to which either of the Companies is subject,

a resolution of a Board is passed at a Board meeting if a simple majority of the votes that may be cast on the resolution are cast in favour of it, provided that if:

(4)	Boral has a Shareholding Percentage of at least 50% at the relevant time and there is more than one Eligible Boral Directors in respect of the resolution present at the meeting, such majority must include at least one Eligible Boral Director who is not a Singapore Nominee; and

(5)	USG has a Shareholding Percentage of at least 50% at the relevant time and there is more than one Eligible USG Directors in respect of the resolution present at the meeting, such majority must include at least one Eligible USG Director who is not a Singapore Nominee.

(d)	If a director other than a Singapore Nominee is not permitted to vote on a resolution under any law applying to one of the Companies, he or she will be taken to be not permitted to vote on the resolution in relation to either of the Companies.

(e)	Without limiting clause 6.7, if a resolution of the shareholders of JVC 1 or JVC 2 (or both) is required under an applicable law to give effect to (or to cause either or both of the Companies to give effect to) a resolution passed by the Board of the relevant Company, each Shareholder must:

(1)	attend any shareholders’ meeting that is convened to consider any such shareholders resolution; and

(2)	vote in favour of that resolution.

6.7	Shareholder approval matters

(a)	Subject to clauses 6.7(b) and 6.13, but otherwise despite any contrary provision in this agreement, the Major Fundamental Matters are reserved to the Major Shareholders and the Minor Fundamental Matters are reserved to the Major Shareholders and the Minor Shareholders (if any). Subject to clauses 6.7(b) and 6.13 a decision in relation to any of the Fundamental Matters may be made only by Unanimous Resolution of Shareholders in accordance with:

(1)	clause 6.7(e) and 6.7(f); or

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(2)	clause 6.7(g),

and the Companies must (and each Shareholder, to the extent within its power, must procure that the Companies) comply with any such decision in relation to any Fundamental Matter.

(b)	Clause 6.7(a) applies subject to any applicable legal requirements and so that if a resolution in relation to any Fundamental Matter requires any higher shareholder majority to be obtained (or any additional requirement to be met) to be valid under any applicable law that requirement must be satisfied in addition to the requirements in clause 6.7(a).

(c)	A Board may propose a resolution in relation to any of the Fundamental Matters by written notice to the Shareholders (whether pursuant to clause 6.7(e)(1) or clause 6.8(b)(1)) and must do so where requested by either of the Shareholders.

(d)	The Companies and the Boards must not take, and must procure that no JV Group Member takes, any action or decision or enter into any transaction which would constitute a Fundamental Matter without a Unanimous Resolution of Shareholders being passed in accordance with this agreement approving such action or decision or the entry into such transaction.

(e)	A Unanimous Resolution of Shareholders will be passed where:

(1)	a notice containing the resolution is sent to each Shareholder by the Companies stating that a response is required within a specified period (which unless the Shareholders agree otherwise in writing may not be less than 21 days after the notice is received (or deemed received under the Constitutions)); and

(2)	it is in respect to a Major Fundamental Matter and all Major Shareholders (or where required by applicable law for the relevant resolution to be effective, all Shareholders) signify their assent to the resolution by signing and returning it to the Companies (provided that a Shareholder which does not signify its assent to the relevant resolution by the date specified in the notice is taken to have voted against it); or

(3)	it is in respect to a Minor Fundamental Matter and all Major Shareholders and all Minor Shareholders (if any) (or where required by applicable law for the relevant resolution to be effective, all Shareholders) signify their assent to the resolution by signing and returning it to the Companies (provided that a Shareholder which does not signify its assent to the relevant resolution by the date specified in the notice is taken to have voted against it).

(f)	If the required number of Shareholders assent to a resolution in accordance with clause 6.7(e)(2) or 6.7(e)(3) (as the case may be) that resolution is passed as a Unanimous Resolution on the last day and at the last time at which the document was assented to by a Shareholder so that the requisite number of supporting Shareholders was satisfied.

(g)	Without limiting the foregoing, a Unanimous Resolution of Shareholders will be passed where the resolution is proposed at a meeting of Shareholders convened in accordance with clause 6.8 and:

(1)	where it is in respect to any matter other than a Minor Fundamental Matter, all Major Shareholders vote in favour of such resolution; or

Shareholders agreement	page 17

(2)	where it is in respect to a Minor Fundamental Matter, all Major Shareholders and Minor Shareholders (if any) vote in favour of such resolution.

(h)	For the avoidance of doubt, to the extent any Board Fundamental Matters include or relate to Fundamental Matters, these will require approval by a Unanimous Resolution of Shareholders.

6.8	Shareholder meetings

(a)	Unless there are no Fundamental Matters requiring consideration by the Shareholders, whenever a Board meeting has been convened a meeting of the Shareholders must also be convened in accordance with this clause 6.8 for the time immediately following the relevant Board meeting (and in the same place as the Board meeting). Additional Shareholder meetings must be convened in accordance with this clause 6.8 if:

(1)	agreed by a majority of both Boards; or

(2)	requested by either Shareholder by notice in writing to the Companies.

(b)	Unless all the Shareholders agree otherwise in writing:

(1)	the Shareholders must receive at least 21 days’ notice in writing of a meeting of the Shareholders that specifies the date, time and place of meeting, the agenda specifying in reasonable detail the matters to be discussed at the meeting and the resolutions to be proposed (including in respect to any Fundamental Matters) and attaching all documents to be tabled at that meeting;

(2)	the Shareholders cannot pass a resolution or transact any business unless the subject of that resolution or that business was specifically described in the notice of meeting.

(c)	Meetings of the Shareholders will constitute general meetings of the members of each Company, which will be held concurrently with each other.

(d)	No matter or business may be transacted at a meeting of Shareholders unless a quorum of Shareholders is present at the time the matter or business is dealt with (including, for the avoidance of doubt, at the time the Shareholders vote on any resolution proposed in respect to that matter or business).

(e)	A quorum for a Shareholders’ meeting is constituted by the attendance (in person or by proxy) of each Major Shareholder and (to the extent the business of the meeting includes any Minor Fundamental Matter) each Minor Shareholder.

(f)	If a quorum is not present, the scheduled Shareholders’ meeting must be adjourned in accordance with the procedure for adjournment of directors meetings specified in clauses 6.1(c), 6.1(d), and 6.1(e).

(g)	For the avoidance of doubt, in no circumstances may the Shareholders pass a Unanimous Resolution unless a quorum meeting the requirements in clause 6.8(e) is present.

(h)	A Shareholder may appoint a person (including any director it has appointed to either Board) as a proxy to attend and vote for the Shareholder at any Shareholders meeting by submitting a written appointment to the Companies that is signed by the Shareholder and contains the following information:

(1)	the Shareholder’s name and address;

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(2)	the Companies’ names;

(3)	the proxy’s name or the name of the office held by the proxy;

(4)	the meetings at which the appointment may be used (provided that the appointment may be a standing one).

(i)	Shareholder meetings will be conducted in English and minutes of the meetings will be kept in English (in addition to any other language required by applicable law from time to time). The secretary of each meeting must distribute a copy of such minutes to each Shareholder as soon as practicable after the meeting

6.9	Voting at Shareholder meetings

(a)	Each Shareholder is entitled to that number of votes at a meeting of each Company that is equivalent to its JVC 1 Percentage or its JVC 2 Percentage (as applicable).

(b)	Except for Fundamental Matters or where otherwise expressly provided in this agreement, and subject to any applicable law requiring a greater majority in respect to a particular matter, approval of any matter by the Shareholders requires a simple majority of votes cast on the resolution.

6.10	Related party dealings

(a)	For any matter before either Board that requires the Board to determine whether any JV Group Member should bring a Company Claim against a Boral Respondent, provided that USG’s Shareholding Percentage at the relevant time is at least 12.5%:

(1)	the USG Directors have the power to cause the relevant JV Group Member to bring that Company Claim (and may pass a Super Resolution of the Board in relation to the relevant matter to the extent required by this agreement);

(2)	the quorum for any relevant Board meeting, while considering that matter, will be the presence of at least one USG Director only (other than in the case of JVC 1 a Singapore Nominee); and

(3)	the Boral Directors may not be present while that matter is considered and may not vote on that matter.

(b)	For any matter before either Board that requires the Board to determine whether any JV Group Member should bring a Company Claim against a USG Respondent, provided that Boral’s Shareholding Percentage at the relevant time is at least 12.5%:

(1)	the Boral Directors have the power to cause the relevant JV Group Member to bring that Company Claim (and may for the avoidance of doubt pass a Super Resolution of the Board in relation to the relevant matter to the extent required by this agreement);

(2)	the quorum for any relevant Board meeting, while considering that matter, will be the presence of at least one Boral Director only (other than in the case of JVC 1 a Singapore Nominee); and

(3)	the USG Directors may not be present while that matter is considered and may not vote on that matter.

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(c)	Any Shareholder whose nominated directors cause a JV Group Member to bring a Company Claim under this clause 6.10 must indemnify that Company against any cost or loss incurred by that Company to the extent that such cost or loss arises as a direct result of the Company not succeeding in such Company Claim.

(d)	Clauses 6.10(a) and 6.10(b) also apply (as applicable, depending on whether the seller of the relevant Sale Business is a Boral Respondent or a USG Respondent) in relation to:

(1)	any decision by either Board whether, and if so on what terms, the Companies (or any other JV Group Member) should make an offer to buy the relevant Sale Business in the circumstances contemplated by clauses 10.4(b) and 10.4(c), including any decision approving a final binding offer; and

(2)	any decision by either Board in relation to any associated matters, including conduct of due diligence in relation to the relevant Sale Business and all matters relating to the implementation and completion of any acquisition transaction, as if references to a Company Claim in clauses 6.10(a) and 6.10(b) were references to the relevant matter.

(e)	In relation to any Boral IP Option Matter:

(1)	provided that Boral’s Shareholding Percentage at the relevant time is at least 12.5%, the Boral Directors have the power to take all relevant decisions of either Board in relation to the Boral IP Option Matter (and may for the avoidance of doubt pass a Super Resolution of the Board in relation to the relevant matter to the extent required by this agreement);

(2)	the quorum for any relevant Board meeting, while considering any Boral IP Option Matter, will be the presence of at least one Boral Director only (other than in the case of JVC 1 a Singapore Nominee); and

(3)	the USG Directors may not be present while that matter is considered and may not vote on that matter,

(provided that for the avoidance of doubt nothing in this clause 6.10(e) is intended to fetter the rights of any relevant USG Group Member to conduct negotiations as the counterparty in respect of the relevant Boral IP Option Matter).

(f)	In relation to any USG IP Option Matter:

(1)	provided that USG’s Shareholding Percentage at the relevant time is at least 12.5%, the USG Directors have the power to take all relevant decisions of either Board in relation to the USG IP Option Matter (and may for the avoidance of doubt pass a Super Resolution of the Board in relation to the relevant matter to the extent required by this agreement);

(2)	the quorum for any relevant Board meeting, while considering any USG IP Option Matter, will be the presence of at least one USG Director only (other than in the case of JVC 1 a Singapore Nominee); and

(3)	the Boral Directors may not be present while that matter is considered and may not vote on that matter,

(provided that for the avoidance of doubt nothing in this clause 6.10(f) is intended to fetter the rights of any relevant Boral Group Member to conduct negotiations as the counterparty in respect of the relevant USG IP Option Matter).

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(g)	For clarity:

(1)	this clause 6.10 will not restrict involvement by a Shareholder’s appointed directors in the ordinary day-to-day management of the Companies to the extent permitted by this agreement; and

(2)	clauses 6.10(d), 6.10(e) and 6.10(f) do not permit the directors appointed by a Shareholder to commit the Companies to expenditure or conduct that would be a Fundamental Matter without the approval of a Unanimous Resolution of Shareholders.

6.11	Delegation

(a)	Subject to clause 6.11(b) the directors may delegate any of their powers to a committee of directors or executives of the JV Group as they think fit.

(b)	Decisions requiring Super Resolution of a Board must be approved by the relevant Board and cannot be delegated.

6.12	Subsidiaries

Each party agrees, and must do all things reasonably necessary and within their power to ensure, that (except as otherwise agreed by the Shareholders in writing, and subject to any applicable shareholders agreements or similar obligations to third parties where the relevant JV Group Member is itself a joint venture entity):

(a)	the board and operation of each JV Group Member operate consistently with the decisions of the Boards and the Shareholders; and

(b)	each JV Group Member must not effect any matter which would be a:

(1)	Board Fundamental Matter unless both Boards have passed the appropriate resolution in accordance with clause 6.6; or

(2)	Fundamental Matter unless the Shareholders have passed the appropriate resolution in accordance with clause 6.7.

6.13	De minimis Shareholder

Notwithstanding any other provision of this agreement, during any period in which a Shareholder’s Shareholding Percentage is less than 12.5% (so that the other Shareholder’s Shareholding Percentage is more than 87.5%), all Fundamental Matters will be treated as Board Fundamental Matters so that:

(a)	clause 6.6(a) will apply to all decisions in relation to such matters for the duration of that period; and

(b)	clause 6.7(a) will not apply to decisions in relation to such matters for the duration of that period.

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7	Deadlock

7.1	Deadlock

For the purposes of this clause 7 a Deadlock will occur if any of (a), (b) or (c) below applies:

(a)	Both Boards or the Shareholders (as relevant having regard to the nature of the relevant matter) fail to pass a resolution for or against a particular matter by the requisite majority required by this agreement either:

(1)	at 3 or more consecutive Board or Shareholder meetings (as relevant) at which the particular matter is the subject of a resolution proposed in accordance with this agreement (and for the avoidance of doubt any adjournments of a Board or Shareholder meeting will count for these purposes as forming part of the original meeting); or

(2)	within 6 months after the relevant matter is first the subject of a resolution proposed to both Boards or Shareholders (unless withdrawn within that period by the proponent party or director),

and, in either case, in the reasonable opinion of either Shareholder (acting in good faith) doing, or not doing, the thing or things with which the relevant matter is concerned:

(3)	would or may have a material adverse effect on the consolidated earnings before interest, tax, depreciations and amortisation of the JV Group (determined in accordance with the JV Group’s usual accounting policies at the relevant time) for any Financial Year of more than US$40 million or 20% of the previous year, whichever is higher;

(4)	would involve a material change in the overall nature of the Business; or

(5)	would or may have a material adverse impact on the reputation of any JV Group Member or of either Shareholder (or a Parent or any Related Corporation of a Shareholder) in any jurisdiction in which the relevant entity is registered or conducts material operations.

(b)	Each of the following applies:

(1)	a decision or action in relation to a Board Fundamental Matter or a Fundamental Matter has been taken by a JV Group Member without a Unanimous Resolution of Shareholders or a Super Resolution of both Boards (as relevant);

(2)	the relevant decision or action is reasonably capable of reversal or remedy; and

(3)	within 45 days after the matter is first brought before both Boards or the Shareholders (as relevant):

(A)	the decision or action has not been ratified by Super Resolution of both Boards or Unanimous Resolution of Shareholders (as relevant);

(B)	no resolution has been passed by Super Resolution of both Boards or Unanimous Resolution of Shareholders (as relevant) in relation to the action to be taken to reverse or

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remedy the relevant decision or action (or to the effect that the Boards or Shareholders (as relevant) consider that no such action is required in the circumstances); and

(C)	the relevant decision or action has not otherwise been reversed or remedied to the reasonable satisfaction of both Shareholders.

(c)	Each of the following applies:

(1)	a JV Group Member has breached clause 1.3(d)(1) of this agreement, clause 8.2(e) of this agreement or any IP Licence Agreement (in each case) in any material respect;

(2)	the relevant breach is reasonably capable of reversal or remedy; and

(3)	within 45 days after the matter is first brought to the attention of the Shareholders (which must by written notice from one Shareholder to the other, or by the Companies to the Shareholders, specifying that the notice is for the purposes of this clause 7.1(c)):

(A)	the Shareholders have not agreed in writing to the action to be taken to reverse or remedy the breach (or to the effect that the Shareholders consider that no such action is required in the circumstances); and

(B)	the relevant breach has not otherwise been reversed or remedied to the reasonable satisfaction of both Shareholders.

7.2	Escalation process

(a)	If a Deadlock occurs, without limiting any other right a Shareholder may have under this agreement and subject to clause 7.2(e), either Shareholder may give the other Shareholder a written notice (Deadlock Notice) setting out the matter in question (the Disputed Matter), its position on the matter and its reasons for adoption of such position.

(b)	Following the issue of a Deadlock Notice, the parties must procure that the Chief Executive Officers of Boral Guarantor and USG Guarantor meet and use all reasonable endeavours in good faith to resolve the Disputed Matter as soon as possible.

(c)	If the Disputed Matter remains unresolved within 21 days’ after the date of the Deadlock Notice, the parties must procure that the matter is referred to a ‘panel’ comprising the Chief Executive Officer and the lead independent director of USG Guarantor on the USG side and the Chief Executive Officer and the chairman of Boral Guarantor on the Boral side (or such other persons as the Shareholders may agree) and that the ‘panel’ meets and uses all reasonable endeavours in good faith to resolve the Disputed Matter as soon as possible.

(d)	If the Disputed Matter remains unresolved by the date (the Submission Date) which is 21 days’ after referral to the ‘panel’ contemplated by clause 7.2(c), the dispute must be submitted to mediation, on the following basis:

(1)	the mediation must be conducted in Sydney, Australia in accordance with, and subject to, The Institute of Arbitrators & Mediators Australia Mediation Rules (at the date of this agreement), except where those rules conflict with this clause 7.1(b);

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(2)	if the Shareholders have not agreed upon the mediator within 7 days’ after the Submission Date the mediator is a person nominated by The Institute of Arbitrators & Mediators Australia acting on the request of either Shareholder (and multiple nominations may be requested to the extent necessary to identify a mediator willing to act on the matter); and

(3)	the Shareholders must pay the mediator’s remuneration in equal shares. Each party must pay its own costs of the mediation.

(e)	In the event a Deadlock also constitutes an Event of Default and a Non-Defaulting Shareholder issues a Default Notice in accordance with clause 14.2(a), then the Default Notice and the provisions of clause 14 will prevail over this clause 7 and the Deadlock procedure contemplated by this clause 7.1(b) and the remainder of clause 7 will immediately cease.

7.3	Sale process

If clause 7.2(d) requires the disputed matter to be submitted to mediation and either:

(a)	the Disputed Matter remains unresolved by the date which is 6 weeks after the matter is first referred to a mediator agreed or nominated under clause 7.2(d); or

(b)	the Shareholders agree in writing that the mediation will not be successful in resolving the dispute,

then, at any time during the period of 14 days’ following the date referred to in clause 7.3(a) (or, if earlier, the agreement in writing referred to in clause 7.3(b)), either Shareholder may, provided it is a Major Shareholder or a Minor Shareholder at the relevant time, serve a written notice (Sale Notice) on the other parties which states that the Shareholder requires a sale process to be undertaken in accordance with the remaining provisions of this clause 7.

7.4	Appointment of investment bank

(a)	If a Shareholder issues a Sale Notice in accordance with clause 7.3, the Shareholders and (unless the Shareholders agree that there will be no sale of the Business) the Companies (the applicable parties being, in this clause, the Appointing Parties) must use their best endeavours to appoint an investment bank of international standing (Sale Agent) to conduct a trade sale process as contemplated below.

(b)	If the Shareholders cannot agree on the identity of the Sale Agent within 14 days after the date of service of the Sale Notice, the Sale Agent will be an investment bank drawn by lot from the following list by the Chair of the Boards for the time being:

(1)	Goldman Sachs (or its successor entity)

(2)	Citi (or its successor entity)

(3)	Credit Suisse (or its successor entity)

(4)	UBS (or its successor entity)

(5)	Deutsche Bank (or its successor entity)

(6)	JP Morgan (or its successor entity)

(7)	Bank of America (or its successor entity)

(8)	Morgan Stanley (or its successor entity)

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and so that if the selected bank is unable or unwilling to accept the appointment, another name will be drawn by lot by the Chair until a bank accepts the appointment (and each party authorises the Chair for the time being to act accordingly).

(c)	Subject always to clause 7.4(e), the Appointing Parties must execute an engagement letter on reasonable market terms with the Sale Agent selected in accordance with the preceding clauses and instruct and authorise the Sale Agent to conduct a trade sale process seeking binding offers to buy:

(1)	all or substantially all of the Business; or

(2)	all of the JV Shares on issue at the relevant time,

(the JV Enterprise).

(d)	Subject always to clause 7.4(e), the Appointing Parties must instruct and authorise the Sale Agent to conduct the trade sale process so as to maximise the value received for the JV Enterprise. Without limiting the foregoing, the Appointing Parties must instruct the Sale Agent to:

(1)	adopt a competitive tender process which is consistent with market practice for the sale of companies or businesses of a similar size as the JV Group and its Business, and which operate in similar industries;

(2)	solicit and initiate negotiations with potential offerors who may include the Shareholders, the Parents or their respective Affiliates;

(3)	use all reasonable endeavours to obtain the maximum possible offer price for the JV Enterprise within 180 days after the date of the Sale Notice (provided that an offer from an existing Shareholder will be considered on the basis that that Shareholder is only required to purchase the part of the JV Enterprise it does not already own and that the price offered would be reduced proportionately);

(4)	prepare commercially reasonable terms of sale for the JV Enterprise (having regard to market practice) and negotiate and agree, as necessary, any amendment to those terms requested by potential offerors to the extent that the Sale Agent considers that the amendment is commercially reasonable and consistent with market practice for commercial transactions of substantially similar nature and complexity (provided that the terms must be such as to allow termination without liability to the vendors in the circumstances contemplated by clause 7.7(a)(5));

(5)	use all reasonable endeavours to ensure that potential purchasers deal exclusively with the Sale Agent in respect of the sale of the JV Enterprise (and not the Shareholders or any JV Group Members);

(6)	ensure that potential offerors (other than the Shareholders, their Parents or Affiliates) are not given access to JV Information or Shareholder Information in relation to any Shareholder unless the relevant person first enters into a deed poll in favour of the parties to this agreement whereby it agrees to comply with provisions substantially similar to those contained in clause 18; and

(7)	act in the best interests of each Shareholder in performing the functions in this clause 7.4 and clause 7.5, and not prefer the interests of one Shareholder over the other.

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(e)	The Appointing Parties must instruct the Sale Agent as follows:

(1)	if the Shareholders provide warranties or indemnities to a purchaser of the JV Enterprise in respect of the Companies or the Business, the Sale Agent must ensure that the liability of the Shareholders under any such warranty or indemnity is apportioned between the Shareholders in proportion to their Shareholding Percentages;

(2)	the Sale Agent must have regard to the terms of the Share Sale and Subscription Agreements at the completion of which this agreement was entered into (the Sale Agreements) and so that:

(A)	the liability regime governing the liability of the Companies (in the case of a sale of the Business) or a Shareholder (in the case of a sale of the JV Shares) to a purchaser of the JV Enterprise (both in terms of financial thresholds and caps as a percentage of purchase price, and general limitations and exclusions) must not be materially more onerous than the corresponding regime applicable to the parties under the Sale Agreements; and

(B)	a Shareholder must not without its prior written consent be bound by any material undertaking or obligation in relation to the transaction unless a reasonably corresponding provision was applicable in relation to vendor parties under the Sale Agreements;

(3)	the sale documents agreed with the potential purchaser will include an enforceable regime limiting the operations of the JV Group and the conduct of its Business to the Territory (provided that this is not intended to limit any party’s obligations under clause 10 of this agreement); and

(4)	a Shareholder must not, without its prior written consent, be bound by any undertaking or obligation which would restrict the Shareholder (or its Parent or Affiliates) from carrying on or otherwise having an interest in, or engaging in, any business (provided that this is not intended to limit any party’s obligations under clause 10 of this agreement).

(f)	The Appointing Parties must instruct and authorise the Sale Agent to report to the Appointing Parties at the conclusion of the sale process detailing:

(1)	the binding offers received for the JV Enterprise;

(2)	the offer (including identity of the offeror, the price and full terms of sale and purchase) which in the Sale Agent’s opinion represents the highest value for the JV Enterprise in all the circumstances, including having regard to conditionality and the ability of the offeror to conclude the transaction (the Best Offer), provided that the Sale Agent may only nominate an offer as the Best Offer if the Sale Agent is satisfied the terms of the offer are consistent with the requirements of clause 7.4(d)(4) and if clause 7.4(e) is complied with in relation to the offer.

7.5	Acceptance of Best Offer

(a)	Either Shareholder may within 14 days of receipt of the Sale Agent’s nomination of the Best Offer (the First Response Period) give written notice to the other Shareholder and the Companies to the effect that it requires the Best Offer to be accepted (an Execution Notice).

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(b)	If neither Shareholder gives an Execution Notice within the First Response Period, clause 7.7 will apply.

(c)	If a Shareholder gives an Execution Notice within the First Response Period, the other Shareholder will have the right (Call Right) by notice to the first Shareholder and the Companies within a further 14 days after receipt of the Execution Notice (the Second Response Period) to purchase the JV Enterprise on the terms of the Best Offer in accordance with the remaining provisions of this clause 7.5. If both Shareholders give an Execution Notice within the First Response Period only the first notice issued (measured by time of receipt by the Companies) will be valid for the purposes of this clause 7.5.

(d)	If a Shareholder exercises it Call Right within the Second Response Period (Exercising Shareholder), the relevant parties must within 45 days after exercise enter into a binding agreement for the sale of the JV Enterprise to the Exercising Shareholder at the price and on the terms of the Best Offer (or on such other terms as the Shareholders may agree in writing), provided that:

(1)	if the Best Offer contemplates the acquisition of all JV Shares (as opposed to the Business) the terms will be amended to the extent reasonably required to ensure that the Exercising Shareholder is only required to purchase the JV Shares it does not already own (and the price will be reduced proportionately); and

(2)	the terms will be amended to include conditions precedent in relation to material Consents identified by the Exercising Shareholder.

(e)	Where an agreement is entered into pursuant to clause 7.5(d) but terminates before closing of the sale as a result of failure to obtain any Consent identified by the Exercising Shareholder, then to the extent the Best Offer remains open for acceptance the Appointing Parties must instruct and authorise the Sale Agent to accept the Best Offer on their behalf within 60 days from the termination, to execute the transaction on their behalf in accordance with the terms of the Best Offer, and to remit the proceeds to the Shareholders or the Companies (as applicable including in light of whether a Shareholder submitted the Best Offer).

(f)	If a Shareholder gives an Execution Notice within the First Response Period and the other Shareholder does not exercise its Call Right within the Second Response Period, the Appointing Parties must instruct and authorise the Sale Agent to accept the Best Offer on their behalf, to execute the transaction on their behalf in accordance with the terms of the Best Offer, and to remit the proceeds to the Shareholders or the Companies (as applicable including in light of whether a Shareholder submitted the Best Offer).

(g)	If the sale of the JV Enterprise under this clause 7.5 involves the sale of all or substantially all of the Business, the parties must take all reasonable steps to ensure that the net proceeds of the sale are returned to Shareholders in proportion with their respective Shareholding Percentages as soon as reasonably possible.

7.6	Support to Sale Agent

(a)	Each Appointing Party must appoint the Sale Agent as its agent to perform the functions specified in clauses 7.4 and 7.5, and must do all things reasonably necessary to authorise the Sale Agent to perform those functions (and do all other things which the Sale Agent considers necessary or incidental to those functions) on its behalf, including executing any document reasonably requested by the Sale Agent for the purpose of providing such authority.

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(b)	Each party must cooperate with, and provide all reasonable access and assistance required by the Sale Agent and potential purchasers in relation to the sale of the JV Enterprise, including access to due diligence materials and personnel involved in the management of the JV Group and the Business.

(c)	The Shareholders must bear the fees and disbursements charged by the Sale Agent in respect of the sale of the JV Enterprise (and any indemnities under the Sale Agent’s customary engagement terms) in proportion to their Shareholding Percentages.

7.7	Failure of process

(a)	This clause 7.7 will apply if a Shareholder issues a Sale Notice in accordance with clause 7.3 but any of the following occurs (each a Failure Event):

(1)	the parties do not agree on a Sale Agent and no investment bank specified in clause 7.4(b) is willing or able to accept the appointment;

(2)	a Sale Agent is appointed but no credible offers for the JV Enterprise are received within 180 days after the Sale Agent’s appointment or the Sale Agent is unwilling or unable to identify a Best Offer which meets the requirements of clause 7.4(f) within 180 days after the Sale Agent’s appointment;

(3)	a Best Offer is identified but neither Shareholder gives an Execution Notice within the First Response Period;

(4)	clause 7.5(e) applies, but the Best Offer is withdrawn, the relevant counterparty defaults or the transaction is otherwise not concluded on the Best Offer terms within the timeframe required by that clause;

(5)	the JV Enterprise otherwise remains unsold 12 months after the date of the Sale Notice (whether because an agreement to sell the JV Enterprise has been entered into but fails to close within that timeframe or for any other reason).

(b)	If this clause 7.7 applies in respect of a Sale Notice no party will have any further right or obligation in relation to the sale of the JV Enterprise after the relevant Failure Event unless a further Sale Notice is given in respect of a Deadlock in accordance with this agreement. However this does not prevent either Shareholder subsequently serving a Deadlock Notice (or by extension a Sale Notice) on the other in respect of the Deadlock that gave rise to the original Sale Notice to the extent that:

(1)	if that Deadlock occurred under clause 7.1(a), both Boards or the Shareholders (as relevant having regard to the nature of the relevant matter) have not by the time of the Failure Event passed a resolution for or against a particular matter by the requisite majority required by this agreement

(2)	if that Deadlock occurred under clause 7.1(b), clauses 7.1(b)(3)(A), (B) and (C) continue to apply in relation to the relevant decision or action at the time of the Failure Event; and

(3)	if that Deadlock occurred under clause 7.1(c), clauses 7.1(c)(3)(A) continue to apply in relation to the relevant decision or action at the time of the Failure Event.

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Part B – Business operations

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8	Conduct of business

8.1	Strategic Plan and Budget

(a)	The agreed initial Strategic Plan for the period to 30 June 2018 is attached to this agreement as Attachment 1.

(b)	The parties must use their respective best endeavours to ensure that no later than 2 months before the commencement of:

(1)	each Financial Year the Boards are in a position to consider, and if thought fit, resolve to adopt under clause 6.6 an annual Budget for the following Financial Year and a rolling 5 year Strategic Plan for the following 5 Financial Years; and

(2)	each calendar year the Boards are in a position to consider and if thought fit, resolve to adopt under clause 6.6 an annual Budget for the following calendar year.

(c)	The Strategic Plan or Budget (or both) may be amended or replaced at any time and from time to time as a Board Fundamental Matter.

(d)	The Shareholders must use all reasonable endeavours to ensure that the JV Group conducts the Business in accordance with the Strategic Plan and Budget from time to time (but this does not oblige any Shareholder to provide any form of funding or financial assistance).

8.2	Conduct of business

Each of the Companies must ensure that, and each party must use its reasonable endeavours to ensure that:

(a)	books and records: each JV Group Member keeps books of account and make true and complete entries in them of all its dealings and transactions, and ensure that such books of account and other records of the relevant entity are maintained in accordance with applicable laws;

(b)	government requirements: each JV Group Member complies with the requirements of any Government Agency relating to the conduct of the Business and its assets;

(c)	complies with law and Transaction Documents: each JV Group Member complies with all applicable Legal Requirements and with the terms of each Transaction Document to which it is party;

(d)	complies with sanctions: each JV Group Member complies with any sanction, embargo or other trade restriction or disclosure requirement imposed by virtue of the involvement of either Shareholder as holders of JV Shares or parties to this agreement (provided such matters have been advised to the Companies by the affected Shareholder);

(e)	anti bribery: without limiting the foregoing:

(1)	each JV Group Member at all times conducts its business, and is otherwise, in compliance with:

(A)	all Anti-Corruption Laws to which the JV Group Member is subject from time to time; and,

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(B)	without limiting the foregoing and during any period which a USG Group Member’s Shareholding Percentage is 37.5% or more, the United States Foreign Corrupt Practices Act 1977;

(2)	no JV Group Member nor any of their Representatives nor any other person acting on their behalf:

(A)	takes any action directly or indirectly that would result in a violation of any applicable Anti-Corruption Law (including anti-money laundering laws);

(B)	comes under administrative, regulatory, civil or criminal investigation, indictment, audit or internal investigation with respect to any suspected, alleged or actual violation of any Anti-Corruption Law;

(C)	makes any offer, payment or promise or authorises the payment of any money, or other property, gift, promise to give, or authorisation of the giving of, anything of value, directly or indirectly, to: (i) any Government Official; (ii) any person while having reason to believe that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to a Government Official; or (iii) any other person if, in any such case, such payment or transfer would violate the laws of the country in which it is made or the laws of any other relevant jurisdiction; or

(D)	accepts or receives any improper or unlawful contributions, payments, gifts, or expenditures in connection with the operation of their businesses;

(3)	no payments or transfers of value are made directly or indirectly by any JV Group Member, their respective Representatives or any other person or entity acting on behalf of any of them, having the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or securing improper business advantage.

(f)	codes of conduct: complies with any codes of conduct or policies approved by the Boards as a Super Resolution;

(g)	safety: complies with industry best practice in relation to safety issues in the conduct of its operations; and

(h)	corporate existence: maintains its corporate existence (except in the case of a winding up or deregistration approved in accordance with this agreement).

8.3	Tax

Each party to this agreement acknowledges and agrees:

(a)	to cooperate with the USG Group in good faith to ensure that the ownership of entities by the JV Group are structured to enable the USG Group to maintain the level of ownership required by section 902 of the Code;

(b)	that the shares and assets owned by the following entities are subject to a gain recognition agreement filed with the U.S. government and that the JV Group will not sell or cause to be sold the shares or assets of these businesses prior to January 1, 2019:

(1)	USG Manufacturing Worldwide Ltd;

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(2)	USG ChinaLux S.a.r.l.;

(3)	Star-USG Building Materials Co., Ltd;

(4)	USG Asia Pacific Holdings Pte. Ltd;·

(5)	USG Interiors Pacific Ltd;

(6)	USG Interiors Australia Pty Ltd; and·

(7)	USG Cayman Holdings Ltd;

(c)	that the USG Guarantor, as a US-based multinational, is subject to various detailed reporting requirements (as amended from time to time) and to comply with these reporting requirements the USG Group will require, and the Companies will provide (and will procure that each JV Group Member provides):

(1)	detailed information regarding the computation of earnings and profits of each JV Group Member and the nature of those earnings;

(2)	receipts evidencing foreign taxes paid by each JV Group Member; and

(3)	any other information the USG Group requires in respect to the JV Group in order to comply with its reporting obligations to a Government Agency;

(d)	that the Boral Guarantor, as an Australian-based multinational, is subject to various detailed reporting requirements (as amended from time to time) and to comply with these reporting requirements the Boral Group will require, and the Companies will provide (and will procure that each JV Group Member provides) any information the Boral Group requires in respect to the JV Group in order to comply with its reporting obligations to a Government Agency;

(e)	that the JV Group will make any tax election with respect to any matters relating to taxation in the United States of America that a USG Group Member reasonably requests provided it does not create any detrimental effect to the entity making the election or to the JV Group or the Boral Group.

8.4	Periodic reports

Without limiting clause 8.3, the Companies must ensure that, and each Shareholder must use its reasonable endeavours to ensure that, the Companies provide reasonable information and updates to Shareholders in relation to the operations and performance of the JV Group, including:

(a)	as soon as practicable after the end of each quarter of a Financial Year, but no later than 7 days after the end of that quarter:

(1)	a profit and loss statement and quarterly cash flow statement for the quarter and for the current Financial Year to date; and

(2)	a balance sheet as at the end of the quarter,

each prepared in accordance with IFRS (reconciled with US GAAP) and a quarterly review will be completed and provided to Deloitte Chicago in accordance with its specified processes no later than 12 business days (based on business days in Chicago) after the end of the quarter;

(b)	as soon as practicable following the end of each Financial Year, an audited profit and loss statement, cash flow statement and balance sheet for that Financial Year, prepared in accordance with IFRS (reconciled with US GAAP);

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(c)	as soon as practicable following 31 December in each calendar year (and in any event no later than 25 days after 31 December), an audited profit and loss statement, cash flow statement and balance sheet for the 12 month period ending on that date, prepared in accordance with IFRS (reconciled with US GAAP);

(d)	as soon as practicable (and in any event no later than 7 days) after the end of each calendar month, unaudited management accounts, which must include a detailed statement of financial performance, statement of financial position and cash-flow statement and an analysis of sales and other revenues; and

(e)	any other information reasonably requested by any Shareholder (at its cost) to satisfy any local or overseas reporting requirement to any Government Agency or regulatory body which has jurisdiction over the Shareholder, and that, without limiting any of the time periods specified above, so far as practicable the timing of delivery of such information takes into account the reporting obligations of each Shareholder (and their respective Parents).

8.5	Access to information

(a)	Subject to clause 18, each Shareholder may, at its own expense (but subject to providing reasonable advance notice of at least 2 Business Days and not unduly interfering with the operations of the Business):

(1)	inspect and make copies of all Records; and

(2)	have access to personnel, assets and operations of each JV Group Member,

including for the purposes of a Shareholder conducting an external audit of the JV Group.

(b)	The Companies must (and must procure that each JV Group Member) co-operates fully in any such inspection, including by providing appropriate and secure office facilities in the relevant premises, providing copies of any Records and making appropriate personnel available to answer questions.

(c)	Each director may provide its appointing Shareholder with any information acquired by the director in his or her capacity as a director of either of the Companies (or of any other JV Group Member). For the avoidance of doubt clauses 10 and 18 apply in relation to use and disclosure of such information by the Shareholders.

8.6	Auditor

(a)	The parties agree that the JV Group will appoint:

(1)	KPMG as auditor in respect of JVC 2 and its Subsidiaries for the Financial Year ending 30 June 2014;

(2)	Deloitte as auditor in respect of JVC 1 and its Subsidiaries for the Financial Year ending 30 June 2014.

(b)	In respect of subsequent Financial Years Deloitte must be appointed as sole auditor for the JV Group unless otherwise agreed as a Major Fundamental Matter by Unanimous Resolution of Shareholders.

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(c)	Audits must be conducted in accordance with:

(1)	the standards of the Public Company Accounting Oversight Board (United States) and the U.S. Securities and Exchange Commission; and

(2)	the Corporations Act 2001, Australian Accounting Standards and the Corporations Regulations 2001 (Cth),

provided that, in the event of any inconsistency, the Shareholders will discuss in good faith an appropriate solution.

8.7	Dividends

(a)	The Companies’ Dividend policy will be to target distribution of 50% of the combined after tax profit of the JV Group to Shareholders (in proportion to each Shareholders’ Shareholding Percentage at the relevant time), with the balance to be retained for reinvestment into the business, unless the Shareholders decide to adopt a different policy by Unanimous Resolution.

(b)	Despite clause 8.7(a) (and subject to clause 8.7(c)), profits of the JV Group must not be distributed and must be retained to the extent necessary:

(1)	to ensure that the financing facilities of the JV Group from time to time are complied with;

(2)	to ensure that a sufficient amount has been set aside for working capital, investment and expansion as specified in the Strategic Plan for the relevant period;

(3)	to ensure that any distribution by a Company does not exceed the amount legally available for distribution by that Company; and

(4)	to ensure that the each JV Group Member is able meet any capital adequacy or solvency requirements, and is able to pay its debts as and when they fall due.

(c)	If JVC 2:

(1)	has profits that may be paid as fully franked dividends consistently with the Dividend policy in force at the relevant time; but

(2)	is not permitted to distribute those profits under clause 8.7(b),

JVC 2 may distribute those profits as fully franked dividends on condition that each Shareholder agrees to forthwith subscribe an equivalent amount for new JV Shares on a pro-rata basis proportionate to its Shareholding Percentage at the time (and the Boards may determine the respective subscription prices per JVC 1 Share and JVC 2 Share on the basis that they need not be the same).

(d)	The Boards may by Super Resolution of both Boards cause either or both Companies to declare and pay a Dividend subject to and in accordance with clauses 8.7(a) to 8.7(c).

8.8	Insurance

(a)	Unless otherwise agreed by the Shareholders, each Shareholder must independently purchase and maintain customary insurance for each of their nominee directors on either Board for any liability incurred by the director as a director of either of the Companies (or of any other JV Group Member).

(b)	Subject to clause 8.8(a), the Companies must ensure that, and each Shareholder must use its reasonable endeavours to ensure that, the JV Group maintains such customary insurances for such amounts as are generally maintained by companies undertaking similar business to that of the JV Group.

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8.9	Further funding

(a)	In the event that the JV Group requires additional funding, the parties agree that such funding should be sourced in the following order of preference:

(1)	first from operating cash flows of the JV Group;

(2)	second, from third party financiers utilising the JV Group’s borrowing capacity; and

(3)	third, from capital calls to Shareholders in accordance with the remaining provisions of this clause 8.9.

(b)	The Shareholders agree that the Companies will not call for any capital from the Shareholders unless the Companies have used all reasonable endeavours to raise sufficient funds from third party financiers (to the extent operating cash flows are insufficient) and there remains a funding shortfall.

(c)	Unless the Shareholders agree otherwise in relation to any individual call, the parties must ensure that any call for capital:

(1)	is approved by a Unanimous Resolution of Shareholders as a Major Fundamental Matter;

(2)	is limited to the amount required to fund the relevant shortfall (as referred to in clause 8.9(b));

(3)	(subject always to clause 8.9(f)) specifies the form in which capital is to be provided (being JV Shares, other securities or debt) and the key terms of such provision;

(4)	is offered to each Shareholder on a pro-rata basis proportionate to its Shareholding Percentage and on the same terms; and

(5)	specifies an agreed valuation basis for the purposes of any dilution of a Shareholder’s Shareholding Percentage in the circumstances contemplated by clause 8.10,

or is made in accordance with clause 8.9(h).

(d)	A call for capital must be made by notice in writing from the Companies to each Shareholder (given no later than 21 days after the date of approval of the relevant call, or in accordance with clause 8.9(h) where applicable) which confirms the details in clauses 8.9(c)(1) to 8.9(c)(5) above (or clauses 8.9(h)(3) to 8.9(h)(6) in the case of a call made under clause 8.9(h)) and specifies the date by which the capital call is to be satisfied, which shall be:

(1)	no earlier than 30 days after the date of the notice; and

(2)	a Business Day,

(such a notice being a Valid Funding Notice)

(e)	For the avoidance of doubt, no Shareholder has any obligation to fund in response to a Valid Funding Notice or other capital call. Where the Companies issue a Valid Funding Notice:

(1)	to the extent either Shareholder contributes capital in response to the call within the time period specified in the Valid Funding Notice, the Companies must issue JV Shares to that Shareholder (in accordance with clause 19) or otherwise comply with the terms of the Valid Funding Notice; and

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(2)	if one Shareholder contributes in full its Shareholding Percentage of the call in the time period specified in the Valid Funding Notice but there is a shortfall in capital provided in response to the Valid Funding Notice because the other Shareholder (the Non-Funding Shareholder) has not contributed in full (or at all) its Shareholding Percentage of the call in the time period specified in the Valid Funding Notice (with the unpaid amount being the Shortfall Capital) then the Companies must immediately notify the other Shareholder and the other Shareholder may elect to contribute all (but not some only) of the Shortfall Capital in accordance with clause 8.9(f), and for the avoidance of doubt if there is a funding shortfall because neither Shareholder has satisfied the call in proportion to its Shareholding Percentage (whether or not either has funded a portion) neither party will be entitled to fund the other’s shortfall.

(f)	If a Shareholder elects to contribute all of the Shortfall Capital under clause 8.9(e)(2) that Shareholder must contribute the relevant amount within 7 days after the Shareholder is notified of the Shortfall Capital by the relevant Company (and otherwise it will be taken to have elected not to contribute the relevant funds). Any such contribution will be:

(1)	to the extent that the terms set out in the Valid Funding Notice did not include subscription and issue of JV Shares (that is the funding is not dilutive to any Shareholder’s Shareholding Percentage), on the terms set out in the Valid Funding Notice; and

(2)	subject to clause 8.9(g), otherwise on the terms below:

(A)	the Shortfall Capital will initially be contributed as separate unsecured loans to the Companies (in proportion to the relative amounts required to be subscribed for JVC 1 Shares and JVC 2 Shares under the Valid Funding Notice), each on the Loan Terms or on such other terms as the Shareholders may agree in the circumstances (each a Shortfall Loan);

(B)	if the Non-Funding Shareholder contributes the relevant Restoration Amount within the Catch-Up Period pursuant to clause 8.10, the proceeds of such contribution must immediately be applied in satisfaction of the Shortfall Loans; and

(C)	if the Non-Funding Shareholder fails to contribute the relevant Restoration Amount within the Catch-Up Period pursuant to clause 8.10, the outstanding amounts of the Shortfall Loans (including accrued interest) must be satisfied by applying them so that the Shareholder that elected to contribute all of the Shortfall Capital subscribes for and is issued JV Shares at the price per share set out in the Valid Funding Notice (and otherwise on the terms set out in the Valid Funding Notice, to the extent applicable in the circumstances).

(g)	If the Shortfall Capital is less than US$25 million (or its equivalent in any other currency), unless all Major Shareholders agree in writing, irrespective of the terms of the relevant Valid Funding Notice, any contribution of Shortfall Capital by a Shareholder must take the form of loan finance, to be provided on arm’s length market terms (with no subscription for equity).

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(h)	Notwithstanding the foregoing, if during any period in which there are two Major Shareholders:

(1)	a proposed capital call on Shareholders has been put forward for approval and a Unanimous Resolution of Shareholders approving such capital call has not been passed within 30 days (in circumstances where clause 8.9(b) has been complied with); and

(2)	in the reasonable opinion of a Major Shareholder (acting in good faith), either Company is likely to suffer an Insolvency Event within 60 days if funding is not provided,

that Major Shareholder may, acting in good faith, by notice to the Companies and the other Shareholders require the Companies to issue a funding notice on terms specified by that Major Shareholder provided that such terms must:

(3)	be limited to the amount of funding required to avoid the apprehended Insolvency Event;

(4)	specify the form in which the funding is to be provided (being JV Shares, other securities or debt) and the key terms of such provision;

(5)	be offered to each Shareholder on a pro-rata basis proportionate to its Shareholding Percentage and on the same terms;

(6)	specify a valuation basis for the purposes of any dilution of a Shareholder’s Shareholding Percentage in the circumstances contemplated by clause 8.10, which is based on a good faith valuation of each of the Companies at the relevant time, and the Companies must comply with such a request within 10 days (in which case the relevant funding notice will constitute a Valid Funding Notice for the purposes of this clause 8.9).

(i)	For the avoidance of doubt where a Valid Funding Notice has been issued in accordance with this agreement, any further issues of securities or entry into loan arrangements required under this clause 8.9 or clause 8.10 will not require further approval as a Board Fundamental Matter or Fundamental Matter.

8.10	Anti-dilution

(a)	This clause 8.10 applies in circumstances where:

(1)	the relevant Valid Funding Notice required capital to be contributed in the form of subscription for JV Shares; and

(2)	there is a Non-Funding Shareholder and the other Shareholder is entitled to, and does, contribute all of the Shortfall Capital under clause 8.9(e)(2).

(b)	Where this clause 8.10 applies, the Non-Funding Shareholder will have 90 days from the date of contribution of the Shortfall Capital (Catch-Up Period) during which it may contribute, by way of subscription for JV Shares all (but not less than) the amount (the Restoration Amount) equal to:

(1)	the amount of the Shortfall Capital; plus

(2)	the amount of accrued interest under the relevant Shortfall Loans as at the relevant date.

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(c)	If the Non-Funding Shareholder contributes the Restoration Amount in full within the relevant period, the Companies must allot and issue JV Shares (in accordance with clause 19) to the Non-Funding Shareholder on the basis that:

(1)	the same number of JV Shares will be issued as would have been issued to the Non-Funding Shareholder had the Non-Funding Shareholder contributed in full its Shareholding Percentage of the relevant call in the time period specified in the original Valid Funding Notice; but

(2)	the subscription price per share in each Company will be increased (so that the effective price per share in each Company is the relevant proportion of the Restoration Amount divided by the number of shares issued to the Non-Funding Shareholder, rather than the price per share specified in the original Valid Funding Notice).

(d)	The above will apply with appropriate modifications to the extent that only a portion of the Valid Funding Notice related to subscription for JV Shares (such that only the relevant portion of the overall amount of the Shortfall Capital was contributed under clause 8.9(e)(2)).

8.11	Guarantees

(a)	Neither Shareholder (and neither Shareholder’s Parent or Affiliates) will have any obligation to guarantee or provide similar surety or credit support in relation to the obligations of any JV Group Member.

(b)	If any such guarantees are agreed to be given, they will (unless otherwise agreed between all Shareholders in writing) be on a several basis pro rata to the Shareholders’ respective Shareholding Percentages, with appropriate cross indemnity arrangements.

8.12	Related party dealings

Each Shareholder must ensure that any arrangement or transaction between the JV Group and that Shareholder or an Affiliate of that Shareholder is:

(a)	on commercial terms and on an arm’s length basis; and

(b)	terms that are otherwise not unfairly prejudicial to the interests of the JV Group or either Shareholder (or its Affiliates).

9	Branding and IP

9.1	Branding

(a)	The Shareholders must procure that (unless the Shareholders agree otherwise):

(1)	the Companies trade as ‘USG-Boral Building Products’; and

(2)	that the name ‘USG-Boral Building Products’ or another trade mark forming part of the JV IP appears on all products manufactured or sold by the JV Group.

(b)	The brand and trademark strategy (and any changes to the brand and trademark strategy) developed and implemented by the JV Group is a Major Fundamental Matter.

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(c)	Each JV Group Member will ensure that all products manufactured or sold by the JV Group in the Territory will be sold on the condition that such products are for sale and use only within the Territory and shall not to be sold, offered for sale, supplied for or used outside the Territory.

9.2	IP Licence Agreements

The parties acknowledge that certain Related Corporations of the Shareholders have entered into the IP Licence Agreements licensing certain Intellectual Property Rights to the Companies and establishing other obligations and rights among the parties to those agreements in relation to the relevant Intellectual Property Rights.

9.3	Protection of JV IP

(a)	Schedule 8 sets out:

(1)	in Part 1, the initial list of High Risk Jurisdictions for the purposes of clause 14.2(a) of each of the Boral Umbrella Intellectual Property Licence Agreements and the USG Umbrella Intellectual Property Licence Agreements as at the date of this agreement; and

(2)	in Part 2, the initial High Risk Procedures for the purposes of clause 14.2(b) of each of the Boral Umbrella Intellectual Property Licence Agreements and the USG Umbrella Intellectual Property Licence Agreements as at the date of this agreement.

(b)	Jurisdictions may be added to or removed from the list of High Risk Jurisdictions in Part 1 of Schedule 8 at any time and from time to time by Unanimous Resolution of Shareholders (as Minor Fundamental Matter).

(c)	The High Risk Procedures in Part 2 of Schedule 8 may be modified at any time and from time to time by a Unanimous Resolution of Shareholders (as Minor Fundamental Matter).

10	Exclusivity and commitment

10.1	Parties

This clause 10 applies only as between USG Guarantor and Boral Guarantor. It is not intended that any other person named as a party to this agreement will have any rights, powers, obligations or liabilities under this clause 10.

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10.2	Definitions

The meanings of the terms used in this clause 10 are set out below:

Term	Meaning

Group	in relation to a party to this clause 10: • where the party is Boral Guarantor, the Boral Group; and • where the party is USG Guarantor, the USG Group.

JV Restricted Business	as at any given date, any business or undertaking comprising or forming part of the Parent Businesses at that date.

JV Restricted Period	any period while USG and Boral both hold any interest in JV Shares.

JV Restricted Territory

each of the following (it being recognised that in some circumstances these areas may overlap or be concurrent with each other):

1       each country or region outside the Territory for the purposes of this agreement at any relevant time;

2       North America;

3       Central America;

4       South America;

5       Europe;

6       Africa (except for jurisdictions and regions falling within the Territory for the purposes of this agreement at the relevant time);

7       the United States of America;

8       Mexico;

9       Canada.

Parent Businesses	means the businesses of manufacturing, distributing and selling the Products which are conducted by either the USG Group or the Boral Group in any geographical area outside the Territory.

Restricted Business	as at any given date, any business or undertaking comprising or forming part of the Business at that date.

Restricted Employee	an employee, director or officer of any JV Group Member or of a Boral Group Member or a USG Group Member.

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Term	Meaning
Restricted Period

in respect of a Guarantor, each of the following (it being recognised that in some circumstances these periods may overlap or be concurrent with each other):

1       any period while a member of that Guarantor’s Group holds any interest in JV Shares;

2       the period from the date of this agreement until the 10th anniversary of the date of this agreement;

3       the period from the date of this agreement until the 9th anniversary of the date of this agreement;

4       the period from the date of this agreement until the 8th anniversary of the date of this agreement;

5       the period from the date of this agreement until the 7th anniversary of the date of this agreement;

6       the period from the date of this agreement until the 6th anniversary of the date of this agreement;

7       the period from the date of this agreement until the 5th anniversary of the date of this agreement;

8       the period from the date of this agreement until the 4th anniversary of the date of this agreement;

9       the period from the date of this agreement until the date which is 3 years from the date on which that Guarantor’s Group ceases to hold any interest in JV Shares;

10     the period from the date of this agreement until the date which is 2 years from the date on which that Guarantor’s Group ceases to hold any interest in JV Shares;

11     the period from the date of this agreement until the date which is 1 year from the date on which that Guarantor’s Group ceases to hold any interest in JV Shares;

12     the period from the date of this agreement until the date which is 6 months from the date on which that Guarantor’s Group ceases to hold any interest in JV Shares.

Restricted Persons

1       in relation to Boral Guarantor, each Affiliate of Boral Guarantor from time to time;

2       in relation to USG Guarantor, each Affiliate of USG Guarantor from time to time; and

3       in relation to the Companies, their respective Subsidiaries from time to time.

Restricted Territory	each country or region forming part of the Territory for the purposes of this agreement at the relevant time.

10.3	Restrictive covenants

(a)	Subject to the third party arrangements in place at the date of this agreement that are listed in Schedule 10, USG Guarantor and Boral Guarantor agree that the JV Group will have the exclusive right (as against USG Guarantor, Boral Guarantor and their respective Restricted Persons) to conduct the Business in the Territory, on the terms set out in this clause 10.

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(b)	Boral Guarantor must not, and must procure that its Restricted Persons will not, during any period which is a Restricted Period in respect of Boral, and USG Guarantor must not, and must procure that its Restricted Persons do not, during any period which is a Restricted Period in respect of USG, do, or attempt to do any of the following within any Restricted Territory without the prior written consent of both USG Guarantor and Boral Guarantor:

(1)	No competing business: directly or indirectly carry on or otherwise have an interest in, or be engaged in any business that is the same as or substantially similar to or that competes with a Restricted Business (including by manufacturing, distributing, supplying or otherwise providing the same or similar products or services) (except, for the avoidance of doubt, to the extent contemplated by Schedule 10);

(2)	No poaching customers: solicit or persuade any person who the relevant Guarantor (or its relevant Restricted Person, as the case maybe) is aware is a customer or client of a Restricted Business in the Territory, to cease doing such business with any JV Group Member or reduce the amount of business that the customer or client would normally do or otherwise have done with any JV Group Member in the Territory; or

(3)	No poaching staff: solicit, entice or persuade, or attempt to solicit, entice or persuade any person who the relevant Guarantor (or its relevant Restricted Person, as the case may be) is aware is a Restricted Employee to terminate his or her employment with his or her employer, whether or not that person would breach his or her service agreement. For clarity, this will not prohibit a person from employing a Restricted Employee who responds to a bona fide public advertisement concerning a vacant position that is not targeted specifically at that Restricted Employee.

(c)	USG Guarantor and Boral Guarantor must, to the extent within their respective power, procure that the Companies do not, and that the Companies procure that their respective Restricted Persons will not, during the JV Restricted Period do, or attempt to do any of the following within any JV Restricted Territory without the prior written consent of both USG Guarantor and Boral Guarantor:

(1)	No competing business: directly or indirectly carry on or otherwise have an interest in, or be engaged in any business that is the same or is substantially similar to or that competes with a JV Restricted Business (including by manufacturing, distributing, supplying or otherwise providing the same or similar products or services as the Business but outside the Territory);

(2)	No poaching customers: solicit or persuade any person who the Companies (or their relevant Restricted Persons, as the case may be) are aware is a customer or client of a Parent Business outside the Territory, to cease doing business with any Boral Group Member or USG Group Member or reduce the amount of business that the customer or client would normally do or otherwise have done with any Boral Group Member or USG Group Member outside the Territory; or

(3)	No poaching staff: solicit, entice or persuade, or attempt to solicit, entice or persuade any person who the Companies (or their relevant Restricted Person, as the case may be) is aware is a Restricted Employee to terminate his or her employment with his or her employer, whether or not that person would breach his or her service agreement. For clarity, this will not prohibit a person from employing a Restricted Employee who responds to a bona fide public advertisement concerning a vacant position that is not targeted specifically at that Restricted Employee.

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(d)	USG Guarantor and Boral Guarantor agree that for these purposes the Restricted Periods are intended to operate separately in relation to each Restricted Territory, and the JV Restricted Periods are intended to operate separately in relation to each JV Restricted Territory, so that if any Restricted Period is held to be unenforceable in relation to activities in any particular Restricted Territory, or any JV Restricted Period is held to be unenforceable in relation to activities in any particular JV Restricted Territory, it is not intended to affect the application of the Restricted Period in relation to any other Restricted Territory or the JV Restricted Period in relation to any other JV Restricted Territory (as applicable).

10.4	Permitted Activities

(a)	Clauses 10.3(a) and 10.3(b)(1) do not prevent Boral Guarantor or USG Guarantor or any of their Restricted Persons from:

(1)	owning or controlling directly or indirectly shares or other securities of a company or trust listed on a recognised stock exchange, provided the aggregate holding owned or controlled by the relevant Guarantor and its Restricted Persons does not exceed 5% of any class of the relevant entity’s securities;

(2)	acquiring by purchase, merger or otherwise, an interest in a business which is engaged or involved in a Restricted Business in a Restricted Territory, provided that:

•	the Restricted Business in the Restricted Territory accounts for no more than 25% of revenue of the acquired business; and

•	the Restricted Business in the Restricted Territory is closed or (subject to clause 10.4(b)) divested to the JV Group or a bona fide third party within 6 months after the acquisition.

(b)	If clause 10.4(a)(2) applies and the relevant Guarantor (Restricted Business Seller) (or any of its Restricted Persons, as the case may be) proposes to divest, rather than close, the relevant Restricted Business (for the purposes of this clause 10.4(b), the Sale Business) then the relevant Restricted Business Seller must not (or if applicable must ensure that the relevant Restricted Person or Persons do not) divest or commit to divest the Sale Business unless:

(1)	the other Guarantor and the Companies have been given a notice in writing (a Divestment Notice) specifying:

•	the details of the Sale Business;

•	the price at which the Restricted Business Seller (or relevant Restricted Persons as the case may be) is prepared to sell the Sale Business; and

•	the other terms and conditions on which the Restricted Business Seller (or relevant Restricted Persons as the case may be) is prepared to sell the Sale Business;

(2)	the Companies have been given at least 60 days (the Assessment Period) to conduct due diligence investigations and make an offer to buy the Sale Business on the terms set out in the Divestment Notice; and

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(3)	clause 10.4(c) has been complied with.

(c)	If:

(1)	the Companies (or any JV Group Member nominated by the Companies) make an offer to buy the Sale Business on the terms set out in the Divestment Notice within the Assessment Period, the Restricted Business Seller must ensure that the offer is accepted and the sale completed in accordance with the relevant terms; or

(2)	the Companies do not make such an offer within the Assessment Period, the Sale Business can be sold to a bona fide third party within the time period required by clause 10.4(a)(2) provided the price and other terms are not materially more favourable to the third party buyer than the terms set out in the Divestment Notice.

10.5	No restriction on USG or Boral conducting businesses outside the Territory

For the avoidance of doubt nothing in clause 10.3(a) or 10.3(b)(1) is intended to prevent (and does not prevent) either Guarantor or any of their respective Affiliates acquiring, carrying on or otherwise having an interest in, or being engaged in, any business whatsoever at any time in any geographical area outside the Territory, including any business that is the same as or substantially similar to (or that competes with) a Restricted Business.

10.6	Severability

(a)	The parties agree that the restrictions set out in this clause 10 are to be regarded as separate, distinct and severable so that the unenforceability of any restriction will in no way affect the enforceability of any other restriction.

(b)	If any of the restrictions in this clause 10 is void as unreasonable for the protection of the interests of any party and would be valid, if:

(1)	part of the wording was deleted;

(2)	the period of the restriction was reduced;

(3)	the area of the restriction was reduced;

(4)	the scope of the definition of ‘Restricted Business’ or the ‘JV Restricted Business’ (as relevant) was narrowed; or

(5)	any combination of the foregoing,

the restraint will apply with the minimum modifications necessary to make it effective.

10.7	Acknowledgment

Each party acknowledges:

(a)	that all the restrictions in this clause 10 are reasonable in the circumstances and necessary to protect the goodwill of the Business (including the businesses of the various members of the JV Group) or the Parent Businesses, as the case may be, and are intended to operate to the maximum possible extent; and

(b)	the remedy of damages may be inadequate to protect the interests of a Guarantor (or other members of its Group) in the event of the breach or threatened breach of an applicable provision of this clause 10 and that a Guarantor (or other member of its Group) is entitled to seek and obtain injunctive relief, or any other relief.

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Part C – Shareholder exit and default provisions

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11	Disposal - general

11.1	Standstill Period

(a)	For the purposes of this agreement the Standstill Period means the period commencing on the date of this agreement and ending on the 7th anniversary of the date of this agreement.

(b)	Subject to clauses 11.1(c) and 11.1(d), a Shareholder must not Dispose of any JV Shares during the Standstill Period except with the prior written consent of the other Shareholder.

(c)	a Shareholder may Dispose of all of its JV Shares (being, for the avoidance of doubt, all of its JVC 1 Shares and all of its JVC 2 Shares) at any time during the Standstill Period:

(1)	if an Event of Default occurs in respect of the other Shareholder and the Disposal occurs under clauses 14 and 15; or

(2)	if the Disposal occurs in accordance with clause 7.

(d)	JV Shares may be Disposed of during the Standstill Period in accordance with clause 11.4.

(e)	During the Standstill Period a Shareholder must not, and must ensure that its Parent, Affiliates, agents and adviser do not:

(1)	offer to Dispose of any JV Shares (or, for the avoidance of doubt any JVC 1 Shares separately to any JVC 2 Shares and vice versa);

(2)	solicit, invite, encourage or initiate offers or proposals in relation to the Disposal of any JV Shares (or, for the avoidance of doubt any JVC 1 Shares separately to any JVC 2 Shares and vice versa); or

(3)	participate in or continue any negotiations or discussions with respect to any Disposal or potential Disposal of any JV Shares (or, for the avoidance of doubt any JVC 1 Shares separately to any JVC 2 Shares and vice versa).

except with the prior written consent of the other Shareholder or to the extent necessary to enable the Shareholder to comply with any provision of this agreement.

11.2	Disposals following Standstill Period

Following expiry of the Standstill Period, a Shareholder must not Dispose of its JV Shares unless (without limiting clause 19(b)):

(a)	the other Shareholder gives its prior written consent;

(b)	the Shareholder complies with clause12;

(c)	an Event of Default occurs in respect of the other Shareholder and the Disposal occurs under clauses 14 and 15; or

(d)	the Disposal occurs in accordance with clause 7,

provided that JV Shares may at any time be Disposed of during the Standstill Period in accordance with clause 11.4.

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11.3	Security Interests over JV Shares

Despite anything in clauses 11.1 and 11.2 a Shareholder must not at any time create a Security Interest over a JV Share unless the other Shareholder gives its prior written consent.

11.4	Intra-group transfers

(a)	JV Shares may be Disposed of (and JVC 1 Shares and JVC 2 Shares may separately be Disposed of) at any time if each of the following is satisfied (and the remainder of this clause 11.4 is complied with):

(1)	the Disposal consists of:

(A)	in relation to JVC 1 Shares held by Boral Holder 1, the sale, transfer or assignment of its entire interest in all (but not some only) of its JVC 1 Shares to a transferee that is a Wholly Owned Subsidiary of Boral Guarantor;

(B)	in relation to JVC 2 Shares held by Boral Holder 2, the sale, transfer or assignment of its entire interest in all (but not some only) of its JVC 2 Shares to a transferee that is a Wholly Owned Subsidiary of Boral Guarantor; or

(C)	in relation to JV Shares held by USG, the sale, transfer or assignment of its entire interest in all (but not some only) of its JVC 1 Shares or its JVC 2 Shares (or both) to a transferee that is a Wholly Owned Subsidiary of USG Guarantor; and

(2)	the Disposal has been approved by the other Shareholder (being USG where clause 11.4(a)(1)(A) or 11.4(a)(1)(B) applies and Boral where clause 11.4(a)(1)(C) applies), such approval not to be unreasonably withheld or delayed where:

(A)	the Disposal does not adversely affect such other Shareholder’s risk or cost profile in relation to its interest in the JV Group (having regard in particular to the identity of the acquiring entity and its jurisdiction of incorporation); and

(B)	in the case of a proposed sale, transfer or assignment of USG’s JVC 1 Shares only (or its JVC 2 Shares only) this agreement has been amended to the extent necessary to reflect that two separate USG entities will be holding JV Shares (with approval of either party to such amendments not to be unreasonably withheld or delayed).

(b)	Before any sale, transfer or assignment is effected in reliance on clause 11.4(a) the existing holder of the relevant JV Shares (the Transferor) must ensure that the proposed buyer, transferee or assignee transferee (the Transferee) enters into an Adherence Deed agreeing to be bound by this agreement as if named as a party (and specifically as if named as ‘Boral Holder 1’, ‘Boral Holder 2’ or ‘USG’, as the case may be).

(c)	Subject always to clause 11.4(d) a Transferee under this clause 11.4 may itself subsequently sell, transfer or assign its JV Shares (or its JVC 1 Shares or JVC 2 Shares) under this clause to a Wholly Owned Subsidiary of its Parent, provided the requirements of clauses 11.4(a) and 11.4(b)are satisfied.

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(d)	A Transferee that becomes a holder of JV Shares under any application of this clause 11.4 must transfer, and the relevant guarantor party (being Boral Guarantor where that is the Transferor’s Parent and USG Guarantor where that is the Transferor’s Parent) must ensure that it sells, transfers or assigns all its JV Shares to another Wholly Owned Subsidiary of the Transferor’s Parent before that Shareholder ceases to be a Wholly Owned Subsidiary of the Transferor’s Parent, and for the avoidance of doubt clause 11.4(b) will apply in relation to any such transfer.

(e)	Nothing in this clause 11.4 is intended to affect clause 13.1(c) or clause 19 as it applies to all other Disposals of JV Shares.

11.5	No avoidance

(a)	It is the intention of the parties that no Shareholder Disposes of or otherwise parts with or deals in any JV Shares or the economic benefits deriving from any JV Shares, other than under clauses 7, 11.4 or 14 of this agreement (and clause 15 to the extent invoked by those clauses), unless clause 12 has been complied with in respect of those JV Shares.

(b)	Without limiting clause 11.5(a), unless the Shareholders agree otherwise in writing, a Shareholder may not (nor may it attempt to) Dispose of all or any of its JV Shares except by transfer of the entire legal and beneficial interest in those JV Shares free from all Security Interests.

(c)	No party may employ any device or technique or participate in any transaction designed to circumvent this intention.

11.6	Adherence Deed and registration of transfers

(a)	JVC 1 will not recognise and must not register any transfer of JVC 1 Shares (or any interest in or right to acquire JVC 1 Shares) and JVC 2 will not recognise and must not register any transfer of JVC 2 Shares (or any interest in or right to acquire JVC 2 Shares) if this agreement has not been complied with and any purported Disposal in breach of this agreement is void.

(b)	JVC 1 must register a transfer of JVC 1 Shares and JVC 2 must register a transfer of JVC 2 Shares made in compliance with this agreement.

(c)	A Shareholder must not Dispose of JV Shares or any interest in or right to acquire JV Shares, JVC 1 must not issue JVC 1 Shares, and JVC 2 must not issue JVC 2 Shares, to any person who is not a Shareholder at the time at which they acquire or are issued JV Shares, unless that person agrees in writing to become a party to, and to be bound by the provisions of this agreement by signing an Adherence Deed prior to or contemporaneously with such transfer or issue.

(d)	Subject to clause 11.6(e), each party to this agreement from time to time agrees that any person who executes an Adherence Deed is bound by the terms of this agreement, and has rights under this agreement, with effect from the date of the relevant transfer or issue of the JV Shares as if that person were named as a party to this agreement in the relevant capacity, in accordance with the terms of the Adherence Deed.

(e)	A person who executes an Adherence Deed as the result of a transfer of JV Shares to that person will not be liable under this Agreement for any breach of the transferor that occurred before the date of the transfer, or for any liability of the transferor under this agreement that was incurred before the date of the transfer.

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(f)	Without limiting the foregoing, to the extent JV Shares (or any other equity securities) are:

(1)	issued to anyone other than an existing Shareholder; or

(2)	transferred to anyone other than an existing Shareholder;

in circumstances where there are additional shareholders to Boral and USG in the Companies, the parties must, before that issue or transfer, ensure that the relevant third party enters into an Adherence Deed agreeing to be bound by this agreement amended as reasonably required by the Shareholders and agreed with the third party.

12	Pre-emptive provisions

12.1	General

After expiry of the Standstill Period a Shareholder may transfer its entire interest in all (but not some only) of its JV Shares if it complies with this clause 12.

12.2	Notice of Sale

(a)	A Shareholder (the Seller) wishing to transfer its JV Shares under this clause 12 must give a written notice to that effect to the other Shareholder (the Recipient). The notice (a Notice of Sale) must specify:

(1)	the JV Shares that the Seller proposes to sell, which must be all of the JV Shares held by the Seller (the Sale Shares);

(2)	the minimum sale price for the Sale Shares (as a parcel), which must be a cash price expressed in US dollars (the Floor Price);

(3)	the proposed terms on which the Seller proposes to sell the Sale Shares (the Sale Terms), in the form of draft sale documentation; and

(4)	a statement to the effect that the Recipient may offer to purchase all (but not part of) the Sale Shares at the Floor Price and on the Sale Terms if the Recipient complies with clause 12.3.

(b)	A Notice of Sale is irrevocable (except with the written consent of the Recipient).

(c)	The Sale Terms specified in a Notice of Sale must not include:

(1)	conditions to the sale or obligations on the purchaser which by their nature are not capable of being complied with by or in relation to the Recipient, its Parent or Affiliates. For the avoidance of doubt this does not apply to any obligation to pay the purchase price; or

(2)	conditions to the sale which the satisfaction or non-satisfaction of which are within the sole control of the Seller or its Parent or Affiliates.

12.3	Offer to purchase Sale Shares

The Recipient may offer to purchase the Sale Shares at the price and on the terms set out in the Notice of Sale by giving notice to that effect (an Offer Notice) to the Seller within 45 days after receipt of the Notice of Sale (the Response Period).

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12.4	Recipient does not offer to purchase

(a)	If the Recipient does not give an Offer Notice to the Seller within the Response Period, or advises the Seller in writing within the Response Period that it does not wish to give an Offer Notice, the Seller may sell all (but not some only) of the Sale Shares to a third party buyer (Third Party Buyer) provided that:

(1)	the aggregate sale price for the Sale Shares is a cash price in US dollars that is equal to or higher than the Floor Price;

(2)	the terms of the sale are not materially more favourable to the Third Party Buyer than the Sale Terms and are such as to permit compliance with clause 12.4(e)(2) should that clause apply;

(3)	the sale is to a single Third Party Buyer who is a bona fide third party buyer (not being a Parent or Affiliate of the Seller) on an arm’s length basis;

(4)	the Seller enters into a legally binding agreement with the Third Party Buyer in relation to the sale within 90 days from expiry of the Response Period;

(5)	the sale of the Sale Shares to the Third Party Buyer is completed as soon as reasonably practicable and in any event within 12 months from expiry of the Response Period; and

(6)	the Seller has complied with clause 12.4(c) and clause 12.9(b).

(b)	The Seller must ensure that there is no agreement, arrangement or understanding between the Seller and the Third Party Buyer (or, in each case, their respective Parents or Affiliates) conditional on, or in connection with, the sale by the Seller of the Sale Shares such as to confer a benefit or advantage or potential benefit or advantage on the Third Party Buyer (or a Related Corporation or Affiliate) which was not capable of being extended to the Recipient under the terms contained in the Notice of Sale.

(c)	The Seller must not sell the Sale Shares to a Third Party Buyer pursuant to this clause 12.4 unless:

(1)	the Seller has first given notice in writing to the Recipient (a Sale Terms Notice), specifying:

•	the identity of the Third Party Buyer;

•	the aggregate sale price for which the Third Party Buyer is willing to purchase all of the Sale Shares;

•	the terms on which the Third Party Buyer is willing to purchase the Sale Shares, in the form of draft sale documentation;

•	written confirmation that the proposed transaction complies with clauses 12.4(a)(1) to 12.4(a)(3) and clause 12.4(b); and

•	a statement to the effect that the Recipient has the right (Tag Right) to require that its JV Shares are included as part of any sale transaction if the Recipient complies with clause 12.9(a); and

(2)	the Recipient has not exercised its Tag Right within 21 days after receipt of the Sale Terms Notice (or has given confirmation in writing to the Seller within that period that it does not propose to exercise its Tag Right).

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(d)	The Seller must give to the Recipient a copy of any agreement with the Third Party Buyer relating to the Sale Shares within 7 days after execution of the agreement.

(e)	(Without limiting the remedies of any party if any purported sale to a Third Party Buyer does not comply with this clause 12.4) if:

(1)	the Seller does not enter into a legally binding agreement with the Third Party Buyer in relation to the sale within the period required by clause 12.4(a)(4); or

(2)	the sale of the Sale Shares to the Third Party Buyer is not completed within the period required by clause 12.4(a)(5),

the Seller must not sell the Sale Shares to the Third Party Buyer (or any other person) without complying again with this clause 12 (unless the sale occurs pursuant to any other provision of this agreement which permits the relevant Disposal).

12.5	Recipient offers to purchase

If the Recipient gives an Offer Notice to the Seller within the Response Period:

(a)	the Seller may accept the Recipient’s offer by notice in writing to the Recipient to that effect within 15 days after the date of receipt of the Offer Notice (the Acceptance Period), in which case clause 12.6 will apply; or

(b)	the Seller may reject the Recipient’s offer by notice in writing to the Recipient to that effect within the Acceptance Period, in which case clause 12.7 will apply,

provided that if the Seller does not give notice accepting or rejecting within the Acceptance Period it will be taken to have rejected the Recipient’s offer and clause 12.7 will apply accordingly.

12.6	Offer is accepted

If this clause 12.6 applies, the Seller must sell to the Recipient all of its JV Shares and the Recipient must purchase those JV Shares at the Floor Price and on and subject to the Sale Terms, and clause 15 will apply.

12.7	Offer is rejected

(a)	If this clause 12.7 applies the Seller may for a period of up to 180 days from expiry of the Acceptance Period (the Marketing Period) market the Sale Shares to potential third party buyers on terms that would enable the Seller to give a Second Notice of Sale in relation to the transaction which complies with the requirements of clause 12.7(b).

(b)	If the Seller finds a third party buyer (Third Party Buyer) to which it wishes to sell all the Sale Shares the Seller may at any time (but only once) during the Marketing Period give a further notice of sale (Second Notice of Sale) to the Recipient, specifying:

(1)	the identity of the Third Party Buyer;

(2)	the aggregate sale price for which the Third Party Buyer is willing to purchase all of the Sale Shares, which must be a cash price expressed in US dollars which is higher than the Floor Price;

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(3)	the terms on which the Third Party Buyer is willing to purchase the Sale Shares, in the form of draft sale documentation, which must not be materially more favourable to the Third Party Buyer than the Sale Terms, must comply with clause 12.2(c) and must be such as to permit compliance with clause 12.8(d)(2) should that clause apply;

(4)	written confirmation that the Third Party Buyer is a single buyer who is a bona fide prospective purchaser (not being a Parent or Affiliate of the Seller) on an arm’s length basis who has made an offer to purchase the Sale Shares at the price and on the terms set out in the Second Notice of Sale;

(5)	written confirmation that that there is no agreement, arrangement or understanding between the Seller and the Third Party Buyer (or, in each case, their respective Parents or Affiliates) conditional on, or in connection with, the sale by the Seller of the Sale Shares such as to confer a benefit or advantage or potential benefit or advantage on the Third Party Buyer (or its Related Body Corporate or Affiliate) which is not capable of being extended to the Recipient under the terms contained in the Second Notice of Sale; and

(6)	a statement to the effect that the Recipient:

•	has an option (Last Right) to purchase all the Sale Shares at the cash price and on the terms set out in the Second Notice of Sale if the Recipient complies with clause 12.8; and

•	has the right (Tag Right) to require that its JV Shares are included as part of any sale transaction if the Recipient complies with clause 12.9(a).

(c)	A Second Notice of Sale is irrevocable (except with the written consent of the Recipient).

(d)	If on expiry of the Marketing Period the Seller has not given a Second Notice of Sale in relation to the Sale Shares which complies with the requirements of clause 12.7(b), the Seller must cease its marketing of the Sale Shares and must not sell the Sale Shares without complying again with this clause 12 unless:

(1)	the sale occurs pursuant to any other provision of this agreement which permits the relevant Disposal; or

(2)	the Recipient remains willing to purchase the Sale Shares in accordance with its offer given during the Acceptance Period pursuant to clause 12.5(a) (in which case the Seller may accept that offer and clause 12.6 will apply).

12.8	Last Right

(a)	If a Second Notice of Sale is given by the Seller, the Recipient (may exercise its Last Right to purchase the Sale Shares at the cash price and on the terms set out in the Second Notice of Sale by giving notice to the Seller to that effect within 21 days after the date of receipt of the Second Notice of Sale (the Decision Period), with such notice to confirm that the Recipient does not exercise its Tag Right. For the avoidance of doubt, the Recipient cannot exercise its Last Right if it has already exercised its Tag Right.

(b)	If the Recipient exercises its Last Right within the Decision Period in accordance with clause 12.8(a), the Seller must sell to the Recipient all of its JV Shares and the Recipient must purchase those JV Shares at the price and on and subject to the terms set out in the Second Notice of Sale and clause 15 will apply

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(c)	If the Recipient does not exercises its Last Right or its Tag Right within the Decision Period then the Seller may sell all (but not some only) of the Sale Shares to the Third Party Buyer identified in the Second Notice of Sale provided that:

(1)	the sale is at the price and on the terms specified in the Second Notice of Sale;

(2)	the Seller enters into a legally binding agreement with the Third Party Buyer in relation to the sale within 60 days from expiry of the Decision Period);

(3)	the sale of the Sale Shares to the Third Party Buyer is completed as soon as practicable and in any event within 12 months from expiry of the Decision Period.

(d)	In the event:

(1)	the Seller does not enter into a legally binding agreement with the Third Party Buyer in relation to the sale within the periods required by clause 12.8(c)(2); or

(2)	the sale of the Sale Shares to the Third Party Buyer is not completed within the periods required by clause 12.8(c)(3),

the Seller must not sell the Sale Shares to the Third Party Buyer (or any other person) without complying again with this clause 12 (unless the sale occurs pursuant to any other provision of this agreement which permits the relevant Disposal).

12.9	Tag Right

(a)	The Recipient may exercise its Tag Right in relation to a proposed sale of Sale Shares by the Seller:

(1)	if a Sale Terms Notice is given by the Seller under clause 12.4(c), by giving notice to the Seller to that effect within 21 days after receipt of the Sale Terms Notice; or

(2)	if a Second Notice of Sale is given by the Seller under clause 12.7(b), by giving notice to the Seller to that effect within the Decision Period referred to in clause 12.8(a) with such notice to confirm that it does not exercise its Last Right (for the avoidance of doubt, the Recipient cannot exercise its Tag Right if it has already exercised its Last Right).

(b)	If the Recipient exercises its Tag Right in relation to a proposed sale in accordance with clause 12.9(a), then the Seller may only proceed to sell the Sale Shares to the relevant Third Party Buyer if the Third Party Buyer concurrently purchases all of the Recipient’s JV Shares at the price and on the terms set out in the Sale Terms Notice or Second Sale Notice (as the case may be), but modified as necessary to:

(1)	ensure that the rights and liabilities of the Seller and the Recipient are several and pro rata; and

(2)	to reflect the identity of the Recipient as the seller of the Recipient’s JV Shares,

or on such other terms as the Recipient, Seller and Third Party Buyer may agree.

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(c)	If the Recipient exercises its Tag Right but the sale of the Sale Shares and the Recipient’s JV Shares to the relevant Third Party Buyer has not been completed on terms which comply with this clause 12.9 within 12 months after the date of exercise of the Tag Right, the Seller must not sell the Sale Shares to the Third Party Buyer (or any other person) without complying again with this clause 12 (unless the sale occurs pursuant to any other provision of this agreement which permits the relevant Disposal).

12.10	Time periods

The Shareholders may by agreement in writing extend (or shorten) any time period applicable under this clause 12 in relation to any given transaction.

13	Events of Default

13.1	Events of Default

An Event of Default occurs in relation to a Shareholder if:

(a)	material breach: (without limiting clause 13.1(e) or 13.1(f) where that is the relevant breach) the Shareholder (or its Parent) commits a material breach of a material term of this agreement and that breach:

(1)	is incapable of remedy; or

(2)	(without limiting clause 13.1(b)) if capable of remedy, is not remedied to the satisfaction of the other Shareholder (acting reasonably and in good faith):

•	within 60 days; or

•	if the breach occurs within 6 months after the Shareholder or its Parent has materially breached the same term, within 30 days,

after being notified in writing by the other Shareholder of the breach;

(b)	repeated breach: the Shareholder (or its Parent):

(1)	commits a material breach of a material term of this agreement in circumstances where:

•	the breach is capable of remedy; but

•	the Shareholder or its Parent has materially breached the same term on two or more occasions during the preceding 12 months; or

(2)	materially and persistently breaches any term of this agreement, whether or not that breach is capable of remedy;

(c)	Change of Control: a Change of Control occurs in respect of the Shareholder or of any Relevant Affiliate of the Shareholder;

(d)	Insolvency Event: an Insolvency Event occurs in relation to the Shareholder or any Relevant Affiliate of the Shareholder;

(e)	Disposal of Shares: the Shareholder Disposes, or purports to Dispose, of any JV Shares in breach of either Constitution or this agreement;

(f)	Shareholder loans: clause 17 is breached in relation to the Shareholder;

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(g)	failure to attend Board meetings: in circumstances where both Shareholders are Major Shareholders, a failure by all directors appointed by the Shareholder to the Board of a Company to attend a duly convened meeting of the Board of that Company 3 or more times in succession, where the subject matter of any resolution to be considered at the meeting needs to be passed by Super Resolution of the Board. For the avoidance of doubt for these purposes an adjournment of a Board meeting will not constitute a separate Board meeting in its own right;

(h)	failure to attend Shareholder meetings: a failure by the Shareholder or proxy of the Shareholder to attend a duly convened meeting of Shareholders 3 or more times in succession, where the subject matter of any resolution to be considered at the meeting needs to be passed by a Unanimous Resolution of Shareholders and the vote of the relevant Shareholder is required in order for such a resolution to be passed. For the avoidance of doubt for these purposes an adjournment of a Shareholder meeting will not constitute a separate Shareholder meeting in its own right;

(i)	breach by JV Group: a JV Group Member has breached in any material respect clause 1.3(d)(1) of this agreement, clause 8.2(e)) of this agreement, or any IP Licence Agreement and each of the following applies:

(1)	the breach has been notified to the Shareholder (for the avoidance of doubt the Defaulting Shareholder in this context for the purposes of clause 14) in writing by the Companies or by the other Shareholder, specifying that the notice is for the purposes of this clause 13.1(i) (JV Breach Notice);

(2)	the relevant breach is reasonably capable of reversal or remedy;

(3)	the other Shareholder (for the avoidance of doubt the Non-Defaulting Shareholder in this context for the purpose of clause 14) has proposed to the Defaulting Shareholder in writing and in good faith a reasonable and proportionate course of action to reverse or remedy the breach notified in the JV Breach Notice, and either:

(A)	the Defaulting Shareholder has not within 30 days after the date of the JV Breach Notice itself proposed in good faith an alternative reasonable and proportionate cause of action to reverse or remedy the breach; or

(B)	the Defaulting Shareholder or the directors it has appointed to either Board is or are wilfully preventing the passing of a Board (or, if a Fundamental Matter is involved, Shareholder) resolution in relation to the Non-Defaulting Shareholder’s proposal in circumstances where there is no bona fide dispute between the directors (or Shareholders, as applicable) as to the appropriate action to be taken in relation to the breach; and

(4)	the relevant breach has not otherwise been reversed or remedied to the reasonable satisfaction of both Shareholders.

13.2	Change of Control

(a)	For the purposes of clause 13.1(c) a Change of Control occurs in respect of USG or a Relevant Affiliate of USG:

(1)	in the case of USG, if it ceases to be a Wholly Owned Subsidiary of USG Guarantor;

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(2)	in the case of any other Relevant Affiliate of USG (other than USG Guarantor itself), if the relevant entity ceases to be a Wholly Owned Subsidiary of USG Guarantor; or

(3)	in the case of USG Guarantor, if a person (or group of associated persons) who did not previously do so acquires or holds directly or indirectly:

(A)	securities in USG Guarantor conferring 50% or more of the voting or economic interests in USG Guarantor; or

(B)	the power to control the appointment or dismissal of the majority of USG Guarantor’s directors,

or any person enters into any agreement or arrangement performance of which would result in such an acquisition or holding.

(b)	For the purposes of clause 13.1(c) a Change of Control occurs in respect of Boral or a Relevant Affiliate of Boral:

(1)	in the case of Boral, if it ceases to be a Wholly Owned Subsidiary of Boral Guarantor;

(2)	in the case of any other Relevant Affiliate of Boral (other than Boral Guarantor itself), if the relevant entity ceases to be a Wholly Owned Subsidiary of Boral Guarantor; or

(3)	in the case of Boral Guarantor, if a person (or group of associated persons) who did not previously do so acquires or holds directly or indirectly:

(A)	securities in Boral Guarantor conferring 50% or more of the voting or economic interests in Boral Guarantor; or

(B)	the power to control the appointment or dismissal of the majority of Boral Guarantor’s directors,

or any person enters into any agreement or arrangement performance of which would result in such an acquisition or holding.

(c)	For the avoidance of doubt, a Change of Control in respect of either USG or a Relevant Affiliate of USG, or Boral or a Relevant Affiliate of Boral (Controlled Person), does not include:

(1)	a reconstruction of the Controlled Person or an amalgamation of the Controlled Person with another entity where the entity involved or arising following the reconstruction or amalgamation and which holds the shares in the Controlled Person is beneficially owned solely by an entity of which the Controlled Person was a Wholly Owned Subsidiary prior to the reconstruction or amalgamation or any Wholly Owned Subsidiary of such entity; or

(2)	any transfer of shares in the Controlled Person to any Wholly Owned Related Corporation, provided that such Wholly Owned Related Corporation remains a part of the relevant Shareholder Group of the Controlled Person after the date of the transfer.

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13.3	Insolvency Events

For the purposes of clause 13.1(d) an Insolvency Event occurs in relation to a person or entity (the Relevant Person) if any of the following occurs:

(a)	controller: any of the following occur:

(1)	a controller (as defined in section 9 of the Corporations Act) is appointed; or

(2)	a resolution to appoint controller is passed,

to the Relevant Person or over an asset of the Relevant Person unless, in the case of an appointment, the other Shareholder is satisfied that the appointment of the controller is capable of being set aside, and it is set aside, within 7 days of the appointment being made;

(b)	winding up: any of the following occur:

(1)	an order is made; or

(2)	a resolution is passed,

for the winding up of the Relevant Person;

(c)	administration: any of the following occur:

(1)	an administrator is appointed to the Relevant Person; or

(2)	a resolution to appoint an administrator to the Relevant Person is passed;

(d)	deregistration: the Relevant Person is deregistered;

(e)	suspends payment: the Relevant Person suspends payment of its debts generally;

(f)	insolvency: the Relevant Person is:

(1)	unable to pay its debts when they are due; or

(2)	presumed to be insolvent under the Corporations Act;

(g)	arrangements: the Relevant Person enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, any of its creditors;

(h)	ceasing business: the Relevant Person ceases to carry on business; or

(i)	analogous event: anything analogous to or having a substantially similar effect to any of the events specified in clauses 13.3(a) to 13.3(h) happens in relation to the Relevant Person under the laws of any jurisdiction.

13.4	Notice

If either of the Companies becomes aware of an Event of Default occurring in respect of a Shareholder, the relevant Company will promptly notify the other parties.

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14	Effect of Events of Default

14.1	Call Option

(a)	If an Event of Default occurs in respect of a Shareholder (the Defaulting Shareholder), then immediately on the occurrence of an Event of Default the other Shareholder (the Non-Defaulting Shareholder) has an option to purchase all (but not part only) of the Defaulting Shareholder’s JV Shares at the Fair Market Value of those JV Shares in accordance with this clause 14 (a Call Option).

(b)	A Call Option and the right to exercise it is without prejudice to any other right that the Non-Defaulting Shareholder may have in respect of the relevant Event of Default.

(c)	The Non-Defaulting Shareholder’s Call Option in respect of any Event of Default will lapse if:

(1)	the Non-Defaulting Shareholder does not give a Default Notice in respect of the Event of Default within the period required by clause 14.2(a); or

(2)	the Call Option is not exercised within the period specified in clause 14.5(a).

However this does not affect any additional Call Options becoming exercisable in the event of any further Events of Default.

14.2	Assessment of Fair Market Value – initial phase

(a)	At any time within 90 days of the Non-Defaulting Shareholder becoming aware of the occurrence of the Event of Default, the Non-Defaulting Shareholder may serve a written notice on the Defaulting Shareholder setting out the details of the Event of Default and stating that it requires that the Fair Market Value of the Defaulting Shareholder’s JV Shares be determined (a Default Notice).

(b)	If the Non-Defaulting Shareholder gives a Default Notice within the period required by clause 14.2(a) then the Shareholders must enter into good faith negotiations and use all reasonable endeavours to agree the Fair Market Value of the Defaulting Shareholder’s JV Shares.

(c)	If the Shareholders cannot agree the Fair Market Value of the Defaulting Shareholder’s JV Shares within 28 days after delivery of the Default Notice then the matter must be referred (via two separate referrals) to two firms or persons (being the Initial Experts for the purposes of the remaining provisions of this clause 14.2) for assessment. The Initial Experts will be selected as follows:

(1)	each Shareholder must nominate one firm from the list below:

(A)	PwC (or its successor entity);

(B)	Deloitte (or its successor entity);

(C)	KPMG (or its successor entity);

(D)	Ernst & Young (or its successor entity); and

(2)

if two Initial Experts are not appointed as a result of nominations under clause 14.2(c)(1) (whether because either or both Shareholders refuses to nominate, because both Shareholders nominate the same firm or because either or both firms nominated refuse the

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appointment) then unless the Shareholders agree on the firms to be appointed firms must be drawn by lot by the Chair of the Boards (in the presence of a representative of USG and Boral) from the list in clause 14.2(c)(1) or where that does not result in two Initial Experts being appointed (because an insufficient number of firms have accepted appointments), from the following additional list until two Initial Experts are able to be appointed:

(A)	Houlihan Lokey (or its successor entity);

(B)	Duff & Phelps (or its successor entity);

(C)	Grant Samuel (or its successor entity);

(D)	BDO (or its successor entity);

(E)	Grant Thornton (or its successor entity);

(F)	PKF (or its successor entity),

provided always that in any given case the Shareholders may by agreement in writing appoint any two firms or persons they consider to be appropriate (whether or not appearing on any list above) as the Initial Experts for the purposes of this clause 14.2.

(d)	The Shareholders must jointly instruct each of the Initial Experts to:

(1)	accept submissions from each Shareholder made within 14 days after the date of appointment of the relevant Initial Expert (provided that if a Shareholder does not provide a submission within the time period, the Expert may proceed in accordance with this clause);

(2)	assess the Fair Market Value of the Defaulting Shareholder’s JV Shares in accordance with the valuation procedures set out in Schedule 7; and

(3)	issue to each Shareholder and the Companies a certificate (the Initial Expert’s Certificate) specifying the Fair Market Value of the JV Shares as assessed by the relevant Initial Expert,

within the shortest practicable time.

(e)	The Shareholders agree that:

(1)	in assessing the Fair Market Value of the relevant JV Shares, the Initial Experts act as an expert not an arbitrator;

(2)	the Defaulting Shareholder must bear the costs of both Initial Experts.

(f)	The parties must promptly provide all information and assistance reasonably requested by any Initial Expert.

14.3	Binding determination of Fair Market Value

(a)	(Unless the Fair Market Value of the Defaulting Shareholder’s JV Shares has already been agreed between the Shareholders at any stage), once both Initial Experts have issued their Initial Expert’s Certificates the Shareholders must again enter into good faith negotiations and use all reasonable endeavours to agree the Fair Market Value of the Defaulting Shareholder’s JV Shares.

(b)	If the Shareholders still cannot agree the Fair Market Value of the Defaulting Shareholder’s JV Shares within 14 days after both Initial Expert’s Certificates have been issued the matter must be referred to:

(1)	a suitably qualified and independent person that is agreed between the Shareholders for the purpose; or

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(2)	failing agreement within the 14 day period referred to above, a firm drawn by lot by the Chair of the Boards (in the presence of a representative of USG and Boral) from the list in clause 14.2(c)(1) (ignoring any distinction between the groups of firms set out in that clause but excluding any firm appointed as an Initial Expert), such person or firm being the Determining Expert for the purposes of the remaining provisions of this clause 14.3.

(c)	The Shareholders must instruct the Determining Expert to do each of the following within the shortest practicable time:

(1)	accept submissions from each Shareholder made within 14 days after the date of appointment of the Determining Expert (provided that if a Shareholder does not provide a submission within the time period, the Determining Expert may proceed in accordance with this clause);

(2)	determine the Fair Market Value of the Defaulting Shareholder’s JV Shares in accordance with the valuation procedures set out in Schedule 7, but subject to the requirements that Fair Market Value determined by the Determining Expert:

(A)	must not exceed the higher of the two Fair Market Values determined in the Initial Expert’s Certificates; and

(B)	must not be less than the lower of the two Fair Market Values determined in the Initial Expert’s Certificates (unless the only reason the valuation is lower is because of the operation of paragraph (b)(2) of Schedule 7 in relation to any Dividend paid or declared after the date of the relevant Initial Expert’s Certificate); and

(3)	issue to each Shareholder and the Companies a certificate (the Final Certificate) specifying the Fair Market Value of the JV Shares as determined by the Determining Expert.

(d)	The Shareholders agree that:

(1)	in determining the Fair Market Value of the relevant JV Shares, the Determining Expert acts as an expert not an arbitrator;

(2)	the decision of the Determining Expert, as detailed in the Final Certificate, is final and binding on each of them in the absence of fraud or manifest error; and

(3)	the Defaulting Shareholder must bear the costs of the Determining Expert.

(e)	The parties must promptly provide all information and assistance reasonably requested by the Determining Expert.

14.4	Failure of expert process

(a)	If clause 14.2 requires the assessment of the Fair Market Value of the Defaulting Shareholder’s JV Shares to be referred to Initial Experts but Initial Expert’s Certificates are not issued by two Initial Experts because:

(1)	USG and Boral do not agree on the identity of the Initial Experts and none (or not enough) of the firms selected as potential Initial Experts under the process in clause 14.2(c) agrees to the accept the appointment;

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(2)	two Initial Experts are appointed but either or both Initial Experts subsequently withdraw or advise that they are for any reason unable to make an assessment; or

(3)	for any other reason,

and USG and Boral cannot within a further 14 days agree on the appointment of alternative Initial Experts, then the expert determination process will be taken to have failed and any party may commence proceedings in a court of competent jurisdiction in relation to the determination of the Fair Market Value of the Defaulting Shareholder’s JV Shares.

(b)	If two Initial Expert’s Certificates are issued and clause 14.3 requires the determination of the Fair Market Value of the Defaulting Shareholder’s JV Shares to be referred to a Determining Expert but no expert determination on the matter is possible because:

(1)	USG and Boral do not agree on the identity of the Determining Expert and none of the firms selected as potential Determining Experts agree to accept the appointment;

(2)	a Determining Expert is appointed but the Determining Expert subsequently withdraws or advises that it is for any reason unable to make a determination; or

(3)	for any other reason,

the Fair Market Value of the Defaulting Shareholder’s JV Shares will (in the absence of manifest error in either such certificate, in which case any party may commence proceedings in a court of competent jurisdiction in relation to the determination) be deemed to be the mid point between the Fair Market Values assessed for those JV Shares in the two Initial Expert’s Certificates.

14.5	Exercise of options

(a)	The Non-Defaulting Shareholder may exercise its Call Option within 28 days after:

(1)	receipt of the Final Certificate (or if clause 14.4 applies the date the Fair Market Value Fair of the Defaulting Shareholder’s JV Shares is definitively determined by a court of competent jurisdiction or deemed determined by application of clause 14.4(b)); or

(2)	if earlier, the date the Shareholders agree in writing the Fair Market Value of the Defaulting Shareholder’s JV Shares for the purposes of the Call Option,

by giving written notice to that effect to the Defaulting Shareholder.

(b)	If the Non-Defaulting Shareholder gives a Default Notice within the period required by clause 14.2(a), the Companies must provide to the Non-Defaulting Shareholder all information and assistance reasonably required by the Non-Defaulting Shareholder in order for it to consider and, if it so determines, exercise its Call Option (including all information and assistance reasonably required for due diligence investigations on the JV Group) and the Non-Defaulting Shareholder may despite clause 18 disclose any such information on a confidential basis to its Parent and Related Corporations and their respective advisers and financiers.

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(c)	If the Non-Defaulting Shareholder exercises the Call Option within the time period required by clause 14.5(a), the Defaulting Shareholder must sell to the Non-Defaulting Shareholder all of its JV Shares and the Non-Defaulting Shareholder must purchase those JV Shares at their Fair Market Value (as agreed, determined or deemed determined in accordance with this clause 14), and clause 15 will apply.

14.6	Time periods

The Shareholders may by agreement in writing extend (or shorten) any time period applicable under this clause 14 in relation to any given Event of Default.

15	Completion of transfer of JV Shares between Shareholders

15.1	Definitions

The meanings of the terms used in this clause 15 are set out below.

Term	Meaning
Transferor Shareholder	means a Shareholder who is a: 1 Defaulting Shareholder; or 2 Seller.

Transferee Shareholder	means where the Shareholder who is not the Transferor Shareholder.

Relevant Date

means, where the Transferor Shareholder is a:

1       Defaulting Shareholder; the date the Non-Defaulting Shareholder exercises its Call Option; or

2       Seller, the date the Seller accepts the Recipient’s offer pursuant to clause 12.5(a) or the date the Recipient exercises its Last Right under clause 12.8(a) (as relevant).

15.2	Contract for sale and purchase

Where any clause of this agreement provides that this clause 15 is to apply to the sale and purchase of a Shareholder’s JV Shares, then with effect from the applicable Relevant Date the Shareholders will be bound by a contract for the sale and purchase of the relevant JV Shares on and subject to:

(a)	the terms set out in this clause 15; and

(b)	where the Transferor Shareholder is a Seller, the relevant Sale Terms or the terms set out in the relevant Second Notice of Sale (as applicable),

but so that to the extent of any inconsistency the provisions of this clause 15 will prevail.

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15.3	Transfer

(a)	The Transferor Shareholder will be deemed to warrant in favour of the Transferee Shareholder (at the Relevant Date and at closing of the transfer of the JV Shares pursuant to this clause 15) that it is:

(1)	the sole legal and beneficial owner of its JV Shares;

(2)	has full right, power and authority to sell and transfer its JV Shares to the Transferee Shareholder;

(3)	that the Transferor Shareholder transfers to the Transferee Shareholder free clear and unencumbered legal title to its JV Shares free of any Security Interests and free of any third party rights,

and for the avoidance of doubt where the Transferor Shareholder is a Seller will also give any other warranties required under the relevant Sale Terms or the terms set out in the relevant Second Notice of Sale (as applicable).

(b)	Within 7 days of the Relevant Date the Transferee Shareholder may notify the Transferor Shareholder in writing of all Consents it requires in order to proceed with the purchase of the JV Shares (failing which the Transferee Shareholder will be taken to have notified that no Consents are required).

(c)	Each party must use its best endeavours to ensure that each Consent notified under clause 15.3(b) is obtained as expeditiously as possible including, but not limited to, providing all reasonable assistance to the other parties as is necessary to obtain each Consent.

(d)	The purchase price payable for the Transferor Shareholder’s JV Shares (as specified in this Agreement) is payable in Immediately Available Funds on the closing of the purchase and sale, which must take place on the day which is 14 days after the later of:

(1)	the Relevant Date; and

(2)	the date on which all Consents (if any) notified under clause 15.3(b) have been received by the Transferee Shareholder (or waived at the Transferee Shareholder’s absolute discretion),

or, where the Transferor Shareholder is a Seller, if later the date required under the relevant Sale Terms or the terms set out in the relevant Second Notice of Sale (as applicable).

(e)	At the closing of the purchase and sale, the Transferor Shareholder must deliver to the Transferee Shareholder:

(1)	the share certificates and an executed transfer for the Transferor Shareholder’s JV Shares;

(2)	a written resignation from each director of the Companies appointed by the Transferor Shareholder;

(3)	a duly executed notice irrevocably appointing the Transferee Shareholder as the Transferor Shareholder’s proxy in respect of the Transferee Shareholder’s JV Shares until such time as those shares are registered in the name of the Transferee Shareholder, and where the Transferor Shareholder is a Seller, the parties must for the avoidance of doubt each do the things required to be done at closing under the relevant Sale Terms or the terms set out in the relevant Second Notice of Sale (as applicable).

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(f)	The Transferee Shareholder indemnifies the Transferor Shareholder against any claim, action, damage, loss, liability, cost, charge, expense, outgoing, or payment that the Transferor Shareholder pays, suffers or incurs or is liable for in respect of any action taken by the Transferee Shareholder as the Transferor Shareholder’s proxy under clause 15.3(e)(3).

(g)	If each Consent (if any) notified under clause 15.3(b) is not satisfied or waived by the Transferee Shareholder within 12 months after the date of service of the notice under clause 15.3(b) then (without prejudice to any other right that a Shareholder may have under this agreement and without prejudice to any termination rights under any terms applicable under clause 15.2(b)):

(1)	either Shareholder may by notice to the other terminate the contract of sale and purchase constituted under this agreement on the Relevant Date; and

(2)	upon such termination the Transferor Shareholder will have no further obligation to sell its JV Shares to the Transferee Shareholder under this clause 15.

15.4	Transferee Shareholder to assume guarantees

(a)	Each of the Shareholders must take all reasonable steps to ensure that, effective from closing of the sale and purchase of JV Shares pursuant to this clause 15, the Transferor Shareholder and its Parent or Related Corporations are released from any actual, contingent or accrued liabilities under any Support Commitments. For these purposes ‘reasonable steps’ includes the Transferee Shareholder or a Related Corporation providing the relevant third party beneficiary with a replacement guarantee or other arrangement (as the case may be) on terms the same or substantially the same as the terms of the existing Support Commitment.

(b)	To the extent the Transferor Shareholder or any Related Corporation has not been released from a Support Commitment by closing of the relevant sale, and to the extent the parties have not already implemented appropriate cross indemnities under clause 8.11, the Transferee Shareholder must indemnify the relevant entity in respect of any loss, liability or expense that it pays, suffers, incurs or is liable for under or in relation to that Support Commitment after closing. The Transferor Shareholder holds the benefit of this indemnity on trust for its Related Corporations.

16	Termination

16.1	Term

(a)	The Shareholders may terminate this agreement at any time by agreement in writing.

(b)	Subject to clause 16.2, this agreement:

(1)	ceases to apply to a Shareholder that has transferred all its JV Shares as permitted by this agreement; and

(2)	terminates when any Shareholder holds all the issued JV Shares.

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16.2	Survival

The occurrence of any event specified in clause 16.1 will not affect:

(a)	any accrued rights and obligations of the parties in respect of any breach of this agreement prior to the occurrence of that event; or

(b)	any provision of this agreement which is expressed to come into effect on, or survive, the occurrence of that event.

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Part D – Miscellaneous

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17	Operations of Shareholders

17.1	Definitions

The meanings of the terms used in this clause 17 are set out below:

(a)	Boral Intercompany Loan means any loan provided at any time by any Boral Group Member (as lender) to Boral Holder 1 or to Boral Holder 2 ;and

(b)	USG Intercompany Loan means any loan provided at any time by any USG Group Member (as lender) to USG.

17.2	Restrictions on USG

Notwithstanding the terms of any USG Intercompany Loan:

(a)	USG Guarantor must ensure that no USG Group Member demands repayment of; and

(b)	USG must not (and USG Guarantor must ensure that USG does not) repay or prepay,

any amount of principal, interest or other amount under or in connection with any USG Intercompany Loan if such repayment or prepayment would or would be reasonably likely to result in an Insolvency Event occurring with respect to USG.

17.3	Restrictions on Boral

Notwithstanding the terms of any Boral Intercompany Loan:

(a)	Boral Guarantor must ensure that no Boral Group Member demands repayment of; and

(b)	a Boral Holder must not (and USG Guarantor must ensure that each Boral Holder does not) repay or prepay,

any amount of principal, interest or other amount under or in connection with any Boral Intercompany Loan if such repayment or prepayment would or would be reasonably likely to result in an Insolvency Event occurring with respect to Boral Holder 1 or Boral Holder 2.

18	Confidentiality and publicity

18.1	Definition

For the purposes of this clause 18:

(a)	JV Information means any information relating to the Business or the operations, assets or affairs of any JV Group Member; or

(b)	Shareholder Information means, in relation to a Shareholder:

(1)	any information relating to the business, assets or affairs of that Shareholder or any Parent or Affiliate of that Shareholder (to the extent disclosed in the course of the transactions contemplated by this agreement or the Transaction Documents); and

(2)	the terms of this agreement or any transactions contemplated by it.

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18.2	Confidentiality

(a)	Subject to clause 18.3, each Shareholder (and its respective Parent) must not, and must (in addition to the confidentiality obligations contained in any other Transaction Document) ensure that its directors, officers, employees, agents, representatives and Affiliates do not:

(1)	disclose any JV Information or any Shareholder Information in relation to the other Shareholder;

(2)	use any JV Information, or Shareholder Information in relation to the other Shareholder, in any manner which may cause or is calculated to cause loss to any JV Group Member or any other party; or

(3)	make any public announcement or issue any press release regarding this agreement or the transactions contemplated by it (unless the form of the announcement or release has been agreed by both Shareholders).

(b)	Subject to clause 18.3, each Company must not, and must ensure (in addition to the confidentiality obligations contained in any other Transaction Document) that its officers (other than directors nominated by individual Shareholders), employees, agents, representatives and Subsidiaries do not:

(1)	disclose any JV Information, except to the extent the disclosure has been approved by the Boards or the Shareholders in accordance with this Agreement;

(2)	disclose any Shareholder Information in relation to either Shareholder;

(3)	use any Shareholder Information in relation to either Shareholder, in any manner which may cause or is calculated to cause loss to any JV Group Member or any other party; or

(4)	make any public announcement or issue any press release regarding this agreement or the transactions contemplated by it (unless the form of the announcement or release has been agreed by both Shareholders).

18.3	Permitted disclosure

Subject to law (including legal restrictions on the use and disclosure of personal information) a party may disclose, and may permit its Parent, directors, officers, employees, agents, representatives and Affiliates to disclose, any JV Information or Shareholder Information in relation to a Shareholder:

(a)	with the prior written consent of:

(1)	in the case of JV Information, the Boards or the Shareholders in accordance with this Agreement; or

(2)	in the case of Shareholder Information, the relevant Shareholder; or

(b)	if it is required to do so:

(1)	by law or a Government Agency; or

(2)	(in the case of a Parent only) by any regulatory authority or recognised stock exchange on which its shares or other securities are listed in compliance with the disclosure requirements of the relevant authority or stock exchange,

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provided, in respect to Shareholder Information, that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure.

(c)	to the party’s directors, officers, employees, bankers, auditors, professional advisers, ratings agencies or to the party’s Related Corporations (or their respective directors, officers, employees, bankers, auditors, rating agencies or professional advisers) provided that the recipient must keep the relevant information confidential and so that the party making the disclosure will be responsible for any breach of confidentiality by the relevant recipient, or any use of JV Information or Shareholder Information by the recipient that is incompatible with clause 18.2(a)(2) (or clause 18.2(b)(3) as applicable), unless the recipient has entered into an agreement or deed of the nature contemplated by clause 18.4;

(d)	if the relevant information is in the public domain at the time of the relevant disclosure, other than by a breach of this clause 18;

(e)	(in the case of a Shareholder only and subject to clause 18.4) the information is disclosed to a bona fide prospective purchaser of the party’s JV Shares in circumstances where clause 12 permits the recipient to market its JV Shares to the relevant person provided, in respect to Shareholder Information, sufficient advanced notice is given to permit the relevant Shareholder to object to any disclosure it considers to be in breach of this agreement;

(f)	the disclosure is made to an Initial Expert or Determining Expert as contemplated by clause 14.2 or 14.3 provided such disclosure is on a confidential basis;

(g)	(in the case of a Shareholder only) the disclosure is made in order for the party to seek a Consent for a transaction contemplated by this agreement, and (to the extent possible) is made on a confidential basis;

(h)	to a Sale Agent on a confidential basis in the course of an appointment under clause 7.4 (and subject to clause 7.4(d)(6) the Sale Agent will for the avoidance of doubt be permitted to disclose JV Information and Shareholder Information to bona fide prospective purchasers of the JV Enterprise in the course of discharging the Sale Agent’s role) provided, in respect to Shareholder Information, sufficient advanced notice is given to permit the relevant Shareholder to object to any disclosure it considers to be in breach of this agreement; or

(i)	the disclosure is expressly permitted or required under any provision of this agreement or any Transaction Document.

18.4	Disclosure to a prospective purchaser

Any party that makes or permits a disclosure of JV Information or Shareholder Information in relation to any Shareholder under clause 18.3(e) must ensure that the prospective purchaser first enters into a deed poll in favour of the parties whereby it agrees to comply with provisions substantially similar to those contained in this clause 18.

18.5	USG Confidential Information

(a)	Notwithstanding anything to the foregoing, no Boral Group Member or JV Group Member is permitted to use or disclose any Confidential Information (as that term is defined in the USG Umbrella Intellectual Property Agreements) other than in accordance with those documents (or the associated specific confidentiality agreements pursuant to those documents), provided that:

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(1)	Boral may disclose Confidential Information to a bona fide prospective purchaser of Boral’s JV Shares in circumstances where clause 12 permits Boral to market its JV Shares to the relevant person;

(2)	Boral may disclose Confidential Information to an Initial Expert or Determining Expert as contemplated by clause 14.2 or 14.3; and

(3)	a Sale Agent may disclose Confidential Information to bona fide prospective buyers of the JV Enterprise in the course of an appointment under clause 7.4;

but in each case:

(4)	provided that in no event shall Boral or a Sale Agent disclose Trade Secrets (as that term is defined in the USG Umbrella Intellectual Property Agreement) owned by one or more USG Group Members or one or more JV Group Members without written permission in advance from the USG Group Member or USG Group Members (at their discretion), and such permission if granted may include limitations on the recipients of such disclosures, limitation on their use, and safe guards to protect the Trade Secrets taking into account their value and sensitivity to a USG Group Member or the JV Group;

(5)	only to the extent that the disclosure is reasonably required to assist the relevant recipient to meaningfully evaluate the value of the JV Group and the relevant JV Shares (or the JV Enterprise, as the case may be);

(6)	only to the extent that the disclosure does not and is not likely to jeopardise any Trade Secrets or proprietary information of any USG Group Member or JV Group Member, or pending applications for, patents, trademark registrations, copyright registrations or domain name registrations being prosecuted by any USG Group Member or JV Group Member; and

(7)	(without limiting clause 7.4(d)(6) in the case of a Sale Agent) only to the extent that Boral or the Sale Agent, as the case may be, has first ensured that the relevant recipient has entered into a deed poll in favour of USG, USG Guarantor and the relevant USG Group Member whereby it agrees not to use or disclose such Confidential Information (other than for the express purpose of evaluating the value of the JV Group and the relevant JV Shares (or the JV Enterprise, as the case may be) and where applicable making a decision whether or not to acquire them and on what terms); and

(8)	Boral or the Sale Agent (as applicable) provides USG and the relevant USG Group Member with a copy of the proposed Confidential Information that is to be disclosed 3 Business Days prior to disclosure (in order that USG and the USG Group Member may reasonably object to any disclosure it considers to be in breach of this clause), and the Companies may disclose Confidential Information to Boral or a Sale Agent to the extent Boral or the Sale Agent is entitled to disclose such Confidential Information as set out above.

(b)	Boral Guarantor and Boral indemnify any affected USG Group Member for any loss suffered by the USG Group Member a result of any disclosure of Confidential Information in accordance with this clause 18.5.

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18.6	Boral Confidential Information

(a)	Notwithstanding anything to the foregoing, no USG Group Member or JV Group Member is permitted to use or disclose any Confidential Information (as that term is defined in the Boral Umbrella Intellectual Property Agreements) other than in accordance with that document or the associated specific confidentiality agreements, provided that:

(1)	USG may disclose Confidential Information to a bona fide prospective purchaser of USG’s JV Shares in circumstances where clause 12 permits USG to market its JV Shares to the relevant person; and

(2)	USG may disclose Confidential Information to an Initial Expert or Determining Expert as contemplated by clause 14.2 or 14.3; and

(3)	a Sale Agent may disclose Confidential Information to bona fide prospective buyers of the JV Enterprise in the course of an appointment under clause 7.4;

but in each case:

(4)	provided that in no event shall USG or a Sale Agent disclose Trade Secrets (as that term is defined in the Boral Umbrella Intellectual Property Agreement) owned by one or more Boral Group Members or one or more JV Group Members without written permission in advance from the Boral Group Member (at its discretion), and such permission if granted may include limitations on the recipients of such disclosures, limitation on their use, and safe guards to protect the trade secrets taking into account their value and sensitivity to the Boral Group Member;

(5)	only to the extent that the disclosure is reasonably required to assist the relevant recipient to meaningfully evaluate the value of the JV Group and the relevant JV Shares (or the JV Enterprise, as the case may be);

(6)	only to the extent that the disclosure does not and is not likely to jeopardise any trade secrets or proprietary information of any Boral Group Member or JV Group Member, or pending applications for, patents, trademark registrations, copyright registrations or domain name registrations being prosecuted by any Boral Group Member or JV Group Member; and

(7)	(without limiting clause 7.4(d)(6) in the case of a Sale Agent) only to the extent that USG or the Sale Agent, as the case may be, has first ensured that the relevant recipient has entered into a deed poll in favour of Boral and Boral Guarantor (and any other relevant Boral Group Member) whereby it agrees not to use or disclose such Confidential Information (other than for the express purpose of evaluating the value of the JV Group and the relevant JV Shares (or the JV Enterprise, as the case may be) and where applicable making a decision whether or not to acquire them and on what terms); and

(8)	USG or the Sale Agent (as applicable) provides Boral (and any other relevant Boral Group Member) with a copy of the proposed Confidential Information that is to be disclosed 3 Business Days prior to disclosure (in order that Boral may reasonably object to any disclosure it considers to be in breach of this clause),

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and the Companies may disclose Confidential Information to USG or a Sale Agent to the extent USG or the Sale Agent is entitled to disclose such Confidential Information as set out above.

(b)	USG Guarantor and USG indemnify any affected Boral Group Member for any loss suffered by the Boral Group Member a result of any disclosure of Confidential Information in accordance with this clause 18.6.

18.7	Third Party IP

(a)	The parties acknowledge that the JV Group holds know how and other proprietary information licensed to it by third parties (Third Party IP) and that the JV Group is subject to obligations in relation to the disclosure and use of the Third Party IP. Accordingly, to the extent the Third Party IP is identified to Boral and USG in writing by the JV Group:

(1)	USG Guarantor and USG undertake to put appropriate processes in place to preserve the confidentiality of the Third Party IP that the JV Group has identified to them in writing and that Third Party IP is not communicated by any USG officers or employees (or otherwise) to any USG Group Member, and is not used by any USG Group Member to violate the legal rights of the relevant third party or third parties; and

(2)	Boral Guarantor and Boral undertake to put appropriate processes in place to preserve the confidentiality of the Third Party IP that the JV Group has identified to them in writing and that Third Party IP is not communicated by any Boral officers or employees (or otherwise) to any Boral Group Member, and is not used by any Boral Group Member to violate the legal rights of the relevant third party or third parties.

(b)	Clause 18.7(a) does not apply to a party to the extent:

(1)	the relevant Third Party IP is in the public domain; or

(2)	that party reasonably forms the view that the Third Party IP is infringing it or its Affiliates’ Intellectual Property.

19	Stapling

19.1	JVC 1 Shares and JVC 2 Shares are Stapled

Each JV Share is made up of one JVC 1 Share and one JVC 2 Share that are Stapled to one another in accordance with this clause 19.

19.2	Restrictions on dealings in JVC 1 Shares

Without limiting any provision of this agreement restricting the Disposal of any JV Shares (but subject always to clause 11.4 and clause 19.5), JVC 1 must not (and the Shareholders must use all reasonable endeavours to ensure that JVC 1 does not):

(a)	issue a JVC 1 Share unless JVC 2 issues a JVC 2 Share to the same person at the same time and on terms that the JVC 1 Share is Stapled to the JVC 2 Share immediately on issue;

(b)	cancel (whether by buy-back, redemption or otherwise) a JVC 1 Share unless JVC 2 cancels the JVC 2 Share Stapled to that JVC 1 Share at the same time;

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(c)	make a call on, forfeit or accept the surrender of any partly-paid JVC 1 Share unless JVC 2 makes a call on, forfeits or accepts the surrender of the partly-paid JVC 2 Share Stapled to that JVC 1 Share at the same time;

(d)	convert JVC 1 Shares into a larger or smaller number of JVC 1 Shares unless JVC 2 converts the JVC 2 Shares Stapled to those JVC 1 Shares into the same larger or smaller number of JVC 2 Shares at the same time;

(e)	agree or offer to do any of the above, or invite a person to participate in any of the above transactions unless JVC 2 agrees, offers or invites a person, to participate in the corresponding transaction;

(f)	do any of the above in relation to any other type of equity security convertible into JVC 1 Shares, including for the avoidance of doubt, any options to subscribe for JVC 1 Shares, unless JVC 2 does the same time at the same time on the same terms (and on the basis that the resulting JVC 1 security is Stapled to the resulting JVC 2 security); or

(g)	vary the terms of any equity securities issued by JVC 1 unless JVC 2 makes the corresponding variation to the terms of the JVC 2 equity securities to which they are Stapled.

19.3	Restrictions on dealings in JVC 2 Shares

Clause 19.2 applies in relation to JVC 2 mutatis mutandis as if all reference in that clause to ‘JVC 1’ and ‘JVC 2’ were reversed and all references to a ‘JVC 1 Share’ and a ‘JVC 2 Share’ were reversed.

19.4	Transfers

Subject always to clause 11.4 and clause 19.5:

(a)	JVC 1 must not register any transfer of a JVC 1 Share unless JVC 2 registers the transfer of the JVC 2 Share Stapled to that JVC 1 Share to the same person at the same time; and

(b)	JVC 2 must not register any transfer of a JVC 2 Share unless JVC 1 registers the transfer of the JVC 1 Share Stapled to that JVC 2 Share to the same person at the same time.

19.5	Boral Holders – special provisions

For the purposes of clauses 19.2, 19.3 and 19.4 Boral Holder 1 and Boral Holder 2 are to be regarded as the same person, so that (without limitation):

(a)	an issue will satisfy clause 19.2(a) if an issue of a JVC 1 Share to Boral Holder 1 occurs concurrently with an issue of a JVC 2 Share to Boral Holder 2; and

(b)	a transfer will satisfy clause 19.4 if a transfer of a JVC 1 Share to Boral Holder 1 occurs concurrently with a transfer of a JVC 2 Share to Boral Holder 2.

19.6	Administrative matters

(a)	The Companies must:

(1)	maintain a register of holders of JV Shares and record all details of, and dealings in, JV Shares and the JVC 1 Shares and JVC 2 Shares comprising them in that register; and

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(2)	ensure that the register of holders of JV Shares is entirely consistent with the members’ registers maintained by JVC 1 and JVC 2.

(b)	The Companies must issue joint certificates to each holder of JV Shares.

19.7	Allocation of subscription amounts

(a)	The Companies must allocate:

(1)	the subscription amount received on issue of JV Share between its JVC 1 Share component and JVC 2 Share component; and

(2)	the amount payable on cancellation (whether on repurchase, redemption, buy-back or otherwise) of any JV Share between its JVC 1 Share component and JVC 2 Share component,

on the basis of the relative fair values of those components as agreed by the Shareholders before the relevant issue or cancellation (or where applicable in accordance with any values specified in any Valid Funding Notice).

(b)	If a JV Share is not issued fully-paid, the Companies must allocate:

(1)	the unpaid amount;

(2)	any amount received on payment of a call on the JV Share; and

(3)	any amount received on sale of forfeited JV Shares,

between its JVC 1 Share component and JVC 2 component in the same proportions as they would allocate any subscription amount received on issue of that JV Share.

(c)	Clause 19.7(a) applies with appropriate modifications to any issue of equity securities by JVC 1 and JVC 2 other than JV Shares.

19.8	Saving

Nothing in this clause 19 is intended to exclude or limit the need to comply with the relevant provisions of this agreement or applicable law (including Shareholder or Board approval requirements) in relation to the issue or transfer of securities or any other relevant action.

20	Guarantor provisions

20.1	Boral guarantee

(a)	Boral Guarantor:

(1)	unconditionally and irrevocably guarantees to each other party on demand, the due and punctual performance of Boral’s obligations under this agreement; and

(2)	as a separate and additional liability, indemnifies each other party against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the party arising from any default or delay in the due and punctual performance of Boral’s obligations under this agreement.

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(b)	The liability of Boral Guarantor under this clause 20.1 is not affected by anything which, but for this clause 20.1, might operate to release or exonerate Boral Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of Boral Guarantor:

(1)	the grant to Boral, Boral Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of Boral, Boral Guarantor or any other person from any liability or obligation;

(2)	any transaction or arrangement that may take place between any party, any Related Corporation of a party, the Buyer Guarantor or any other person;

(3)	any other party exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against Boral, Boral Guarantor or any other person;

(4)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by any party or any Related Corporation of a party from Boral, Boral Guarantor or any other person or by the taking of or failure to take any security;

(5)	the failure or omission or any delay by any party to give notice to Boral Guarantor of any default by Boral or any other person under this agreement; and

(6)	any legal limitation, disability, incapacity or other circumstances related to the Boral, Boral Guarantor or any other person.

(c)	This clause 20.1 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

(d)	This clause 20.1 is a continuing obligation of Boral Guarantor, and remains in full force and effect for so long as Boral has any liability or obligation to any other party under this agreement and until all of those liabilities or obligations have been fully discharged.

(e)	Boral Guarantor must make all payments which become due under this clause 20.1, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction). If Boral is compelled by law to deduct any withholding, then, in addition to any payment under this clause 20.1, it must pay to the relevant beneficiary party such amount as is necessary to ensure that the net amount received by that party after withholding equals the amount the party would otherwise be entitled to if not for the withholding.

(f)	Boral Guarantor must pay all moneys that it becomes liable to pay under this clause 20.1 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

(g)	Boral Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 20.1 , against any moneys that any other party may be, or become, liable to pay to a Boral Group Member whether under this agreement or otherwise.

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20.2	USG guarantee

(a)	USG Guarantor:

(1)	unconditionally and irrevocably guarantees to each other party on demand, the due and punctual performance of USG’s obligations under this agreement; and

(2)	as a separate and additional liability, indemnifies each other party against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the party arising from any default or delay in the due and punctual performance of USG’s obligations under this agreement.

(b)	The liability of USG Guarantor under this clause 20.2 is not affected by anything which, but for this clause 20.2, might operate to release or exonerate USG Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of USG Guarantor:

(1)	the grant to USG, USG Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of USG, USG Guarantor or any other person from any liability or obligation;

(2)	any transaction or arrangement that may take place between any party, any Related Corporation of a party, the Buyer Guarantor or any other person;

(3)	any other party exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against USG, USG Guarantor or any other person;

(4)	the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by any party or any Related Corporation of a party from USG, USG Guarantor or any other person or by the taking of or failure to take any security;

(5)	the failure or omission or any delay by any party to give notice to USG Guarantor of any default by USG or any other person under this agreement; and

(6)	any legal limitation, disability, incapacity or other circumstances related to the USG, USG Guarantor or any other person.

(c)	This clause 20.2 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

(d)	This clause 20.2 is a continuing obligation of USG Guarantor, and remains in full force and effect for so long as USG has any liability or obligation to any other party under this agreement and until all of those liabilities or obligations have been fully discharged.

(e)	USG Guarantor must make all payments which become due under this clause 20.2, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction). If USG is compelled by law to deduct any withholding, then, in addition to any payment under this clause 20.2, it must pay to the relevant beneficiary party such amount as is necessary to ensure that the net amount received by that party after withholding equals the amount the party would otherwise be entitled to if not for the withholding.

Shareholders agreement	page 76

(f)	USG Guarantor must pay all moneys that it becomes liable to pay under this clause 20.2 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

(g)	USG Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay under this clause 20.2, against any moneys that any other party may be, or become, liable to pay to a USG Group Member whether under this agreement or otherwise.

21	Representations and warranties

21.1	Warranties

(a)	Each party represents and warrants to each other party:

(1)	it is duly incorporated and validly existing under the laws of the place of its incorporation;

(2)	it has full corporate power to execute, deliver and perform its obligations under this agreement and to carry out the transactions contemplated by this agreement;

(3)	the execution, delivery and performance of this agreement:

•	has been properly authorised by it; and

•	does not constitute a breach of any law or obligation, or cause or result in a default under any agreement or Security Interest by which it is bound and that would prevent it from entering into and performing its obligations under this agreement;

(4)	this agreement constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy;

(5)	there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it that may have a material adverse effect on its ability to perform its obligations under this agreement;

(b)	Each party will be deemed to represent and warrant the matters specified in clause 21.1(a) throughout the duration of this agreement.

(c)	Each representation and warranty in clause 21.1(a) is to be treated as a separate representation and warranty. The interpretation of any statement made may not be restricted by reference to or inference from any other statement.

21.2	Notification of breach

Each party undertakes to give written notice immediately to each other party of any matter or event coming to its attention that:

(a)	shows any of the representations and warranties given by it in this agreement to be or to have been untrue or misleading or breached; or

Shareholders agreement	page 77

(b)	constitutes or is reasonably likely to constitute (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

22	Rights and obligations of Boral Holders

22.1	Joint and several parties

Subject to this clause 22, in this agreement a reference to the party ‘Boral’ is to be read as a reference to Boral Holder 1 and Boral Holder 2 jointly and severally so that:

(a)	all obligations and liabilities of, and all agreements, undertakings and acknowledgements by, Boral under this agreement are taken to be assumed and given by each of the Boral Holders, jointly and severally;

(b)	to the extent that an amount is payable by Boral under this agreement, that amount is payable by the Boral Holders jointly and severally;

(c)	a right or power conferred on Boral under this agreement may be exercised by either Boral Holder acting alone (and any such exercise will be taken to have been by, and will bind, both of them). Without limiting the foregoing, any consent, approval or exercise of discretion by either Boral Holder will constitute a consent, approval or exercise of discretion by both of them for the purposes of this agreement;

(d)	a notice given pursuant to clause 23 by either Boral Holder will be taken to be a notice given by, and will bind, both of them;

(e)	receipt by either Boral Holder of any payment, notice or other document that any other party has to pay or give Boral under this agreement operates to discharge that other party in relation to each Boral Holder (but for the avoidance of doubt in relation to any payment, only to the extent of the relevant amount paid);

(f)	a reference to an Affiliate or Related Corporation of Boral is a reference to an Affiliate or Related Corporation of either Boral Holder; and

(g)	all obligations or liabilities of other parties to Boral are owed to the Boral Holders jointly,

and any reference to a ‘Shareholder’ will where that Shareholder is Boral apply on the same basis.

22.2	Holdings to be aggregated

Boral’s JVC 1 Percentage, JVC 2 Percentage and Shareholding Percentage are for the avoidance of doubt to be determined using the aggregate number of JVC 1 Shares and JVC 2 Shares held by the Boral Holders.

22.3	Operation of pre-emptive provisions

(a)	If the Shareholder giving a Notice of Sale under clause 12 is Boral, that Notice of Sale must be in respect of all JVC 1 Shares and JVC 2 Shares held by both Boral Holders at the relevant time. The Boral Holders will be the Seller for the purposes of that clause (on the joint and several basis described in clause 23.1, but so that each will separately transfer the JVC 1 Shares or JVC 2 Shares of which it is the registered holder).

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(b)	If the Shareholder receiving a Notice of Sale under clause 12 is Boral, the Boral Holders will be the Recipient for the purposes of that clause on the joint and several basis described in clause 22.1, but so that:

(1)	any sale of the relevant Seller’s JV Shares to the Recipient under any provision of clause 12 will (unless the Shareholders agree otherwise in writing) be on the basis that the Seller’s JVC 1 Shares will be transferred to Boral Holder 1 and the Seller’s JVC 2 Shares will be transferred to Boral Holder 2, and:

•	the relevant Sale Terms

•	(if applicable) the terms set out in any Second Notice of Sale,

will be taken to be modified to the extent to permit this to occur if the Recipient is the ultimate buyer of the Sale Shares; and

(2)	if the Boral Holders as Recipient exercise a Tag Right in relation to a proposed sale of the relevant Sale Shares, the modifications to the applicable sale terms under clause 12.9(b) will include such modifications as necessary to reflect that the Boral Holders have joint rights and liabilities but will transfer their JV Shares as two separate entities.

22.4	Operation of default provisions

(a)	An Event of Default is taken to have occurred in relation to Boral if an Event of Default occurs in relation to either or both of the Boral Holders.

(b)	If an Event of Default occurs in relation to Boral, the Defaulting Shareholder for the purposes of clause 14 will be the Boral Holders on the joint and several basis described in clause 22.1, so that:

(1)	at the closing of any sale resulting from the exercise of the Non-Defaulting Shareholder’s Call Option each Boral Holder will separately transfer the JVC 1 Shares or JVC 2 Shares of which it is the registered holder; and

(2)	the proxies contemplated by clause 15.3(b) will be given separately by each Boral Holder in respect of the JVC 1 Shares or JVC 2 Shares of which it is the registered holder,

and for the avoidance of doubt the Call Option of the Non-Defaulting Shareholder will apply in respect to the total number of JVC 1 Shares and JVC 2 Shares held by both Boral Holders.

(c)	If an Event of Default occurs in relation to USG, the Boral Holders will be the Non-Defaulting Shareholder for the purposes of any application of clause 14, on the joint and several basis described in clause 22.1 , but so that (unless the Shareholders agree otherwise in writing) at the closing of any sale resulting from the exercise of the Non-Defaulting Shareholder’s Call Option the Defaulting Shareholder’s JVC 1 Shares will be transferred to Boral Holder 1 and its JVC 2 Shares will be transferred to Boral Holder 2.

22.5	Operation of Deadlock provisions

(a)	If the Shareholder that exercises its Call Right pursuant to clause 7.5(c) is USG in circumstances where the relevant Best Offer contemplates the acquisition of all JV Shares (as opposed to the Business), the Boral Holders will be the selling parties for the purposes of that clause (on the joint and several basis described in clause 22.1) but so that each Boral Holder will agree to separately transfer all of the JVC 1 Shares or JVC 2 Shares of which it is the registered holder to USG.

Shareholders agreement	page 79

(b)	If the Shareholder that exercises the Call Right pursuant to clause 7.5(c) is Boral, the Boral Holders will be the Exercising Shareholder for the purposes of that clause (on the joint and several basis described in clause 22.1) and so that if the Best Offer contemplates the acquisition of JV Shares (as opposed to the Business), the terms of the Best Offer will be taken to be amended so that Boral Holder 1 will acquire the JVC 1 Shares it does not already own and Boral Holder 2 will acquire the JVC 2 Shares it does not already own.

22.6	Issues of securities

Unless the Shareholders agree otherwise in writing, to the extent this agreement entitles Boral to subscribe for additional JV Shares (or any other equity securities issued by the Companies in accordance with this agreement), then without limiting clause 22.1(b):

(a)	Boral Holder 1 must subscribe for any component of the entitlement comprising JVC 1 Shares (or other JVC 1 securities); and

(b)	Boral Holder 2 must subscribe for any component of the entitlement comprising JVC 2 Shares (or other JVC 2 securities).

22.7	Operation limited to this agreement

For the avoidance of doubt nothing in this clause 22 is intended to:

(a)	render Boral Holder 1 and Boral Holder 2 jointly and severally liable to any person in respect of any obligation or liability except as expressly set out in this agreement; or

(b)	limit the operation of clause 19 other than as expressly set out in that clause.

23	Notices

23.1	Form of Notice

A notice or other communication to a party under this agreement (Notice) must be:

(a)	in writing and in English and signed on behalf of the sending party; and

(b)	addressed to that party in accordance with the details nominated in Schedule 13 (or any alternative details nominated to the sending party by Notice).

23.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (Business Hours Period), then the Notice will instead be regarded as given and received at the start of the following Business Hours Period.

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Method of giving Notice	When Notice is regarded as given and received
By hand to the nominated address	When delivered to the nominated address

By a globally recognized courier to the nominated address

When confirmed delivered by the courier:

1       by 5.00 pm (local time in the place of receipt) on a Business Day – on that day; or

2       after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day – on the next Business Day.

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

23.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 23.2).

24	General

24.1	Costs and expenses

(a)	Each of USG, USG Guarantor, Boral and Boral Guarantor must pay its own costs (including legal costs) and expenses in connection with the negotiation, preparation, execution and delivery of this agreement. Boral Guarantor must pay the costs (including legal costs) and expenses in connection with the negotiation, preparation, execution and delivery of this agreement that are incurred by either of the Companies (or their Subsidiaries or any other entity in which the Companies have an interest).

(b)	For the avoidance of doubt the JV Group is responsible for its own costs and expenses in respect of the performance of any JV Group Member’s obligations under this agreement (or any Transaction Document) moving forward other than the transaction costs contemplated above.

24.2	Entire agreement

This agreement (with the Constitutions) states all the express terms agreed by the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

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24.3	Assignment of rights

Except as expressly contemplated by any Adherence Deed rights arising out of or under this agreement are not assignable by a party without the prior written consent of the other parties except as expressly permitted by this agreement.

24.4	Governing law and jurisdiction

(a)	This agreement is governed by the laws in force in New South Wales.

(b)	Each party irrevocably submits to the (non-exclusive, as between the two) jurisdiction of:

(1)	courts exercising jurisdiction in New South Wales, Australia and courts of appeal from them; and

(2)	courts exercising jurisdiction in Illinois, United States of America, and courts of appeal from them,

in relation to any proceedings arising out of or in connection with this agreement, and no party submits to the jurisdiction of any other courts in relation to any such proceedings.

24.5	Service of process

Without preventing any other mode of service, any document in an action (including without limitation, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 22.

24.6	Waivers

(a)	No party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

(b)	In this clause 24.6:

(1)	conduct includes delay in the exercise of a right;

(2)	right means any right arising under or in connection with this agreement and includes the right to rely on this clause.

(3)	waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

24.7	Variation

A variation of any term of this agreement must be writing and signed by the parties.

24.8	Counterparts

This agreement may be executed in any number of counterparts that together will constitute one instrument. A party may execute this agreement by signing any counterpart.

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24.9	Further assurances

Each party must do all things and execute all further documents necessary to give full effect to this agreement and their obligations under it.

24.10	Prohibition and enforceability

(a)	Any provision of, or the application of any provision of, this agreement or any right, power, authority, discretion or remedy conferred by this agreement that is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this agreement that is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

24.11	Relationship of parties

(a)	Nothing in this agreement gives a party authority to bind any other party in any way, except as expressly stated in this agreement.

(b)	Nothing in this agreement imposes any fiduciary duties on a party in relation to any other party or is to be construed as constituting a partnership between the parties, except as expressly stated in this agreement.

(c)	The rights, duties, obligations and liabilities of Boral and USG arising out of this agreement are several in proportion to their Shareholding Percentage and are neither joint nor joint and several.

24.12	Exercise of rights

(a)	Unless expressly required by the terms of this agreement, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this agreement.

(b)	A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this agreement. Any conditions must be complied with by the party relying on the consent, approval or waiver.

24.13	Remedies cumulative

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

24.14	Survival of clauses

Clauses 9, 10, 16, 18, 20, 22, 23 and 24 and each indemnity in this agreement, survive termination of this agreement.

Shareholders agreement	page 83

Schedules

Table of contents

Definitions and interpretation	85

Director Appointment Forms	100

Board and Shareholder meeting schedule	102

Board Fundamental Matters	103

Major Fundamental Matters	105

Minor Fundamental Matters	107

Expert valuation procedures	109

High Risk Jurisdictions	110

Committee charters	116

Third party arrangements	121

Loan Terms	122

Adherence Deed	133

Notice details	141

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Schedule 1

Definitions and interpretation

1	Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning
Acceptance Period	is defined in clause 12.5(a).

Adjacent Intellectual Property Option	has the meaning provided in the USG Umbrella Intellectual Property Agreements.

Adherence Deed	a deed substantially in the form of Schedule 12.

Affiliate

in relation to a party:

1       a Related Corporation of the party;

2       an entity the party Controls;

3       an entity that Controls the party (other than a Parent); and

4       an entity that is Controlled by an entity that Controls the party, but so that no JV Group Member will be regarded as an Affiliate of a Boral Group Member or a USG Group Member (and vice versa).

Anti-Corruption Law	the United States Foreign Corrupt Practices Act 1977, the United Kingdom Bribery Act 2010, the Malaysian Anti-Corruption Commission Act 2009 and the Australian Criminal Code Amendment (Bribery of Foreign Public Officials) Act 1999 (Cth) (in each case, as amended from time to time) and all other Legal Requirements that prohibit bribery, the provision of or acceptance of unlawful gratuities, facilitation payments or other benefits to or from any Government Agency or any other person, as well as any such prohibitions of an international funding institution.

Appointing Parties	is defined in clause 7.4(a).

Best Offer	is defined in clause 7.4(f).

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Schedule 1 Definitions and interpretation

Term	Meaning
Board	the board of directors JVC 1 or the board of directors of JVC 2 as the context requires.

Board Fundamental Matters	each matter set out in Schedule 4.

Boral	both the Boral Holders on the basis described in clause 22.

Boral Director	a director of JVC 1 or JVC 2 appointed by Boral under clause 5.2.

Boral Group	Boral Guarantor and each Related Corporation of Boral Guarantor from time to time, not including any member of the JV Group (and Boral Group Member means any member of the Boral Group).

Boral Holders	Boral Holder 1 and Boral Holder 2.

Boral IP Option Matter

1       any decision by either Company to exercise on any given occasion (and any exercise of):

•   an Adjacent Intellectual Property Option pursuant to either of the USG Umbrella Intellectual Property Agreements;

•   a Breakthrough Intellectual Property Option pursuant to either of the USG Umbrella Intellectual Property Agreements;

•   any right of either Company under clause 13.1 of either of the USG Umbrella Intellectual Property Agreements to distribute products in the Territory; or

•   any right of either Company under clause 3.2(c) of either of the USG Umbrella Intellectual Property Agreements to terminate a USG Contributed Intellectual Property Licence Agreement; and

2       the negotiation of the royalty and other relevant terms of the resulting arrangements with the relevant USG Group Member in accordance with and subject to the terms of the USG Umbrella Intellectual Property Agreements.

Boral Respondent	Boral, its Parent and Affiliates

Boral Umbrella Intellectual Property Licence Agreements

the Umbrella Intellectual Property Licence Agreements dated on or about the date of this agreement between (respectively):

1       Boral Limited, Boral Holder 1 and JVC 1; and

2       Boral Limited, Boral Holder 2 and JVC 2.

Shareholders agreement	page 86

Schedule 1 Definitions and interpretation

Term	Meaning
Breakthrough Intellectual Property Option	has the meaning provided in the USG Umbrella Intellectual Property Agreements.

Budget	the budget, comprising separate revenue and capital budgets, for the JV Group (or any part of it, as the context requires) in respect of a Financial Year or a calendar year (as relevant).

Business	is defined in clause 1.2(a).

Business Day	a day (not being a Saturday, Sunday or public holiday in the relevant jurisdiction) on which trading banks are open for business in Sydney, Australia, Singapore and Chicago, USA.

Call Option	is defined in clause 14.1(a).

Call Right	is defined in clause 7.5(b).

Catch-Up Period	Is defined in clause 8.10(b).

Control	has the meaning given in s50AA of the Corporations Act.

Chair	the chairperson of both Boards for the time being.

Change of Control	has the meaning given to that term in clause 13.2.

Code	the United States Internal Revenue Code of 1986, as amended.

Companies	JVC 1 and JVC 2 and Company means either of them as the context requires.

Company Claim

a claim of a Company or any other JV Group Member against a Respondent:

1       for breach of any agreement between the JV Group Member and the Respondent; or

2       to enforce a right against the Respondent in relation to a liability, loss, cost, charge or expense paid, suffered or incurred by any JV Group Member from an act or omission of the Respondent.

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Schedule 1 Definitions and interpretation

Term	Meaning
Consents

in relation to any sale and purchase of JV Shares to which clause 15 applies, approvals and other consents identified by the relevant Transferee Shareholder that are required from any Government Agency or any third party so that the sale and purchase of the relevant JV Shares:

1       does not involve a breach by any JV Group Member, the purchasing Shareholder or any of the purchasing Shareholder’s Related Corporations (each a Relevant Person) of any law or a condition of a material licence held by the Relevant Person; and

2       does not breach a term of any material contract or agreement to which a Relevant Person is party, cause a default under any such material contract or agreement or allow any counterparty to any such material contract or agreement (other than a Relevant Person) to terminate or to impose or require the adoption of terms that are less favourable to the Relevant Person than the current terms.

Constitution	1 in relation to JVC 1, the Memorandum and Articles of Association of JVC 1; and 2 in relation to JVC 2, the Constitution of JVC 2.

Corporations Act	the Corporations Act 2001 (Cth).

Deadlock	is defined in clause 7.1.

Deadlock Notice	is defined in clause 7.2(a).

Decision Period	is defined in clause 12.8(a).

Default Notice	is defined in clause 14.2(a).

Defaulting Shareholder	is defined in clause 14.1(a).

Determining Expert	is defined in clause 14.3(b).

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Schedule 1 Definitions and interpretation

Term	Meaning
Dispose

in relation to JV Shares includes to:

1       sell, transfer, assign, gift, create a trust or option over, or otherwise deal in any legal or beneficial interest in;

2       alienate the right to exercise the vote attached to;

3       grant a Security Interest over or any right to acquire;

4       decrease any economic interest in; or

5       agree to do any of the above in relation to,

any JVC 1 Share or JVC 2 Share.

Disputed Matter	is defined in clause 7.2(a).

Divestment Notice	is defined in clause 10.4(b).

Dividend	Includes a dividend, bonus or other distribution in kind or cash

Employee Benefit Plans	benefit plans offered in any jurisdiction to employees, directors, officers, consultants or independent contractors of a JV Group Member, including severance, separation, salary continuation, supplemental pension, bonus, incentive, profit participation, share option, phantom share, share purchase, share appreciation right, deferred compensation, retirement, profit sharing, leave of absence, layoff, day or dependent care, legal services, life, health, accident, disability, workers’ compensation, supplemental unemployment, change in control or retention plans, policies, practices, programs, funds or arrangements of any kind.

Eligible Boral Director	is defined in clause 6.4(a)(1)

Eligible USG Director	Is defined in clause 6.4(a)(2)

Event of Default	any event specified in clause 13.1.

Execution Notice	is defined in clause 7.5(a).

Exercising Shareholder	Is defined in clause 7.5(d)

Fair Market Value	in relation to a parcel of JV Shares, their value assessed in accordance with the principles set out in Schedule 7.

Final Certificate	is defined in clause 14.3(c).

Financial Year	the financial year of the JV Group, being each 12 month period commencing 1 July and ending on the subsequent 30 June (unless varied by Unanimous Resolution of Shareholders in accordance with this agreement).

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Schedule 1 Definitions and interpretation

Term	Meaning
First Adjourned Board Meeting	is defined in clause 6.1(c)

First Response Period	is defined in clause 7.5(a).

Floor Price	is defined in clause 12.2(a).

Fundamental Matters	the Major Fundamental Matters and the Minor Fundamental Matters.

Government Agency	any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or similar entity having powers or jurisdiction under any law or regulation or the listing rules of any recognised stock or securities exchange in any part of the world.

Government Official

any officer, representative, employee of or person acting in an official capacity for:

1       any Government Agency;

2       public international organisation or monetary fund;

3       any government-owned or government-controlled corporation; or

4       any political party, party official or candidate for public office

Guarantor	Boral Guarantor or USG Guarantor, as the context requires.

High Risk Jurisdictions	the jurisdictions in which it has been determined that use of any JV IP licensed pursuant to an IP Licence Agreement poses a high risk to the integrity, value or enforceability of such licensed JV IP, including as a result of misappropriation, as listed in Part 1 of Schedule 8, as amended from time to time in accordance with clause 9.3(b).

High Risk Procedures	the procedures that are to be implemented and maintained in the High Risk Jurisdictions, as listed in Part 2 of Schedule 8, as amended from time to time in accordance with clause 9.3(c).

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Schedule 1 Definitions and interpretation

Term	Meaning
IFRS	International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Immediately Available Funds	1 cash; 2 bank cheque; or 3 telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Initial Expert	is defined in clause 14.2(c).

Initial Expert’s Certificate	is defined in clause 14.2(d).

Insolvency Event	is defined in clause 13.3.

Intellectual Property Rights	has the meaning provided in the USG Umbrella Intellectual Property Agreements.

IP Licence Agreements

1       the USG Umbrella Intellectual Property Agreements and each agreement contemplated by the schedules to those agreements; and

2       the Boral Umbrella Intellectual Property Agreements and each agreement contemplated by the schedules to those agreements.

JV Enterprise	is defined in clause 7.4(c).

JV Group	each of JVC 1, JVC 2 and their respective Subsidiaries from time to time (and JV Group Member means any member of the JV Group).

JV IP	all Intellectual Property Rights owed by, or licensed to, any member of the JV Group from time to time (including all Intellectual Property Rights licensed under the IP Licence Agreements).

JV Share	a security in the JV Group, being one JVC 1 Share and one JVC 2 Share that are Stapled to each other.

JVC 1 Board	the board of directors of JVC 1

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Schedule 1 Definitions and interpretation

Term	Meaning
JVC 1 Percentage	in relation to a Shareholder at any time, the number of JVC 1 Shares held by the Shareholder expressed as a percentage of the total number of JVC 1 Shares on issue at the relevant time.

JVC 1 Share	an ordinary share in the capital of JVC 1.

JVC 2 Board	the board of directors of JVC 2

JVC 2 Percentage	in relation to a Shareholder at any time, the number of JVC 2 Shares held by the Shareholder expressed as a percentage of the total number of JVC 2 Shares on issue at the relevant time.

JVC 2 Share	an ordinary share in the capital of JVC 2.

Last Right	is defined in clause 12.7(b).

Legal Requirement	any international, national, federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, treaty, ruling or requirement issued, enacted, adopted, implemented or otherwise put into effect by, or under the authority of, any Government Agency or any public international organisation in any jurisdiction.

Loan Terms	the terms set out in Schedule 11.

Marketing Period	is defined in clause 12.7(a).

Major Fundamental Matters	each matter set out in Schedule 5.

Major Shareholder	each Shareholder whose Shareholding Percentage is 37.5% or more at the relevant time.

Minor Fundamental Matters	each matter set out in Schedule 6.

Minor Shareholder	each Shareholder whose Shareholding Percentage is 12.5% or higher but less than 37.5% at the relevant time.

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Schedule 1 Definitions and interpretation

Term	Meaning
Non-Defaulting Shareholder	is defined in clause 14.1(a).

Non-Withdrawing Shareholder	is defined in clause 7.6(a).

Notice	is defined in clause 23.1.

Notice of Sale	is defined in clause 12.2(a).

Offer Notice	is defined in clause 12.3.

Parent	1	in the case of Boral or any other Boral Group Member, Boral Guarantor; and

	2	in the case of USG or any other USG Group Member, USG Guarantor.

Products	products for wall, ceiling, floor lining and exterior systems that utilise gypsum, plasterboard, mineral fibre ceiling tiles, mineral wool, steel grid, studs and track, plastic beads, cement board, gypsum fibreboard, fibre cement, joint compound, jointing tapes, plaster and other materials (such as geopolymer or other pozzolanic materials) and ancillary products and related tools.

Recipient	is defined in clause 12.2(a).

Records	all books, records, accounts, reports, correspondence, files and other documents and information or data (whether in printed, electronic or other form) in the possession of a JV Group Member relating to the Business or the businesses, assets or affairs of that JV Group Member or its clients, including any statutory books and registers, minute books, books of account, trading and financial records, employee records, tax returns and related correspondence and customer lists, supplier lists, price lists, pricing models and sales and marketing materials.

Related Corporation	in relation to an entity, each body corporate:

	1	that is a Subsidiary of that entity;

	2	of which the entity is a Subsidiary (other than, where the relevant entity is a Boral Group Member or a USG Group Member, a Parent); or

	3	that is a Subsidiary of a company of which the entity is also a Subsidiary.

Shareholders agreement	page 93

Schedule 1 Definitions and interpretation

Term	Meaning
but so that no JV Group Member will be regarded as a Related Corporation of a Boral Group Member or a USG Group Member (and vice versa).

Relevant Affiliate	in relation to a Shareholder:

	1	that Shareholder’s Parent;

	2	any Related Corporation of the Shareholder’s Parent that Controls the Shareholder; and

	3	any Related Corporation of the Shareholder’s Parent that is a party to an IP Licence Agreement,

but not including for the avoidance of doubt any JV Group Member.

Representative	in relation to any entity, a director, officer, agent, consultant employee or contractor of that entity.

Respondent	a USG Respondent or a Boral Respondent.

Response Period	is defined in clause 12.3.

Relevant Person	is defined in clause 13.3.

Restricted Business	is defined in clause 10.2.

Restricted Employee	is defined in clause 10.2.

Restricted Period	is defined in clause 10.2.

Restricted Persons	is defined in clause 10.2.

Restricted Territory	is defined in clause 10.2.

Sale Agent	is defined in clause 7.4(a).

Sale Business	is defined in clause 10.4(b).

Shareholders agreement	page 94

Schedule 1 Definitions and interpretation

Term	Meaning
Sale Notice	is defined in clause 7.3.

Sale Shares	is defined in clause 12.2(a).

Sale Terms	is defined in clause 12.2(a).

Sale Terms Notice	is defined in clause 12.4(c).

Second Adjourned Board Meeting	is defined in clause 6.1(d).

Second Notice of Sale	is defined in clause 12.7(b).

Second Response Period	is defined in clause 7.5(b).

Securities	shares, debentures, convertible notes, or other instruments convertible into shares or debentures, options or other equity or debt securities.

Security Interest	any legal or equitable interest or power:

	1	reserved in or over an asset (or any interest in any asset) including, but not limited to, any retention of title; or

	2	created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt or any other monetary obligation or the performance of any other obligation and includes:

	3	any agreement to grant or create any of the above; and

	4	a security interest within the meaning of section 12(1) of the Personal Property Securities Act 2009 (Cth).

Seller	is defined in clause 12.2(a).

Shareholder	Boral or USG.

Shareholder Group	the Boral Group or the USG Group.

Shareholding Percentage	in relation to a Shareholder at any time, the mean average of its JVC 1 Percentage and its JVC 2 Percentage at the relevant time (and so that each Shareholder’s Shareholding Percentage at the date of this agreement is 50%).

Shareholders agreement	page 95

Schedule 1 Definitions and interpretation

Term	Meaning
Singapore Nominee	a director appointed to the JVC 1 Board under clause 5.1(b).

Standstill Period	is defined in clause 11.1(a).

Stapled	the linking together of a JVC 1 Share and a JVC 2 Share in accordance with clause 19.

Strategic Plan	the strategic plan of the JV Group (or any part of it, as the context requires) as approved by the Boards under clause 8.1.

Subsidiary	has the meaning given in the Corporations Act.

Super Resolution	in relation to a Board resolution, a resolution of the relevant Board passed as a Super Resolution in accordance with clause 6.5(b) or clause 6.6(b).

Support Commitments	in relation to any person, any guarantees or similar surety or credit support arrangements given by that person in relation to the obligations of any JV Group Member as contemplated by clause 8.11.

Tag Right	the right referred to in clause 12.4(c) or clause 12.7(b), as the context requires.

Territory	is defined in clause 1.3.

Third Party Buyer	has the meaning given in clause 12.4(a) or 12.7(b), as the context requires.

Shareholders agreement	page 96

Schedule 1 Definitions and interpretation

Term	Meaning
Third Party IP	has the meaning provided in clause 18.7.

Transaction Documents

1       this agreement;

2       the IP Licence Agreements;

3       the Transitional and Ongoing Services Agreements entered into on or about the date of this agreement between the Companies and (respectively) certain USG Group Members and certain Boral Group Members.

Unanimous Resolution

in relation to a resolution of Shareholders:

1       in the case of a Major Fundamental Matter, a resolution of Shareholders that has been approved by each Major Shareholder in accordance with:

•    clauses 6.7(e) and 6.7(f); or

•    clause 6.7(g); and

2       in the case of Minor Fundamental Matters, a resolution of Shareholders that has been approved by each Major Shareholder and each Minor Shareholder (if any) in accordance with a;

•    clauses 6.7(e) and 6.7(f); or

•    clause 6.7(g).

USG Director	a director of JVC 1 or JVC 2 appointed by USG under clause 5.2.

USG Group	USG Guarantor and each Related Corporation of USG Guarantor from time to time, not including any member of the JV Group (and USG Group Member means a member of the USG Group).

USG IP Option Matter

1       any decision by either Company to exercise on any given occasion (and any exercise of) a Breakthrough Intellectual Property Option pursuant to either of the Boral Umbrella Intellectual Property Agreements; and

2       the negotiation of the royalty and other relevant terms of the resulting arrangements with the relevant Boral Group Member in accordance with and subject to the terms of the Boral Umbrella Intellectual Property Agreements.

USG Respondent	USG, its Parent or Affiliates.

Shareholders agreement	page 97

Schedule 1 Definitions and interpretation

Term	Meaning

USG Umbrella Intellectual Property Agreements

the Umbrella Intellectual Property Licence Agreements dated on or about the date of this agreement between (respectively):

1       USG Corporation, USG Netherlands Global Holding BV and JVC 1; and

2       USG Corporation, USG Foreign Investment Ltd and JVC 2.

Valid Funding Notice	is defined in clause 8.9(c).

Withdrawing Shareholder	is defined in clause 7.6(a)(5).

Wholly Owned Related Corporation	has the meaning given to the term related body corporate in the Corporations Act but on the basis that subsidiary means (including in the definition of holding company in the Corporations Act) Wholly Owned Subsidiary.

Wholly Owned Subsidiary	in relation to an entity, a wholly-owned subsidiary of that entity as defined in section 9 of the Corporations Act.

2	Interpretation

In this agreement:

(a)	Headings, bold type and the entirety of clause 2 of this agreement are for convenience only and do not affect the interpretation of this agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(e)	An expression importing a person includes any company, partnership, joint venture, association, trust, corporation or other body corporate and any Government Agency as well as an individual.

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement and a reference to this agreement includes any schedule, attachment or exhibit.

(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)	A reference to a party to a document includes that party’s successors and permitted assignees.

Shareholders agreement	page 98

Schedule 1 Definitions and interpretation

(j)	A reference to an agreement other than this agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(k)	No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

(l)	A reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(m)	A reference to $ is to US Dollars.

Shareholders agreement	page 99

Schedule 2

Director Appointment Forms

PART 1 (SHAREHOLDER NOTICE)

Notice of appointment of a director pursuant to Clause 5.2(a) of Shareholders Agreement

To:	[USG Boral Building Products Pty Limited (ACN 004 231 976/USG Boral Building Products Pte Limited] (Company)

From:	[Insert Shareholder] (Shareholder)

This letter constitutes notice pursuant to clause 5.2(a) of the Shareholders Agreement between Boral Limited, USG Corporation, the Shareholder, the Company et al of the appointment by the Shareholder of [insert individual’s full name] as a director of the Company (Director).

The Director [is/is not] appointed as the Shareholder’s Singapore Nominee (as that term is defined in clause 5.1(b) of the Shareholders Agreement).

Date:

Signature:

Shareholders agreement	page 100

Schedule 4 Major Fundamental Matters

PART 2 (CONSENT TO ACT)

Consent to Act as Director

I, [insert full name], consent to act as a director of [USG Boral Building Products Pty Limited (ACN 004 231 976/USG Boral Building Products Pte Limited] (Company) and provide the following information:

FULL NAME:

FORMER NAMES:

RESIDENTIAL ADDRESS:

DATE OF BIRTH:

PLACE OF BIRTH:

DATED:	________________________________________________________________

SIGNED:	________________________________________________________________

Shareholders agreement	page 101

Schedule 3

Board and Shareholder meeting schedule

2014 Calendar	Proposed Location	Status	Key Topics

1) Tuesday 28 January	KL	Committed	• Governance • Use of Committee Structure • 2Q results • Capital Plan and Approval of key 2014 – 2015 projects • Integration Plan

2) Tuesday 11 March	Sydney	Committed	• 3Q Guidance / Annual Strategic Planning / Integration Update

3) Wednesday 30 April	Hong Kong	Committed	• 3Q Results / 2015 FY Budget Approval / Integration Update / Director Education plant visit

4) Monday 21 July	Chicago or Los Angeles	Committed	• 2014 FY Early Results / 2015 FY Plan / HR Succession Planning

5) Thursday 2 October	KL	Committed	• 2014 FY Final Results / Integration Update

6) Tuesday 18 November	Hong Kong	Committed	• Capital Plan and Approval of key 2015-2015 projects • 1Q Results / Integration Update

Shareholders agreement	page 102

Schedule 4

Board Fundamental Matters

(a)	Strategic Plan and Budget: approval of the Strategic Plan and Budget and any material changes to or departures from the Strategic Plan or Budget (except, for the avoidance of doubt, to the extent the Strategic Plan or Budget involves a Fundamental Matter).

(b)	Financial accommodation: any JV Group Member entering into external borrowings or other financial accommodation (other than drawdowns under working capital facilities in effect as at the date of this agreement) in excess of US$3 million

(c)	Financial policies: the establishment of (or any material changes to) the financial policies of the JV Group in relation to:

(1)	application of cash flow; and

(2)	hedging.

(d)	Mergers: the merger or amalgamation of any member of the JV Group with any other member of the JV Group) or any consolidation, restructuring or other reorganisation of the JV Group which occurs solely within the JV Group.

(e)	Guarantees: any JV Group Member entering into or becoming liable under any guarantee or similar arrangement under which the relevant entity might incur liability in respect of the financial obligation of any other JV Group Member. This does not apply to performance guarantees in the ordinary course of business.

(f)	Security Interests: the creation of any Security Interest over assets of any JV Group Member in favour of any other JV Group Member, other than in the ordinary course of the business of the JV Group.

(g)	Provision of loans: the provision of any loan or financial accommodation by any JV Group Member to any person (other than another JV Group Member).

(h)	Material contracts: any JV Group Member entering into, materially varying, or terminating any agreement or arrangement involving:

(1)	transactions that are not on bona fide arms’ length terms or otherwise outside the ordinary course of business;

(2)	any non-compete undertakings, exclusivity provisions or similar restrictive covenants; or

(3)	any JV Group Member assuming any ‘take or pay’ or similar obligations exceeding US$1 million in aggregate,

or otherwise effecting any material, non-ordinary course business transaction or actions, except in each case as set forth in the then most recent Strategic Plan or Budget.

(i)	Ordinary course business contracts: subject to paragraph (h), any JV Group Member entering into, materially varying, or terminating any agreement or arrangement involving consideration to or from the JV Group of more than:

(1)	US$10 million, in the case of customer or supplier agreements; or

(2)	US$5 million in any other case;

Shareholders agreement	page 103

Schedule 4 Major Fundamental Matters

(j)	Assets: the sale, transfer, lease, assignment, disposal or acquisition of assets in any transaction or series of related transactions by any JV Group Member or any agreement to do so where the market value of such assets or the consideration in respect of the sale or acquisition of such assets is in excess of US$2 million (except, for the avoidance of doubt, to the extent the relevant transaction involves a Fundamental Matter), but excluding the sale or purchase of inventory, raw material materials, finished product and similar items in the ordinary course of the business.

(k)	Derivatives: any JV Group Member purchasing or entering into foreign currency swaps or other derivative instruments other than hedges entered into in accordance with a hedging policy approved under (c) above.

(l)	Dividends: the declaration or payment of any Dividend by either Company.

(m)	Accounting policies: any significant change in accounting policies or practices of the JV Group.

(n)	Litigation: the commencement or settlement by any JV Group Member of any litigation, arbitration or other proceedings other than a Company Claim, which will cause, or is likely to cause, the JV Group to incur liabilities, losses, damages, costs or expenses (including legal costs) in excess of US$2 million.

(o)	Chief executive officer: the appointment (including the terms of appointment), or (subject to clauses 5.7(d) and 5.7(e)) termination of the appointment, of the chief executive officer of the JV Group, or any variation in his or her remuneration or terms of appointment.

(p)	Chief financial officer: the appointment (including the terms of appointment), or (subject to clauses 5.7(d) and 5.7(e)) termination of the appointment, of the chief financial officer of the JV Group, or any variation in his or her remuneration or terms of appointment.

(q)	Employee Benefit Plans: creating any Employee Benefit Plans, amending any existing Employee Benefit Plans or granting or approving any benefits to employees, independent contractors or consultants of the JV Group other than in accordance with the Employee Benefit Plans.

(r)	Directors of subsidiaries: the appointment or removal of any director of any Subsidiary of either of the Companies, or of any other body corporate or entity (including any joint venture entity) in relation to which any member of the JV Group has the power to appoint or remove a director.

Shareholders agreement	page 104

Schedule 5

Major Fundamental Matters

(a)	New issues: the issue of Securities of any JV Group Member to the extent not a Minor Fundamental Matter.

(b)	Capital Calls: any call for capital from Shareholders (as contemplated by clause 8.9), other than pursuant to clause 8.9(h).

(c)	Debt to equity ratio: the establishment of (or any material changes to) the JV Group’s financial policy in relation to its debt to equity ratio.

(d)	Change to business: any of the following:

(1)	the acquisition by a JV Group Member of any business or of shares or other equity securities in any entity (other than another JV Group Member);

(2)	the disposal by a JV Group Member of any business or of shares or other equity securities in any entity;

(3)	establishment by any JV Group Member of any new Subsidiary, branch or representative office; or

(4)	entry by a JV Group Member into a partnership, joint venture or profit or revenue sharing arrangement with any entity.

(e)	Mergers: the merger or amalgamation of any member of the JV Group (other than the Companies) with any other entity (other than another member of the JV Group) or any consolidation, restructuring or other reorganisation of the JV Group (other than the Companies and other than solely within the JV Group).

(f)	Guarantees: any JV Group Member entering into or becoming liable under any guarantee or similar arrangement under which the relevant entity might incur liability in respect of the financial obligation of any other person (other than another JV Group Member).

(g)	Security Interests: the creation of any Security Interest over assets of any JV Group Member in favour of any person, other than another JV Group Member, other than in the ordinary course of the business of the JV Group.

(h)	IP disposal: any JV Group Member:

(1)	granting a licence or sublicence in respect of, or transferring, conveying, pledging or otherwise encumbering or disposing (or agreeing to do any of the preceding things in respect of), any JV IP to any other person (other than another JV Group Member); or

(2)	sharing any JV Confidential Information with, or disclosing any JV Confidential Information to, any other person (other than another JV Group Member),

except (in each case) as expressly contemplated by this agreement or as permitted by any other Transaction Document (provided that, for the avoidance of doubt, nothing in this paragraph (h) gives any JV Group Member a right in respect to JV IP that is licensed to it pursuant to an IP Licence Agreement, which is not expressly granted in that IP Licence Agreement).

Shareholders agreement	page 105

Schedule 5 Major Fundamental Matters

(i)	Assets: the sale, transfer, lease, assignment, disposal or acquisition of assets in any transaction or series of related transactions by any JV Group Member or any agreement to do so where the market value of such assets or the consideration in respect of the sale or acquisition of such assets is in excess of US$25 million, but excluding the sale or purchase of inventory, raw material materials, finished product and similar items in the ordinary course of the business.

(j)	Brand and Trade Mark Strategy: the brand and trade mark strategy developed and implemented by the JV Group and any changes to this strategy.

(k)	Financial Year: any change to the Financial Year.

(l)	Auditor: the removal of either Company’s auditor and the appointment of any replacement.

Shareholders agreement	page 106

Schedule 6

Minor Fundamental Matters

(a)	New issues: the issue of:

(1)	Securities of any JV Group Member (including for the avoidance of doubt JV Shares), except:

(A)	to another JV Group Member; or

(B)	pursuant to a Valid Funding Notice issued in accordance with clause 8.9; or

(2)	voting securities of JVC 1 or JVC 2 other than JVC 1 Shares or JVC 2 Shares.

(b)	Variation of rights: any variation to the rights attaching to or the class of any Securities or the redemption, buy-back or cancellation of any issued Securities.

(c)	Change to business: any of the following:

(1)	any cessation of, or any material change in, the Business;

(2)	entry by any JV Group Member into any new business, including the establishment of business in any jurisdiction in which the JV Group does not have existing operations as at the date of this agreement;

(d)	Mergers: the merger or amalgamation of either Company with any other entity or any consolidation, restructuring or other reorganisation of the capital of either Company.

(e)	Dividends: any change to or departure from the Dividend policy specified in clause 8.7 and the determining or declaring or paying any Dividends on the JV Shares other than in proportion to all Shareholders’ Shareholding Percentage.

(f)	IP protection:

(1)	use of any JV IP licensed pursuant to an IP Licence Agreement, except in each case as expressly provided in the relevant IP Licence Agreement;

(2)	approval for the purposes of clause 9.2 of protection measures and safeguards in relation to the use of JV IP in High Risk Jurisdictions; or

(3)	any changes to the list of High Risk Jurisdictions in Schedule 8.

(g)	Related party agreements: except for the entry into the Transaction Documents (and any documents or agreements required to be entered into pursuant to the terms of any Transaction Document), and except for conduct falling within clause 6.10, any JV Group Member entering into or varying any contract, agreement or arrangement (whether oral or in writing) with a Shareholder or a Parent or an Affiliate of a Shareholder (or their respective officers, directors or employees) (Related Party Arrangements), except where each of the following is satisfied:

(1)	the Related Party Arrangement relates to the ad hoc provision of assistance or services to a JV Group Member by a Shareholder or a Parent or an Affiliate of a Shareholder;

Shareholders agreement	page 107

Schedule 6 Minor Fundamental Matters

(2)	the Related Party Arrangement has been approved by the chief executive officer and the chief financial officer of the JV Group; and

(3)	the total value of the amount payable (or other consideration to be provided) by the JV Group in respect of the Related Party Arrangement does not exceed:

•	US$500,000 for the individual Related Party Arrangement; or

•	US$1 million when taken together with all other Related Party Arrangements entered into in the same Financial Year with the same Shareholder (or its Parent or Affiliates).

(h)	Assets: the sale, transfer, lease, assignment, disposal or acquisition of assets in any transaction or series of related transactions by any JV Group Member or any agreement to do so where the market value of such assets or the consideration in respect of the sale or acquisition of such assets is in excess of US$100 million, but excluding the sale or purchase of inventory, raw material materials, finished product and similar items in the ordinary course of the business.

(i)	Winding up: the making of an application or the commencement of any proceedings or the taking of any other steps for the winding up, dissolution, or appointment of an administrator of any JV Group Member or the entering into by any JV Group Member of an arrangement, compromise or composition with or assignment for the benefit of its creditors, a class of them or any of them;

(j)	Constituent documents: any amendment to either of the Constitutions.

(k)	Special resolutions: any matter which any applicable law requires to be approved or authorised by:

(1)	special resolution of the shareholders of JVC 1 (within the meaning of the Singapore Companies Act) or of JVC 2 (within the meaning of the Corporations Act) (or both); or

(2)	any other special majority of the shareholders of JVC 1 or JVC 2 (or both) in excess of a simple majority, including unanimity.

Shareholders agreement	page 108

Schedule 7

Expert valuation procedures

An Initial Expert appointed under clause 14.2(c) or Determining Expert appointed under clause 14.3(b) must determine the Fair Market Value of the Defaulting Shareholder’s JV Shares as at the date of service of the relevant Default Notice under clause 14.2(a) applying the following methodology (but subject always to clause 14.3(c)(2) in the case of a determination by a Determining Expert):

(a)	The Expert must first determine the fair market value of all JV Shares on issue at the relevant time as on an arm’s length sale between a willing but not anxious seller and a willing but not anxious buyer:

(1)	taking into account all the circumstances at that time that the Expert considers to be relevant to the value of the JV Group and the JV Shares;

(2)	employing appropriate valuation methodologies including a discounted cash flow basis;

(3)	on the basis that any loan from a Shareholder is a liability of the JV Group; and

(4)	on the assumption that all JV Shares are capable of being transferred without restriction.

(b)	The Fair Market Value of the Defaulting Shareholder’s JV Shares will be:

(1)	the Shareholder’s Shareholding Percentage of the total value of all JV Shares determined under (a) above, without any premium or discount being attributable to the percentage of the total number of JV Shares that they represent; less

(2)	the gross amount of any Dividends paid (or irrevocably declared with a record date before the sale of the Defaulting Shareholder’s JV Shares such that it will remain entitled to receipt of the relevant Dividend) on any of the Defaulting Shareholder’s JV Shares at any time on or after the date of service of the relevant Default Notice under clause 14.2(a) is deducted from the valuation.

Shareholders agreement	page 109

Schedule 8

High Risk Jurisdictions

Part 1     List of High Risk Jurisdictions

In determining whether a Jurisdiction is considered a High Risk Jurisdiction for the purposes of protecting the Intellectual Property licensed to the JV Group pursuant to the IP Licence Agreements, the Shareholders may consider risk factors such as geopolitical issues, governmental reports regarding the enforceability of intellectual property rights, such as the Special 301 Report prepared annually by the Office of the United States Trade Representative and the number of enforcement actions brought by a judicial or executive agency.

The High Risk Procedures of Part 2 of Schedule 8 must be implemented in High Risk Jurisdictions where manufacturing or mining technology is deployed at the date of signing of the Agreement (marked “High Risk” in Table 1) and in those Jurisdictions where manufacturing or mining technology is deployed at a future date (marked in “High Risk” in Table 2) prior to or on the date of such implementation. In those Jurisdictions where the risk identified in Tables 1 and 2 is “Regular” or where there are no manufacturing or mining assets, commercially reasonable intellectual property protection measures must be used.

TABLE 1

Jurisdictions with Manufacturing or Mining Assets	Intellectual Property Risk Category
Australia	Regular
China	High Risk
India	High Risk
Indonesia	High Risk
Malaysia	Regular
New Zealand	Regular
Oman (in progress)	Regular
South Korea	Regular
Thailand	High Risk
Vietnam	High Risk

Key to Table 1—IP Risk Categories

High Risk means Jurisdiction requiring implementation of High Risk Procedures (Part 2, Schedule 8).

Regular means Jurisdiction requiring commercially reasonable intellectual property protection measures.

Shareholders agreement	page 110

Schedule 8 High Risk Jurisdictions

TABLE 2

Jurisdictions Currently without Manufacturing or Mining Assets	Intellectual Property Risk Category
Afghanistan	High Risk
Bangladesh	High Risk
Bahrain	High Risk
Bhutan	High Risk
Brunei	High Risk
Cambodia	High Risk
East Timor	High Risk
Egypt	High Risk
Hong Kong	High Risk
Iraq	High Risk
Israel	High Risk
Japan	Regular
Jordan	High Risk
Kuwait	High Risk
Laos	High Risk
Lebanon	High Risk
Macau	High Risk
Malaysia	Regular
Mongolia	High Risk
Myanmar	High Risk
Nepal	High Risk
Pakistan	High Risk
Papua New Guinea	High Risk
Philippines	High Risk
Qatar	High Risk
Russia	High Risk
Singapore	Regular
Sri Lanka	High Risk
Taiwan	Regular
United Arab Emirates	High Risk

Key to Table 2—IP Risk Category

High Risk means Jurisdiction requiring commercially reasonable intellectual property protection measures, unless and until manufacturing or mining technology is deployed in the country, by which time the High Risk Procedures must be implemented and the Jurisdiction moved to TABLE 1 (see Part 2 of Schedule 8).

Regular means Jurisdiction requiring commercially reasonable intellectual property protection measures.

Shareholders agreement	page 111

Schedule 8 High Risk Jurisdictions

Part 2 High Risk Procedures

These principles must be updated from time to time as new best practices arise or are implemented.

I.	Physical Access Protections

A.	Physical access to the plant is controlled.

1.	Access to plant property is limited only to authorized employees, visitors, vendors contractors and suppliers.

2.	All non-employees are required to check in, with a record of time arriving and departing, and purpose of visit and employee responsible for them.

B.	Areas of the plant and property are identified as:

1.	Unrestricted – such as parking lots, exterior loading docks and the reception area of plants.

2.	Limited Access – such as general offices, warehouses, bulk raw material delivery areas, plant operating areas where widely available equipment is used and where individuals with a business need are permitted access within the plant.

3.	Restricted – such as plant operating areas where confidential information may be available or found, where trade secret equipment is used or visible, and offices where financial or HR information may be found.

4.	Highly Sensitive – such areas where high value and highly sensitive trade secrets and other proprietary information can be found or are being researched and developed, such as product formulations, engineering drawings, IT servers or other central computer systems.

C.	Highly Sensitive areas must be physically secured with locked doors, cabinets or other physical barriers (walls, curtains or other barriers) preventing access to unauthorized employees or non-employees. Electronic access with keycards containing employee identifying information should be implemented if practicable, and a record kept (for at least one month) of the identity and time at which each authorized individual accessed the Highly Sensitive area.

D.	Non-employees and employees must be authorized for each level of security for which they have access, and are not permitted access to areas for which they do not have authorization.

E.	No recording devices of any type are permitted in Limited Access areas without the Plant Manager’s approval, and none at all are permitted in Restricted or Highly Sensitive areas, without prior written authorization by Regional Manager or Legal.

F.	No mobile telephones are permitted in Restricted or Highly Sensitive areas, and areas where mobile telephones may be used must be designated in Unrestricted access areas.

Shareholders agreement	page 112

Schedule 8 High Risk Jurisdictions

II.	Document Protections

A.	The Plant Manager must ensure that all documents in the plant are correctly identified, marked and protected if they contain any Restricted or Highly Sensitive information.

B.	Documents must be marked with copyright notices and confidentiality legends using the above levels of sensitivity. Documents also must be marked with a “no copying or distribution without authorization” identifier. Markings should be in English and the local language.

C.	Documents that are Unrestricted and Limited Access may be copied solely to further a business purpose as determined by a department manager.

D.	Restricted and Highly Sensitive documents cannot be disclosed without permission from the Plant Manager.

E.	Hard copies of Restricted and Highly Sensitive documents must be kept in a locked cabinet or other secure locations.

F.	Electronic copies of Restricted and Highly Sensitive documents must be kept secure using appropriate IT protections as outlined below, which may include document level encryption.

G.	Hard copies of Restricted and Highly Sensitive documents must be shredded before disposal.

H.	Copying facilities must be available in Restricted and Highly Sensitive areas, to avoid removal of any such documents from those areas. Such copying facilities must be password locked and usable only with access codes. Records must be kept of the access code used to enable the copier, so as to determine who (or under whose authority) the copying was undertaken.

III.	IT Protections

A.	All IT systems must require passwords that are unique to each individual accessing the systems.

B.	Individual computers on which Restricted or Highly Sensitive information is stored or accessed must have password protection and hard drive encryption as permitted by local laws.

C.	There should be click through warnings and reminders of confidentiality obligations when employees access systems that contain Restricted or Highly Sensitive information.

D.	Digital rights management solutions, which may include document level encryption, should be used to protect Restricted or Highly Sensitive information.

E.	When and where practicable, use of real time monitoring systems which can detect and/or prevent uploading, downloading, emailing or other types of movement of documents that contain Highly Sensitive information is strongly recommended.

F.	All Highly Sensitive Information maintained on a network should be subject to a digital rights/document management system, which restricts access to the document and maintains a record of any employee who accesses that document (and the time and duration of that access).

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Schedule 8 High Risk Jurisdictions

IV.	Employee Protections

A.	Training. Employees must be trained on the importance of identifying and protecting intellectual property and methods that can be used. Training on aspects of the importance of, and methods for, IP protection must be undertaken twice a year.

B.	Non-disclosure agreements. Employees exposed to Restricted or Highly Sensitive information must execute written non-disclosure agreements commensurate with their level of exposure and their level of employment.

C.	Non-compete agreements. Where legally enforceable and appropriate given their exposure to Restricted or Highly Sensitive information, management employees (e.g. plant managers, sales or accounting managers, engineering managers, etc.) should enter into non-compete agreements preventing or limiting their employment with a competitor or potential competitor under terms that will protect the Restricted or Highly Sensitive information, and subject to other conditions necessary to permit the enforcement of the non-compete agreement.

D.	Selective disclosure of information. Employees should only be exposed to information that they need to know to perform their functions. No one employee should be allowed access to all Restricted or Highly Sensitive information.

V.	Third Party Protections

A.	The above principles should be used when dealing with third parties, with a particular emphasis on the following:

B.	Non-disclosure agreements. Confidentiality agreements must be used when disclosing Restricted or Highly Sensitive information. Agreements should contain restrictions and obligations commensurate with the level and scope of disclosure.

C.	Selective disclosure of information. Third parties should only be exposed to information that they need to know to perform the tasks for which they are being engaged. No one party should be allowed access to all Restricted or Highly Sensitive information about any one system. Should any copies of Restricted or Highly Sensitive information be shown to a third party, prior written authorization from the Plant Manager must be obtained. No copies of any Highly Sensitive Information may be provided to a third party or taken off the premises without prior written authorization from Legal.

D.	Escorting of third party personnel. Even if other protections are in place, no third party personnel should be allowed access to Restricted or Highly Sensitive areas or information without escort by an employee who has authorization to access such areas or information.

VI.	Reporting and improvements to the protocol

A.	Twice annually, the Plant Manager must ensure a review is conducted of the criteria used to determine if documents contain Restricted or Highly Sensitive information to confirm that documents with such information are identified by the criteria.

B.	Annually, the Plant Manager must ensure a physical review is conducted of the plant to ensure that there is no Restricted or Highly Sensitive Information found or embodied outside Restricted or Highly Sensitive areas.

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Schedule 8 High Risk Jurisdictions

C.	Once a year, the Plant Manager must ensure an audit is conducted of access to, use of and management of Restricted and Highly Sensitive Information, and provide a report to the Regional Manager outlining the sufficiency of the existing protections, any breaches of protocol and any proposed improvements to the protocol.

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Schedule 9

Committee charters

Agreed initial charters attached behind this page.

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Schedule 9 Committee charters

CHARTER OF THE

FINANCE COMMITTEE

Corporate Authorization and Purpose

The Finance Committee is one of the two standing committees specified under the Shareholders Agreement to which this charter forms a schedule. Such Committee shall provide oversight and advice regarding the JV Group’s (JVC’s) financing requirements and programs to obtain funds; relations with banks, bondholders and other creditors; operating and capital expenditure budgets; dividend policy; accounting policy; tax policy and acquisitions, divestitures and significant transactions affecting the JVC’s capital structure or ownership. The Committee shall be accountable to the Boards and Shareholders and may make recommendations to, and consider such other matters as may be referred to it from time to time by, the Boards and the Shareholders.

Organization

The Finance Committee shall consist of up to 8 members, in accordance with clause 5.6(b) of the Shareholders Agreement. The Chief Financial Officer of the JV Group shall be a standing participant but not a member of the Committee. The Committee may form one or more subcommittees, each of which may take such actions as may be specified by the Committee.

Responsibilities and Duties

As its responsibilities and duties, the Committee shall review and advise the Boards and the Shareholders regarding the following JVC matters:

1.	Financial policies and practices

2.	Monthly financials (* maybe using the existing flag report)

3.	Financing requirements and funding programs, including debt financing;

4.	Operating and capital expenditures budgets;

5.	Internal Audit plan and reports

6.	Review annual audit plan and fees/expenses for external auditors

7.	Acquisitions, divestitures, capital projects and other significant transactions

8.	Relations with banks, bondholders and other creditors;

9.	Capital authority accomplishments;

10.	Dividend policy; and

11.	And such other matters as may be referred to it from time to time by the Boards and Shareholders.

FINANCE COMMITTEE AGENDA CHECKLIST

I. COMPOSITION AND MEETINGS

1. Confirm expertise of committee members

2. Establish number and schedule of meetings

3. JVC to establish meeting agenda for approval by Committee (see II below)

4. Record minutes

5. Report to Boards and Shareholders

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Schedule 9 Committee charters

II. COMMITTEE RESPONSIBILITIES AND DUTIES

1. Review annual financial results

2. Review year-to-date financial results and forecast

3. Review annual plan, capital budget and financing plan for current year

4. Monitor and review financial policies and practices throughout the JVC

5. Review significant transactions that affect capital structure including debt financing

6. Review annual Dividends

7. Review Shareholder proposals regarding corporate financial policy

8. Review significant capital authorities as necessary

9. Review annual review of changes in bank relationships

10. Review monthly financial reports

11. Review Shareholder cost of service plans

12. Review capital authority accomplishment report

13. Review multi-year profit & loss, balance sheet, cash flow forecast and capital structure plan

14. Review annual Internal Audit plan and audit reports

15. Review annual audit plan and fees for external auditors

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Schedule 9 Committee charters

CHARTER OF THE

TECHNICAL COMMITTEE

Corporate Authorization and Purpose

The Technical Committee is one of the two standing committees specified under the Shareholders Agreement to which this charter forms a schedule. The Committee shall provide advice, assistance, recommendations, and review regarding JV Group technology decisions, implementation and needs, and Intellectual Property protections.

Organization

The Technical Committee shall consist of up to six members appointed in accordance with clause 5.6(c) of the Shareholders Agreement plus a Committee Chair who will be USG’s Chief Technology Officer. The Technical Committee also may call on subject matter experts from USG or Boral for assistance as may be needed by the JV Group.

Responsibilities and Duties

As its responsibilities and duties, the Committee shall:

1.	Meet on a regularly scheduled basis with the JV Group’s senior manufacturing, technical service, engineering, and research managers. The Committee will meet at least four times per year, with at least one meeting in person, and the other meetings by telephone and internet or other suitable means.

2.	Review the JV Group’s progress on technology implementation and initiatives, and provide recommendations to assist the Joint Venture in meeting implementation deadlines and performance objectives;

3.	Work with the JV Group to resolve issues that inhibit or interfere with technology implementation or implementation schedules;

4.	Review and provide recommendations on JV Group technology strategy and organizational development;

5.	Review and assist with recommendations concerning research, technology, and capital expenditures budgets;

6.	Review and assist with recommendations on acquisitions, divestitures, capital projects, and other significant transactions affecting the JV Group’s Intellectual Property and technology base within limits approved by management;

7.	Work with the JV Group to implement and maintain Intellectual Property protection protocols and procedures;

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Schedule 9 Committee charters

8.	Assist the JV Group in identifying and protecting JV Group developed Intellectual Property;

9.	Advise and assist the JV Group on licensing, cooperative development and other opportunities with third parties involving Intellectual Property issues;

10.	Assist the JV Group with Intellectual Property infringement and other enforcement issues;

11.	Consider such other matters as may be referred to it from time to time by the Boards or by management; and

12.	Perform an annual assessment of the JV Group’s technology and Intellectual Property base.

TECHNICAL COMMITTEE AGENDA CHECKLIST

I. INITIAL STEPS AND MEETING PROCEDURES

1. Confirm Committee members

2. Establish number and locations of meetings

3. Committee Chair to establish meeting agenda with management

4. Record minutes

5. Report to management

II. COMMITTEE AGENDA FORMAT AND REPORTING

1. Review technology implementation status, progress and issues

2. Review technology strategy and initiatives

3. Review technology assistance needs and technology organizational development

4. Review technology and capital budgets and expenditures

5. Review technology development and capital planning and proposals

6. Review status of Intellectual Property protections and issues

7. Review status of Intellectual Property portfolio, and Intellectual Property licensing, cooperative development and other Intellectual Property opportunities and agreements,

8. Establish workflows, timelines and accountabilities

9. Report on recommendations to management

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Schedule 10

Third party arrangements

***1

[1]	Schedule 10 consists of one page redacted and filed separately with the Commission pursuant to USG Corporation’s request for confidential treatment.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

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Schedule 11

Loan Terms

Date ▶

Between the parties

Borrower	[Insert details of JVC 1/JVC 2]

Lender	[Insert details of funding Shareholder]

Recitals

1.      The parties are parties to the Shareholders Agreement.

2.      The Borrower has made a capital call on the Shareholders by issuing a Valid Funding Notice and clause 8.9(e) of the Shareholders Agreement applies.

3.      As contemplated by clause 8.9(e) of the Shareholders Agreement, the Lender has agreed to make available the Loan to the Borrower on the terms and conditions contained in this agreement.

The parties agree	as set out in the operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

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Schedule 11 Loan Terms

1	Definitions and interpretation

1.1	Shareholders Agreement definitions

Terms defined in the Shareholders Agreement have the same meaning when used in this agreement unless otherwise defined in clause 1.2, and for the avoidance of doubt in this context:

(a)	Valid Funding Notice means the notice dated [to insert] issued by the Borrower to the Shareholders pursuant to clause 8.9(c) of the Shareholders Agreement;

(b)	the Non-Funding Shareholder is the Shareholder that has not contributed in full (or at all) its Shareholding Percentage of the total capital call amount specified in the Valid Funding Notice being [to insert];

(c)	the Shortfall Capital is an amount equal to the amount of the Loan and in the same currency as the amount of the Loan;

(d)	the Restoration Amount at any given date is an amount equal to the aggregate of:

(1)	the amount of the Shortfall Capital; and

(2)	the amount of accrued interest under this agreement as at the relevant date; and

(e)	the Catch-Up Period is the period of 90 days commencing on the date of the Advance under this agreement,

and the Loan under this agreement is the relevant Shortfall Loan for the purposes of clauses 8.9 and 8.10 of the Shareholders Agreement.

1.2	Definitions

The meanings of the other terms used in this document are set out below.

Term	Meaning
Advance	the drawing of the Loan under this agreement.

Catch-Up Date	the date that is 90 days from the date of this agreement.

Currency	the currency specified in the Valid Funding Notice.

Event of Default	an event specified as such in clause 6.1.

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Schedule 11 Loan Terms

Term	Meaning
Excluded Tax

a Tax imposed by any jurisdiction on the net income of the Lender but not a Tax:

1       calculated on or by reference to the gross amount of any payment (without allowance for any deduction) derived by the Lender under this agreement; or

2       imposed as a result of the Lender being considered a resident of or organised or doing business in that jurisdiction solely as a result of it being a party to this agreement.

GST	the goods and services tax levied under the GST Act.

GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Interest Period	a period determined under clause 3.

Interest Rate	in respect of an Interest Period, LIBOR for that Interest Period plus the Margin.

LIBOR

1.      on any Rate Set Date, the rate percent per annum determined by the Lender by taking the rates quoted in the relevant Bank Data section of the page entitled ‘BBAM 1’ on the Bloomberg System or any replacement page at or about 11.00am (London time) two Business Days prior to the Rate Set Date as the rates for deposits in the relevant Currency for a term corresponding to the Interest Period commencing on that Rate Set Date; and

2.      if, in respect of any Rate Set Date, LIBOR cannot be determined in accordance with item 1 of this definition, the rate percent per annum conclusively determined in good faith by the Lender at about 11.00 am (in the time zone in which the Lender is located) one Business Day prior to the Rate Set Date, to be the Lender’s cost of funding the Loan for a term corresponding to the Interest Period commencing on that Rate Set Date.

All calculations of rates for the purposes of this definition will be expressed as a yield percent per annum to maturity, and if necessary rounded up to the nearest fourth decimal place.

Loan	the amount of [insert amount] and Currency] to be provided by the Lender to the Borrower in accordance with this agreement.

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Schedule 11 Loan Terms

Term	Meaning
Margin	5.00% per annum.

Officer	in relation to a party, a director or secretary, or a person notified to be an authorised officer, of the party.

Potential Event of Default	any event, thing or circumstance which would become an Event of Default on the giving of notice (whether or not notice is actually given), the expiry of time, the satisfaction or non-satisfaction of any condition, the making of a determination or any combination of the above.

Power	any right, power, authority, discretion or remedy conferred on the Lender by this agreement or any applicable law.

Principal Outstanding	at any time, the aggregate amount of the Loan outstanding at that time.

Rate Set Date	the first day of an Interest Period.

Shareholders Agreement	the agreement titled ‘Shareholders Agreement’ dated [to insert] between Boral Building Materials Pty Limited, Boral International Pty Limited, USG Netherlands Global Holdings B.V., JVC 1, JVC 2, Boral Limited and USG Corporation.

Tax

1       any tax, including GST, any levy, charge, impost, duty, fee, deduction, compulsory loan or withholding; and

2       any income, stamp or transaction duty, tax or charge,

which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of the above.

1.3	Interpretation

(a)	The principles of interpretation in Clause 2 of Schedule 1 to the Shareholders Agreement apply to the interpretation of this agreement as if references to ‘this agreement’ in clause 2 of Schedule 1 to the Shareholders Agreement were references to this agreement, except that a reference to $ is to the Currency.

(b)	The words “including”, “for example” or “such as” when introducing an example, do not limit the meaning of the words to which the example relates to.

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Schedule 11 Loan Terms

1.4	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2	Loan

(a)	The Lender agrees to provide the Loan to the Borrower on the date of this agreement on the terms and conditions contained in this agreement.

(b)	The Lender is only required to make the Loan available in a single Advance by deposit into a bank account agreed in writing by the Borrower and the Lender.

(c)	The Borrower undertakes to apply the proceeds of the Advance only for the purpose for which the Valid Funding Notice was issued, and the Borrower must provide evidence reasonably satisfactory to the Lender of compliance with this requirement promptly upon request by the Lender.

3	Interest

(a)	Interest accrues on the Principal Outstanding and on the balance of accrued interest on the last day of each Interest Period and will be calculated on daily balances on the basis of a 365 day year and for the actual number of days elapsed, from and including the first day of each Interest Period to but excluding the last day of the Interest Period.

(b)	The rate at which interest accrues under clause 3(a) is the Interest Rate.

(c)	Accrued interest is not payable until the date on which the Principal Outstanding becomes due and payable (or is converted to equity) under clause 4 or the date on which the Principal Outstanding otherwise becomes due and payable under this agreement. In the event that the Principal Outstanding is not repaid in full on its due date, interest will continue to accrue on the Principal Outstanding and on the balance of accrued interest at the Interest Rate in the same manner and on the same terms as the interest referred to in clause 3(a) accrues.

(d)	The first Interest Period is the period commencing on the date of this agreement and ending on the date that is 30 days thereafter.

(e)	Each subsequent Interest Period will commence from (but excluding) the last day of the immediately preceding Interest Period and end on the date that is 30 days thereafter.

4	Repayment

(a)	If the Non-Funding Shareholder contributes the Restoration Amount to the Borrower in full during the Catch-Up Period as contemplated by clause 8.10(c) of the Shareholders Agreement, the Borrower must apply the Restoration Amount on the date the Borrower receives it in the following order of priority:

(1)	to repay in full the Principal Outstanding to the Lender together with all accrued interest (after first deducting any amount required to be deducted or withheld by the Borrower pursuant to clause 5.3(a) and then adding any amounts payable by the Borrower to the Lender under clause 5.3(d)); and

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Schedule 11 Loan Terms

(2)	to pay to the relevant Government Agency any amount deducted or withheld by the Borrower under clause 4(a)(1) in accordance with clause 5.4.

(b)	If the Non-Funding Shareholder fails to contribute the Restoration Amount by the end of the Catch-Up Period, the Principal Outstanding together with all accrued interest will be converted to equity in the Borrower on the Business Day following the last day of the Catch-Up Period so that:

(1)	the Lender will subscribe for shares in the Borrower and the Borrower will issue shares to the Lender having an aggregate issue price equal to the Principal Outstanding together with all accrued interest (and such issue of shares will be at the price per share set out in the Valid Funding Notice (and otherwise on the terms set out in the Valid Funding Notice, to the extent applicable in the circumstances). ;

(2)	the Borrower will apply (and the Lender directs the Borrower to apply) the issue price of those shares to repay the Principal Outstanding together with all accrued unpaid interest; and

(3)	if the Borrower is required to deduct or withhold any amount from the repayment of the Principal Outstanding and accrued interest under clause 4(a)(1) pursuant to clause 5.3(a) then:

(A)	subject to the issue of the shares in the Borrower for the issue price specified in clause 4(b)(1), no additional amount will be payable by the Borrower to the Lender under clause 5.3(d) in respect of that withholding or deduction; and

(B)	the Borrower will pay to the relevant Government Agency the amount so withheld or deducted in accordance with clause 5.4; and

(4)	if the Lender is required to make a payment of any Tax (other than an Excluded Tax) in respect of the repayment of the Principal Outstanding and accrued interest pursuant to clause 5.3(b)) then, the Borrower must pay to the Lender on demand all additional amounts payable under clause 5.3(d) in respect of the payment of that Tax by the Lender.

5	Payment

5.1	Payments

All payments by the Borrower to the Lender under this agreement must be made:

(a)	in immediately available funds;

(b)	in the Currency;

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Schedule 11 Loan Terms

(c)	on or before 11am on the due date (in the time zone in which the Borrower is located),

to the account specified in writing by the Lender to the Borrower or in such other manner as the Lender directs in writing from time to time.

5.2	Payments in gross

All payments which the Borrower is required to make to the Lender under this agreement must be:

(a)	without any set off, counterclaim or condition; and

(b)	without any deduction or withholding for any Tax or any other reason, unless the Borrower is required to make a deduction or withholding by applicable law.

5.3	Additional payments

If:

(a)	the Borrower is required by applicable law to make a deduction or withholding in respect of Tax (other than Excluded Tax) from any payment to be made to the Lender under this agreement; or

(b)	the Lender is required by applicable law to pay any Tax (other than Excluded Tax) in respect of any payment it receives from the Borrower under this agreement,

the Borrower:

(c)	indemnifies the Lender against that Tax; and

(d)	must pay to the Lender on demand all additional amounts which the Lender determines to be necessary to ensure that the Lender receives when due a net amount that is equal to the full amount it would have received if a deduction or withholding or payment of Tax had not been made.

The indemnity in this clause 5.3 survives termination of this agreement and repayment of the Principal Outstanding to the Lender together with all accrued interest.

5.4	Tax deduction procedures

(a)	If clause 5.3(a) applies, the Borrower must promptly pay the amount it has deducted or withheld to the appropriate Government Agency as required by law and:

(1)	use reasonable endeavours to obtain a payment receipt from the Government Agency (and any other documentation ordinarily provided by the Government Agency in connection with such payment); and

(2)	deliver copies of the documents referred to in clause 5.4(a)(1) to the Lender within 5 Business Days of receipt.

(b)	If clause 5.3(b) applies, the Lender must promptly pay the amount of Tax it is required to pay to the appropriate Government Agency as required by law and:

(1)	use reasonable endeavours to obtain a payment receipt from the Government Agency (and any other documentation ordinarily provided by the Government Agency in connection with such payment); and

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Schedule 11 Loan Terms

(2)	deliver copies of the documents referred to in clause 5.4(a)(1) to the Borrower within 5 Business Days of receipt.

5.5	Payments on demand

If any amount payable to the Lender under this agreement is not expressed to be payable on a specified date that amount is payable by the Borrower on demand by the Lender.

6	Events of Default

6.1	Events of Default

It is an Event of Default, whether or not it is within the control of the Borrower, if any of the following occurs:

(a)	failure to pay: the Borrower fails to pay or repay any amount due under this agreement when due;

(b)	Insolvency Event: an Insolvency Event occurs in relation to the Borrower;

(c)	breach of undertaking: the Borrower breaches the undertaking in clause 2(c) and does not remedy the breach after 7 days of a written request from the Lender; or

(d)	failure to comply with other obligation: the Borrower fails to comply with any other obligations under this agreement and does not remedy that breach within 14 days of a written request from the Lender.

6.2	Effect of Event of Default

(a)	If an Event of Default occurs, the Lender may, at any time after its occurrence and while it continues, by notice to the Borrower declare that the Principal Outstanding (together with any accrued interest on the Principal Outstanding and any accrued additional amounts payable under clause 5.3) is immediately due and payable.

(b)	The Borrower must immediately repay the amounts due and payable under clause 6.2(a) on receipt of a notice under clause 6.2(a).

6.3	Indemnity

The Borrower must indemnify the Lender on demand against any liability, loss, cost and expense (including legal costs on a full indemnity basis) it incurs in connection with or as a result of an Event of Default, Potential Event of Default or actual or contemplated enforcement of this agreement.

6.4	Set-off

If the Borrower does not pay an amount when due, the Lender may (but is not required to) apply any amount payable to the Borrower by the Lender under any other agreement in payment of that amount.

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Schedule 11 Loan Terms

6.5	Statement

A written statement by the Lender as to any amount due under this agreement will be sufficient evidence of that amount unless the Borrower proves it wrong.

7	Tax, costs and expenses

(a)	The Borrower must pay any Tax other than an Excluded Tax in respect of the Lender, which is payable in respect of the execution, delivery, performance, release, discharge, amendment, enforcement or attempted enforcement of this agreement, any transaction contemplated under this agreement and any payment made or received in respect of this agreement.

(b)	Each party must bear its own costs in relation to this agreement.

8	General

8.1	Notices

Clause 23 of the Shareholders Agreement applies in relation to notices or other communications under this agreement.

8.2	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the (non-exclusive, as between the two) jurisdiction of:

(1)	courts exercising jurisdiction in New South Wales, Australia and courts of appeal from them; and

(2)	courts exercising jurisdiction in Illinois, United States of America, and courts of appeal from them,

(c)	in relation to any proceedings arising out of or in connection with this agreement, and no party submits to the jurisdiction of any other courts in relation to any such proceedings. Without preventing any other mode of service, any document in an action (including without limitation, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices applicable under clause 8.1.

8.3	Other matters

(a)	No failure to exercise and no delay in exercising any Power operates as a waiver. No waiver of a Power is effective unless made in writing.

(b)	A variation of any term of this agreement must be in writing and signed by the parties.

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Schedule 11 Loan Terms

(c)	The Powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of the Lender.

(d)	The Borrower must not transfer or assign any of its rights and obligations under this agreement without the prior consent of the Lender. The Lender must not transfer or assign any of its rights or obligations under this agreement without the prior consent of the Borrower.

(e)	This agreement may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this agreement by signing any counterpart.

(f)	Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

(g)	Each party must do all things and execute all further documents necessary to give full effect to this agreement.

(h)	This agreement and the Shareholders Agreement states all the express terms agreed by the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

(i)	Any provision of, or the application of any provision of, this agreement or any right, power, authority, discretion or remedy conferred by this agreement that is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(j)	Any provision of, or the application of any provision of, this agreement that is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

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Schedule 11 Loan Terms

Signing page

Executed as an agreement

Shareholders agreement	page 132

Schedule 12

Adherence Deed

Date ▶

Between the parties

Continuing Parties	Each person specified in Schedule 1 as a Continuing Party (each a Continuing Party)

New Shareholder	[New Shareholder] [insert ACN or other identifier if applicable] of [insert address]

Recitals

3       The Continuing Parties [and the Departing Shareholders] are parties to the Shareholders Agreement.

4       The New Shareholder has agreed to become a party to the Shareholders Agreement and to be bound by the terms of that agreement on and from the Effective Time.

5       [The Departing Shareholders will cease to be parties to the Shareholders Agreement on and from the Effective Time.]

This deed witnesses as follows:

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Schedule 12 Adherence Deed

1	Definitions, interpretation and deed components

1.1	Definitions

The meanings of certain terms used in this deed are set out below.

Term	Meaning

Effective Time	the time at which any Securities in the Companies are issued or transferred to the New Shareholder.

[Departing Shareholders	Each person specified in Schedule 1 as a Departing Shareholder (each a Departing Shareholder)]

Securities	equity securities in the Companies, including JV Shares.

Shareholders Agreement	the agreement in the form attached as Attachment 1.

1.2	Definitions and interpretation in Shareholders Agreement

Unless expressly defined in this deed, terms defined in the Shareholders Agreement have the same meaning where used in this deed. Clause 2 of Schedule 1 of the Shareholders Agreement applies to this deed.

2	Admission of New Shareholder

2.1	Application

This clause 2 applies where:

(a)	the only Securities that the New Shareholder will hold are JV Shares; and

(b)	the New Shareholder will hold the JV Shares as a result of the transfer to the New Shareholder by a Departing Shareholder of all of the JV Shares held by the Departing Shareholder.

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Schedule 12 Adherence Deed

2.2	Accession

With effect from the Effective Time, the Continuing Parties and New Shareholders agree to be bound by the Shareholders Agreement as if the New Shareholder were a party and [‘Boral Holder 1’ / ‘Boral Holder 2’ / ‘USG’] for the purposes of the Shareholders Agreement. The New Shareholder acknowledges that it has received a copy of the Shareholders’ Agreement together with all other information it has required in connection with this deed and the Shareholders’ Agreement.

2.3	New Shareholder’s rights and obligations

With effect from the Effective Time, the New Shareholder:

(a)	must comply with, and perform all obligations under, the Shareholders Agreement that apply to a party of the type identified in clause 2.2 above; and

(b)	has and may exercise all the rights, powers and discretions under the Shareholders Agreement that a party of the type identified in clause 2.2 above has.

2.4	Notice

Notice may be given to the New Shareholder under the Shareholders Agreement at the address set out at the commencement of this deed.

2.5	Compliance with constitution

The New Shareholder acknowledges that the New Shareholder is bound by each Company’s Constitution.

2.6	Breaches occurring and liability incurred before the Effective Time

Each party to this deed agrees with each other party to this deed that the New Shareholder is not liable:

(a)	for any breach by the Departing Shareholder of the Shareholders Agreement that occurred before the Effective Time; or

(b)	for any liability of the Departing Shareholder under the Shareholders Agreement that was incurred before the Effective Time.

2.7	Warranties – natural person

Where the New Shareholder is a natural person, the New Shareholder represents and warrants to each Continuing Party that neither the execution and performance by the New Shareholder of this document, nor any transaction contemplated under the Shareholders Agreement, will breach in any respect any provision of:

(a)	any document, agreement or other arrangement binding upon the New Shareholder or his or her assets; or

(b)	any law or direction of any Government Agency.

2.8	Warranties – body corporate or trustee of trust

Where the New Shareholder is a is a body corporate or trustee of a trust, the New Shareholder represents and warrants to each Continuing Party that:

Shareholders agreement	page 135

Schedule 12 Adherence Deed

(a)	it has the power to enter into and perform its obligations under this deed and the Shareholders Agreement;

(b)	it has taken all necessary action to authorise the entry into and performance of its obligations under this deed and the Shareholders Agreement;

(c)	its obligations under this deed are valid and binding;

(d)	the entry into and performance of its obligations under this deed and the Shareholders Agreement will not breach in any respect any provision of its constituent documents (including any constitution or any trust deed), any other document, agreement or other arrangement binding upon it or its assets, or any law or direction of any Government Agency.

3	Amendments to Shareholders Agreement

3.1	Application

This clause 3 applies except in the circumstances identified in clause 2.1.

3.2	Amendments

(a)	The Continuing Parties and the New Shareholder have agreed to certain amendments to the Shareholders Agreement as set out in Attachment 1.

(b)	With effect from the Effective Time, the Shareholders Agreement is amended as set out in Attachment 1. For the avoidance of doubt, in relation to the amendments shown to the Shareholders Agreement in Attachment 1:

(1)	any word, letter or punctuation mark containing a line through it is regarded as deleted from the Shareholders Agreement; and

(2)	any word, letter or punctuation mark underlined is regarded as added to the Shareholders Agreement,

and the Shareholders Agreement is to be interpreted and reproduced as if all deletions are excluded from the Shareholders Agreement and all additions are included in the Shareholders Agreement.

3.3	Amendments not to affect validity, rights, obligations

(a)	This deed is intended only to vary the Shareholders Agreement and not to terminate, discharge, rescind or replace it.

(b)	The amendments to the Shareholders Agreement do not affect the validity or enforceability of the Shareholders Agreement.

(c)	Nothing in this deed:

(1)	prejudices or adversely affects any right, power, authority, discretion or remedy which arose under or in connection with the Shareholders Agreement before the date of this deed; or

(2)	discharges, releases or otherwise affects any liability or obligation which arose under or in connection with the Shareholders Agreement before the date of this deed.

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Schedule 12 Adherence Deed

3.4	Confirmation

With effect from the Effective Time, the Continuing Parties and the New Shareholder are bound by the Shareholders Agreement as amended by this deed.

3.5	General

(a)	This deed is governed by the laws of New South Wales. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of New South Wales (and courts of appeal from them) and the courts exercising jurisdiction in Illinois, United States of America (and courts of appeal from them).

(b)	Each party must do all things and execute all further documents necessary to give full effect to this deed.

(c)	This deed supersedes all previous agreements in respect of its subject matter.

(d)	This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this deed by signing any counterpart. A party who executes a counterpart of this deed is bound by this deed and may enforce it against other parties who execute counterparts of this deed.

(e)	Each of the attorneys executing this deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

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Schedule 1

Continuing Parties [and Departing Shareholders]

[list of then current parties to be inserted at relevant time]

Shareholders agreement	page 138

Signing page

Executed as a deed

[appropriate execution blocks to be inserted at the relevant time]

Shareholders agreement	page 139

Attachment 1

Shareholders Agreement

[copy of then current document to be attached at relevant time]

Shareholders agreement	page 140

Schedule 13

Notice details

Boral and Boral Guarantor	Boral Limited, Boral International Pty Limited and Boral Building Materials Pty Limited

Address	Level 3 40 Mount Street Sydney, NSW 2060 Australia

Attention	Group General Counsel with a copy to Company Secretary

Phone	+61 2 9220 6365

Fax	+61 2 9233 3724

Email	Damien.sullivan@boral.com.au with a copy to Dominic.millgate@boral.com.au

USG and USG Guarantor	USG Netherlands Global Holdings B.V. and USG Corporation

Address	550 West Adams Street, Chicago, Illinois 60661, United States of America

Attention

Stanley Ferguson, Executive Vice President, General Counsel and Secretary, USG Corporation

with a copy to

Jennifer F Scanlon, President, Senior Vice President and President, International, USG Corporation

Phone	312-436-5387

Fax

Email	sferguson@usg.com with a copy to jscanlon@usg.com

Shareholders agreement	page 141

Notice details

JVC 1	USG Boral Building Products Pte Limited

Address	8 Boon Lay Way, #08-14 TradeHub 21 Singapore 609964

Attention

Group General Counsel (Boral);

Stanley Ferguson, Executive Vice President, General Counsel and
Secretary, USG Corporation; and

Paul Monzella

with a copy to

Company Secretary (Boral); and

Jennifer F Scanlon, President, Senior Vice President and President, International, USG Corporation

Phone	+61 2 9220 6365 (Boral) 312-436-5387 (USG) 312-436-4007 (Paul Monzella)

Fax	+61 2 9233 3724 (Boral)

Email	damien.sullivan@boral.com.au sferguson@usg.com pmonzella@usg.com with a copy to dominic.millgate@boral.com.au jscanlon@usg.com

JVC 2	USG Boral Building Products Pty Limited

Address	Level 3 40 Mount Street Sydney, NSW 2060 Australia

Attention

Group General Counsel (Boral);

Stanley Ferguson, Executive Vice President, General Counsel and
Secretary, USG Corporation; and

Trevor Fox

with a copy to

Company Secretary (Boral); and

Jennifer F Scanlon, President, Senior Vice President and President, International, USG Corporation

Phone	+61 2 9220 6365 (Boral) 312-436-5387 (USG) +61 2 9898 7989 (Trevor Fox)

Shareholders agreement	page 142

Notice details

Fax	+61 2 9233 3724 (Boral)

Email	damien.sullivan@boral.com.au sferguson@usg.com trevor.fox@boral.com.au with a copy to dominic.millgate@boral.com.au; jscanlon@usg.com

Shareholders agreement	page 143

Signing page

Signing page

Executed as a deed

Signed sealed and delivered for Boral Building Materials Pty Limited by its attorneys

sign here ▶	/s/ Dominic Millgate	/s/ Damien Sullivan
	Attorney	Attorney

print name	Dominic Millgate	Damien Sullivan

in the presence of

sign here ▶	/s/ Miriam Gathercole	/s/ Miriam Gathercole
	Witness	Witness

print name	Miriam Gathercole	Miriam Gathercole

Signed sealed and delivered for Boral International Pty Limited by its attorneys

sign here ▶	/s/ Dominic Millgate	/s/ Damien Sullivan
	Attorney	Attorney

print name	Dominic Millgate	Damien Sullivan

in the presence of

sign here ▶	/s/ Miriam Gathercole	/s/ Miriam Gathercole
	Witness	Witness

print name	Miriam Gathercole	Miriam Gathercole

Shareholders agreement	page 144

Signing page

Signed sealed and delivered for USG Netherlands Global Holdings B.V. by USG Foreign Investments, Ltd., its Managing Director

sign here ▶	/s/ Stella Lee	/s/ Stanley Ferguson
	Witness	Authorised signatory

print name	Stella Lee	Stanley Ferguson

Shareholders agreement	page 145

Signing page

Signed, sealed and delivered for USG Boral Building Products Pte Limited by its authorised attorneys

sign here ▶	/s/ Dominic Millgate	/s/ Stanley Ferguson
	Attorney	Attorney

print name	Dominic Millgate	Stanley Ferguson

in the presence of

sign here ▶	/s/ Miriam Gathercole	/s/ Stella Lee
	Witness	Witness

print name	Miriam Gathercole	Stella Lee

Shareholders agreement	page 146

Signing page

Signed sealed and delivered for USG Boral Building Products Pty Limited (formerly, Boral Australian Gypsum Pty Limited) by its attorneys

sign here ▶	/s/ Dominic Millgate	/s/ Damien Sullivan
	Attorney	Attorney

print name	Dominic Millgate	Damien Sullivan

in the presence of

sign here ▶	/s/ Miriam Gathercole	/s/ Miriam Gathercole
	Witness	Witness

print name	Miriam Gathercole	Miriam Gathercole

Signed sealed and delivered for Boral Limited by its attorneys

sign here ▶	/s/ Dominic Millgate	/s/ Damien Sullivan
	Attorney	Attorney

print name	Dominic Millgate	Damien Sullivan

in the presence of

sign here ▶	/s/ Miriam Gathercole	/s/ Miriam Gathercole
	Witness	Witness

print name	Miriam Gathercole	Miriam Gathercole

Signed sealed and delivered by USG Corporation by

sign here ▶	/s/ Stanley Ferguson
Authorised Representative

print name	Stanley Ferguson

Shareholders agreement	page 147

Attachment 1

Initial Strategic Plan

***2

[2]	Attachment 1 consists of 19 pages redacted and filed separately with the Commission pursuant to USG Corporation’s request for confidential treatment.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

Shareholders agreement	page 148